As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONE HORIZON GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	7812	46-3561419
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4300 Biscayne Blvd., Suite 203

Miami, Florida 33137

(305) 420-6640

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark White

Chief Executive Officer and President

One Horizon Group, Inc.

4300 Biscayne Blvd., Suite 203

Miami, Florida 33137

(305) 420-6640

(Name, address and telephone number of agent for service)

With copies to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Anthony L.G., PLLC

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Phone: (561) 514-0936

Fax: (561) 514-0832

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant top Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company”. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock, $0.0001 par value per share, by Selling Stockholder	1,221,309	(2)	$0.46875	(3)	$572,489	$69.39	(4)

(1)	Estimated pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee.

(2)	Represents common shares offered for resale by Crown Bridge Partners, LLC, a New York limited liability company (the “Selling Stockholder”), which shares are issuable by One Horizon Group, Inc. (the “Company”) pursuant to the Equity Purchase Agreement, dated as of July 18, 2019 (“Equity Line”), between the Company and the Selling Stockholder. The Company’s calculation of the maximum number of common shares that may be registered for resale under the Equity Line pursuant to this Registration Statement is as follows: non-affiliate float of 3,006,509 (75,162,742 pre-reverse split) common shares multiplied by $0.57125 ($0.02285 pre-reverse split), which represents the average of the high and low prices for the common share on July 24, 2019, divided by three, which yields $572,489. Based on the average of the high and low prices for the common share of $0.46875 ($0.01875 pre-reverse split) on August 2, 2019, which was the last business day before the date the Equity Purchase Agreement was executed on August 5, 2019 (the effective date of the Equity Purchase Agreement), we can register up to 1,221,309 common shares for resale pursuant to the Equity Line.

(3)	This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the common shares registered hereunder, based upon the price of $0.46875 ($0.01875 pre-reverse split), which was the average of the high and low prices for the Company’s common share on August 5, 2019, as reported on the OTC Market Group, Inc.’s OTCQB tier.

(4)	Computed in accordance with Section 6(b) of the Securities Act as in effect on September 18, 2019.

In accordance with Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2019

1,221,309 SHARES OF COMMON STOCK

ONE HORIZON GROUP, INC.

This Prospectus (this “Prospectus”) relates to the offer and sale from time to time of up to 1,221,309 shares of common stock, par value $0.0001 (“Common Stock”), of One Horizon Group, a Delaware corporation, by Crown Bridge Partners, LLC, a New York limited liability company (the “Selling Stockholder”).  We are registering the resale of up to 1,221,309 shares of Common Stock issuable under an equity line in the amount of $10,000,000 (the “Equity Line”) established by the Equity Purchase Agreement, dated as of July 18, 2019 (“Equity Line”), between us and the Selling Stockholder, as more fully described in this Prospectus. The resale of such shares by the Selling Stockholder pursuant to this Prospectus is referred to as the “Offering.”

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder. We will, however, receive proceeds from our sale of our shares of Common Stock under the Equity Line to the Selling Stockholder.

The Equity Purchase Agreement with Selling Stockholder provides that Selling Stockholder is committed to purchase up to $10,000,000 (“Maximum Commitment Amount”) of our Common Stock over the course of its term. The term of the Equity Purchase Agreement commenced on August 5, 2019 and will end on the earlier of (i) the date on which the Selling Stockholder has purchased Common Stock from us pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount, (ii) July 18, 2022, or (iii) written notice of termination by us.

We may draw on the Equity Line from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Purchase Agreement. The 1,221,309 shares of Common Stock included in this prospectus represent a portion of the Common Stock issuable to the Selling Stockholder under the Equity Purchase Agreement.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of Common Stock described in this Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this Prospectus.

We will pay the expenses incurred in registering the shares of Common Stock, including legal and accounting fees. See “Plan of Distribution.”

Our principal executive offices are located at 4300 Biscayne Blvd., Suite 203, Miami, Florida 33137.

A reverse stock split (“Reverse Stock Split”) of the outstanding shares of the Common Stock in the range from one-for-two (1-for-2) to one-for-fifty (1-for-50), which ratio was to be selected by the Board of Directors, was approved by our Board of Directors and by our shareholders at the annual meeting of the shareholders held on December 27, 2018 as described in that proxy statement on that certain Definitive Schedule 14A filed with the SEC on November 28, 2018. The board of directors anticipates setting the ratio of the reverse stock split, and the reverse stock split becoming effective following approval by FINRA of the reverse stock split, prior to the effective date of the registration statement (of which this prospectus forms a part).

Except as otherwise indicated and except in our financial statements, all references to Common Stock, share data, per share data and related information depict an assumed 1-for-25 Reverse Stock Split until final determination by the Board as if it was effective and as if it had occurred at the beginning of the earliest period presented. The 1-for-25 Reverse Stock Split, when effective, will combine each twenty-five shares of our outstanding Common Stock into one share of Common Stock, without any change in the par value per share, and the 1-for-25 Reverse Stock Split correspondingly will adjust, among other things, the exercise rate of our warrants and options into Common Stock. No fractional shares will be issued in connection with the 1-for-25 Reverse Stock Split, and any fractional shares resulting from the 1-for-25 Reverse Stock Split will be rounded up to the nearest whole share.

Our Common Stock is currently quoted on the OTC Market Group, Inc.’s OTCQB tier under the symbol “OHGI.” On September 16, 2019, the last reported sale price of our Common Stock was $0.375 ($0.015 pre-reverse split).

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of this Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________, 2019.

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included and incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of the within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties relating to our current cash position and our need to raise additional capital in order to be able to continue to fund our operations; our ability to retain our managerial personnel and to attract additional personnel; competition; our ability to protect intellectual property rights, and any and other factors, including the risk factors identified in the documents we have filed, or will file, with the Securities and Exchange Commission. Please also see the discussion of risks and uncertainties under the caption “Risk Factors,” beginning on page 14 of this prospectus.

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In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus or the date of the document incorporated by reference in this prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

You should rely only on the information contained in or incorporated by reference in this prospectus we have authorized to be delivered to you in connection with this offering. We have not authorized anyone to provide you with information that is different. The information contained or incorporated by reference in this prospectus we authorize to be delivered to you in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities offered hereby. It is important for you to read and consider all information contained in this prospectus we authorize to be delivered to you in connection with this offering, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the information incorporated by reference into this prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Unless otherwise indicated, except for our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information depict as if the Reverse Stock Split was effective.

In this prospectus, unless the context indicates otherwise, “One Horizon,” the “Company,” “we,” “our,” “ours” or “us” refer to One Horizon Group, Inc., a Delaware corporation, and its subsidiaries.

Overview

We are a holding company which, through our operating subsidiaries, is engaged in the digital media, entertainment and secure messaging businesses, described below.

Current Structure of the Company

As of the date of filing this prospectus, the Company has the following subsidiaries:

	Subsidiary name	% Owned
●	123Wish, Inc. (acquired February 2018)	51%
●	One Horizon Hong Kong Ltd	100%
●	Horizon Network Technology Co. Ltd	100%
●	Love Media House, Inc. (acquired March 2018)	100%
●	Browning Productions & Entertainment, Inc. (acquired October 2018)	51%

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company, organized in China and controlled by us via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries for financial reporting purposes in accordance with generally accepted accounting principles in the United States (“GAAP”).

Summary Description of Businesses

As of the date of filing of this prospectus, we have the following three core businesses:

●	123Wish, Inc. formerly Once In A Lifetime, LLC (“123Wish”) – an experience based platform where subscribers have a chance to play and win experiences from celebrities, athletes and artists.

●	Love Media House, Inc. formerly known as C-Rod, Inc. (“Love Media House”) – a full-service music production, artist representation and digital media business that provides a broad range of entertainment services including branding and advertising, video and photo production, recording (including music production, arranging, mixing and mastering), songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, and consulting and life coaching. The entertainment marketplace is highly competitive. The team at Love Media House, headed by Chis Rodriguez, has worked with many famous artists and achieved many Billboard numbers and giving Love Media House an important edge in promoting new talent.

●	Browning Productions & Entertainment, Inc. (“Browning Productions”) – a full service video production company and executive producer for all entertainment projects. Browning Productions has been selected to produce and distribute numerous television programs spanning dozens of episodes in 2019 for acclaimed television networks including A&E, FYI and History Channel.

The Company is based in the United States of America, Hong Kong, Singapore, China and the United Kingdom.

For the fiscal years ended December 31, 2018 and 2017, we generated revenues of $787,000 and $714,000, respectively; and reported net losses of $14,579,000 and $7,434,000, respectively, and negative cash flow from operating activities of $3,051,000 and $703,000, respectively. For the six months ended June 30, 2019, we generated revenues of $454,000 and reported a net loss of $1,840,000, and negative cash flow from operating activities of $1,401,000. As noted in our consolidated financial statements, we had an accumulated deficit of approximately $56,594,000 and recurring losses from operations as of June 30, 2019. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations. See “Risk Factors” - We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

Description of Products and Services

Entertainment Production Services (Love House and Browning Productions)

The primary business of Love House and Browning Productions are entertainment production services. Video projects are divided into four parts: (i) pre-production, (ii) production, (iii) post-production and (iv) distribution. During pre-production, the client describes the need and the purpose of the production. Production is the part of the process where raw materials that will be formed into the final product are created. Post-production is where the first rough cut of the final product is created. Client input is then used to create the final version of the production.

Video production services through Browning Productions include production of television shows, commercials, corporate videos, music videos, film, motion pictures (full length features), make-up and hair, casting, writing, producing, directing, stunts, post production services, graphic design (animation and special effects), audio production, and audio mastering and integration. Music production services through Love House include recording (including music production, arranging, mixing and mastering), songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, branding and advertising, video and photo production, and consulting and life coaching.

Browning Productions has produced and has ownership rights to dozens of national and international television programs currently airing on a number of the most recognized television networks including A&E, FYI and History Channel. Browning Productions distributes content on a proprietary Internet/Over-The-Top (“OTT”) content platform that operates in conjunction with Verizon Digital Media Services (“VDMS”). Current productions of Browning Productions include “Wine Warriors”; the spin-off “Whisky Warriors, for which Browning Productions recently secured the Big Sky Film Grant from the State of Montana’s Film Office, “Training Grounds”; a new docuseries called “The Cryptos,” unveiling the inner workings of the cryptocurrency industry, soon to be distributed on one of the world’s most widely recognized global business news networks; and “America’s Crowdfunding,” an equity crowd-funding television series (the concept is “Shark Tank” meets “America’s Got Talent,” where the viewers vote with their wallets for equity stakes in the featured companies) in conjunction with Equity Bender, among others.

We also provide through Browning Productions marketing services and branded entertainment. Branding and name recognition is generally achieved through exposure in repetition. Through branded entertainment, a product or service stands out throughout a television series in precise placement from segment to segment for each viewer to see or hear, where the product or service is referred or mentioned by the celebrity cast. The pinnacle of all product or service inclusion into television is to allow for a full integration into the storyline and scripting of the segments centering the brand in the show content, which we believe is one of the best forms of marketing for any product or service.

The recording studio of Love House is a facility for sound recording and mixing. Ideally both the recording and monitoring spaces are specially designed by an acoustician to achieve optimum acoustic properties (acoustic isolation or diffusion or absorption of reflected sound that could otherwise interfere with the sound heard by the listener). The typical recording studio consists of a room called the “studio” or “live room”, where instrumentalists and vocalists perform; and the “control room”, where sound engineers sometimes with producer(s) as well operate either professional audio mixing consoles or computers with specialized software suites to manipulate and route the sound for analogue or digital recording. Often, there will be smaller rooms called “isolation booths” present to accommodate loud instruments such as drums or electric guitar, to keep these sounds from being audible to the microphones that are capturing the sounds from other instruments, or to provide “drier” rooms for recording vocals or quieter acoustic instruments.

Our recording studios through Love House may be used to record musicians, voice-over artists for advertisements or dialogue replacement in film, television or animation, foley, or to record their accompanying musical soundtracks.

Competitive Strengths

We believe our competitive strengths through Browning Productions include:

Excellent reputation: We believe we have earned an excellent reputation for our creative ability, innovation, execution and on-time delivery of complex and challenging media content.

Our creative storytelling capabilities: We believe our creative content turns ideas into visual, relatable stories that resonate with consumers and influences their behavior. We believe that our years of experience and access to creative talent allow us to tell compelling stories whether in seconds or minutes.

Diverse, creative talent base: We employ or represent directors and designers, technical directors and other artists who we believe deliver a unique combination of creative direction (character, world and story development) and execution (unique and high quality imagery and related production content).

Strong relationships with advertising agencies and brands: We have produced highly successful and creative advertising campaigns for our customers, many of which are global brands which we believe have allowed us to develop long-standing, strong relationships with leading advertising agencies and brands. We are often commissioned to create multiple campaigns for brands over many years, acting as the go-to production company for these clients. In addition, despite that some of our competitors are larger than us, we have been able to compete effectively with them and win projects from new and existing clients.

End-to-end solution: We have developed in-house production processes that enable us to serve as a one-stop-shop, providing a full suite of solutions to the advertising industry and brands. We are able to conduct a project from concept through design and all stages of production using in-house and contracted creative talent when necessary.

We believe our competitive strengths through Love House include:

High quality services: We provide high quality sound recording and audio production services. We have a high end recording and production studio for use for customers.  Use of the studio is billed on an hourly basis plus fees relating to the rental of the studio. Reproduction of recorded materials will also be sold to customers. The benefits that are afforded to clients in our studio include:

●	a convenient, reasonably priced recording studio.

●	a comfortable studio experience that allows artists to record their music while being in an inviting atmosphere.

●	high end audio equipment that will make high quality sound recordings for our clients.

●	professional and expert staff members that will help artists mix and produce their albums with minimal hassle.

Supplemental Services to Music Production: We also provide songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, branding and advertising, video and photo production.

Competition

The team at Love Media House, headed by Chis Rodriguez, has worked with many famous artists and achieved many Billboard numbers giving Love House an important edge in promoting new talent. The team at Browning Productions, headed by William Browning, has produced and has ownership rights to dozens of national and international television programs currently airing on a number of the most recognized television networks including A&E, FYI and History Channel. Notwithstanding, the entertainment marketplace is highly competitive. There are few barriers of entry in the business and level of competition is extremely high. There are many video production companies and recording studios in United States. Many of these companies may have a greater, more established customer base than us.

Our Industry

We create branded advertising and entertainment content primarily for television, digital and other platforms.

The global advertising market is large and growing.  Global advertising spending was a $591 billion global market in 2017, projected to grow to $724 billion in 2020, according to eMarketer. The U.S. is currently Browning Productions’ customers’ primary target market. eMarketer forecasts that the U.S. will have the largest share of global advertising spending in 2020, which it estimates will be $243 billion. As Browning Productions’ business grows, we expect to capitalize on the large and expanding demand for services such as Browning Productions.

Television spending continues to be strong. Television has historically been the single largest advertising medium worldwide. Zenith forecasts that television advertising in the U.S. peaked in 2017 at $69 billion and will decline slightly to $66 billion in 2020. Television and online video together are becoming more important to advertisers seeking to build brands than either form alone.

Digital advertising spending is increasing. Digital technologies have transformed media consumption, viewing habits and social interaction. Content is being viewed at ever-increasing rates on wired and wireless smart devices across the globe. In 2017, global digital advertising spending surpassed global television advertising spending for the first time, according to MAGNA. MAGNA projects that, in 2018, U.S. digital advertising spending will exceed $100 billion and will account for half of total U.S. advertising sales for the first time. MAGNA projects that U.S. digital advertising sales will be $163 billion by 2023.

Creative short-form video content attracts audiences. Given the proliferation of entertainment channels, capturing the attention of audiences is becoming increasingly challenging. We believe that brands are seeking creative content in short-form video that includes animation and mixed media to evoke emotions that resonate with viewers. According to AOL Advertising, while online video consumption is increasing across all video lengths, short-form video is growing the fastest. According to AOL Advertising, 59% of consumers watch videos that are under one minute long every day.

Our Growth Strategy

We intend to build upon our proven ability to aggregate large audiences for brands by continuing to make compelling content that is viewable on both traditional and new platforms. We have begun to implement the growth strategies described below, and expect to continue to do so over the several years following this offering. Although the net proceeds of this offering will be available to assist us to implement our growth strategies, we cannot estimate the ultimate amount of capital needed to achieve our expected growth. We may need additional capital to implement these strategies, particularly in the event we pursue acquisitions of complementary businesses or technologies.

We intend to grow our business by:

Capitalizing on market trends in advertising and digital media: We believe our long history of creating award-winning content for television provides us with the expertise to continue to capture television advertising spending. We also believe our expertise in delivering entertaining, narrative-based short-form video content positions us well for the expected growth in digital advertising. We intend to build our core business by leveraging the increased use of animation and visual effects to differentiate marketing messages and capture audiences in the growing digital media market.

Implementing client service teams: We believe we can increase recurring work from our existing clients with a more client-focused approach to delivering our services. We are hiring account directors with knowledge of the needs of brands in key industries so that we can collaborate more closely with brands and the advertising agencies. By doing so, we believe we can get involved earlier and more intimately in a particular pitch.

Expanding direct-to-brand sales: Brands are increasingly working directly with content creators, bypassing advertising agencies. We believe this industry disruption is being caused by the desire of brands to obtain greater cost-effectiveness, transparency and control over customer data. We believe that we can increase our direct-to-brand sales by increasing business development efforts with brands. We recently reorganized our sales organization to include a specific focus on brand management.

Growing through acquisitions: We believe that the highly fragmented content creation media industry, which is comprised primarily of small-to-medium-sized private companies, provides us with significant opportunities to grow our business through acquisitions. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Cross-selling services: Our ability to produce diverse, engaging content across various media platforms allows us to offer clients a one-stop-shop for all of their content needs. We intend to cross-sell our various capabilities to drive additional revenue from existing clients and to seek to win new clients.

Further developing intellectual property: We intend to build upon our success in developing original series that we own and license to brands, networks and major and new digital media studios. When we develop an original series, we retain the copyright of that content. By licensing to other platforms portions of the content from original series that we develop, we can create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources (such as from foreign viewership).

Expanding our geographic presence: We believe that by expanding our physical presence into select international regions, we will be better able to attract and retain internationally-based brands as clients. With a physical presence outside of the U.S., we believe we can provide better customer service and offer local talent who can work more intimately with internationally-based brands than we can from our offices in the U.S.

Expanding our talent roster: We intend to continue to seek to attract and retain world-class creative and technical talent, thereby increasing our ability to win jobs and build brand equity through additional high quality creative content. We believe that our reputation and our client base will allow us to continue to attract top creative talent.

Celebrity Experience Marketplace (123Wish)

123Wish, available in the Apple App Store, Google Play and www.123wish.com, is a subscription-based, experience marketplace that focuses on providing users with exclusive opportunities to enjoy personalized, dream experiences with some of the world’s most renowned social media influencers including Super Influencer Jake Paul and Team 10 as well as celebrities, professional athletes, fashion designers, and artists while supporting a diverse range of charities.

123Wish provides experiences to fans of high profile celebrities but with the ability to ensure charities can benefit from proceeds of subscriptions paid. 123Wish is a super fan platform bringing fans closer to their favorite influencers, celebrities, musicians and more. 123Wish offers its users unique experiences, face time sessions, weekly giveaways, limited edition merchandise, VIP events, video shouts and exclusive video content.

The influencer or celebrity for each 123Wish experience selects a philanthropic cause to benefit or is randomly matched to a non-profit organization. Once the charitable contribution goal for an experience has been met and the designated timeframe for entry has expired, 123Wish randomly selects the winner who receives exclusive access to interact with the influencer or celebrity. Yet, everyone who enters wins a specialized gift for participation, which may include limited edition merchandise, gift cards or personalized video or voice messages from experience contributors.

Each 123Wish subscriber will soon have a digital wallet and will receive four digital coins each month that his or her subscription remains active, which the subscriber may contribute to charity. 123Wish are committed to making at least $1,000,000 in digital coin value available for charitable contribution premised on the number of subscribers. Development for inclusion of the coin technology is underway and we will be providing blockchain integration.

Competitive Strengths

We believe our competitive strengths through 123Wish include:

Excellent reputation: We believe we have earned an excellent reputation for providing users with exclusive opportunities to enjoy personalized, dream experiences with celebrities.

Contacts with Celebrities: We have successfully established relationships with a number of social media influences, music artists and other celebrities to ensure the success of our experience marketplace.

Regulatory Status

Certain jurisdictions, including California where 123Wish maintains it principal offices, have regulations that require 123Wish to register as a commercial fundraiser and notify governmental authorities of events that it is sponsoring. The failure to comply with applicable regulations could subject 123Wish to fines and other penalties, including being enjoined from conducting solicitation activities for charitable purposes within the jurisdiction and other civil remedies provided by law.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	our history of losses;

●	our inability to attract sufficient demand for our services and products;

●	our limited visibility into the timing and certainty of future projects;

●	our ability to successfully execute our growth and acquisition strategy and manage effectively our growth;

●	fluctuations in production schedules and project volumes may cause our revenues and cash flows to vary from quarter to quarter;

●	changes in the competitive environment in our industry and the markets we serve, and our ability to compete effectively;

●	our dependence on a strong brand image;

●	our cash needs and the adequacy of our cash flows and earnings;

●	our dependence upon our executive officers, founders and key employees;

●	our ability to attract and retain qualified personnel;

●	the effects of restrictions imposed by our indebtedness on our current and future operations;

●	our reliance on our technology systems, the impact of technological changes and cybersecurity risks;

●	our ability to protect our trademarks or other intellectual property rights;

●	potential litigation from competitors or customers; and

●	the business risks of both domestic U.S. and international operations.

In addition, the report of our independent registered public accounting firm for the two years ended December 31, 2018 contains a statement with respect to substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows.

CORPORATE HISTORY

We were initially incorporated in Pennsylvania in 1972 as Coratomic, Inc. We changed our name five times thereafter, with the last name change in 2012 to One Horizon Group, Inc. In addition, we changed our domicile from Pennsylvania to Delaware in 2013.

Our authorized capital is 200,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 50,0000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The designation of rights including voting powers, preferences, and restrictions shall be determined by the Board of Directors before the issuance of any shares. As of the date hereof, 3,930,646 (98,266,169 pre-reverse split) shares of our Common Stock are issued and outstanding and no preferred stock is issued and outstanding.

During the year ended December 31, 2017, we restructured our operations and simplified and strengthened our capital structure by:

●	Selling certain of our operating subsidiaries (the “Discontinued Entities”) to our former Chief Executive Officer pursuant to a Stock Purchase Agreement entered into August 10, 2017, in consideration for the forgiveness of $1,968,243 payable to our former CEO.

●	Issuing: (A) (i) 520,000 (13,000,000 pre-reverse split) shares of our common stock in exchange for $3,000,000 principal amount of an outstanding subordinated debenture in the principal amount of $3,500,000 and the forgiveness of accrued and unpaid interest thereon, and (ii) our 7% promissory note in the principal amount of $500,000 for the surrender of the remaining principal amount of the debenture; (B) 160,000 (4,000,000 pre-reverse split) shares of our common stock and our 7% promissory note in the principal amount of $500,000 for all of the outstanding shares of our Series A-1 Convertible Preferred Stock; and (C) 34,392 (859,802 pre-reverse split) shares of our common stock to our Chief Financial Officer in exchange for $662,048 of indebtedness payable to him.

The restructuring and simplification and strengthening of our capital structure has allowed us to concentrate on developing our secure messaging business, which has focused on gaming, educational and security applications in China and Hong Kong, while seeking acquisition opportunities. In September 2017, Mark White who had previously served as our Chief Executive Officer, was appointed Chief Executive Officer to develop and implement our acquisition strategy.

Acquisition of a Controlling Interest in Once In A Lifetime LLC

On February 22, 2018, we acquired 51% of the membership interests in Once In A Lifetime LLC, a Florida limited liability company d/b/a/ 123Wish (“123 Wish”), pursuant to an Exchange Agreement dated January 18, 2018, with 123Wish and its members in consideration for 53,333 (1,333,334 pre-reverse split) shares of our common stock, plus an additional number of shares of our common stock based upon the net after tax earnings of 123Wish during the six month periods ending six and twelve months after the completion of the acquisition. Once In A Lifetime LLC has been merged into our newly formed majority-owned Delaware subsidiary, 123Wish, Inc.

123 Wish is a subscription-based, experience marketplace that focuses on providing users with exclusive opportunities to enjoy personalized, dream experiences with social media influencers, including Jake Paul and Team 10, as well as celebrities, professional athletes, fashion designers and artists, while supporting a diverse range of charities.

Acquisition of C-Rod, Inc.

On March 20, 2018, we acquired C–Rod, Inc., including its record label, Velveteen Entertainment, and media division, Mues Media (collectively, the “C-Rod Companies”) pursuant to an Exchange Agreement dated February 27, 2018 with C-Rod, Inc., Christopher Rodriguez and Patricia Rodriguez, in consideration for $150,000, 55,045 (1,376,147 pre-reverse split) shares of our common stock issued to Cap United LLC, plus an additional number of shares of our common stock based upon the net after tax earnings of C-Rod during the two years ending after the completion of the acquisition. On May 2, 2018, we amended the articles of incorporation of C-Rod, Inc. to change its corporate name to Love Media House, Inc.

C-Rod, Inc., a music production company founded in 2002 by Grammy-nominated, multi-platinum producer and composer Christopher Rodriguez, regularly works with artists, which have included many celebrity acts.

Acquisition of a Controlling Interest in Banana Whale Studios Pte. Ltd.

On May 18, 2018, we entered into and consummated an Exchange Agreement (the “Exchange Agreement”) with Banana Whale Studios Pte. Ltd., a Singapore corporation (“Banana Whale”), and the founding shareholders of Banana Whale (the “Banana Whale Stockholders”), pursuant to which we acquired 51% of the outstanding shares (“Controlling Interest in Banana Whale”) of Banana Whale in exchange for a number of our shares of common stock to be based upon the earnings of Banana Whale. Banana Whale is a B2B software provider in the $100+ billion-dollar gaming industry focusing on innovation and next generation games and entertainment. As a condition to closing the acquisition, Banana Whale Stockholders demanded and we deposited in escrow for their benefit 295,320 (7,383,000 pre-reverse split) shares of our common stock (“OHGI Shares”) with a fair value of $4,983,000 as security for our obligation to issue such shares to which they may become entitled. If the number of shares to which the Banana Whale Stockholders become entitled is less than 295,320 (7,383,000 pre-reverse split), the excess shares will be returned to us for cancellation. We also granted Banana Whale the right to use our secure messaging software.

Acquisition of 123Wish Software

Pursuant to the terms of that certain Agreement on Sale of 123Wish Software dated September 27, 2018 (“Software Sale Agreement”), among us, Once in a Lifetime Platform LLC (“OIALP”), and One Horizon Hong Kong Limited (“OHHK”), OIALP sold and assigned to OHHK eighty percent (80%) of the intellectual property rights to OIALP’s software platform and App that underlies 123Wish’s business in exchange for our making an additional investment of $100,000 into 123Wish without requiring the minority shareholders in 123Wish (some of whom are members of OIALP) to put up matching funds and our issuing 120,000 (3,000,000 pre-reverse split) shares of its common stock to members of OIALP.

Acquisition of a Controlling Interest in Browning Productions & Entertainment, Inc.

On October 22, 2018, we entered into an Exchange Agreement (“Browning Exchange Agreement”) pursuant to which we acquired a majority of the outstanding shares (the “Controlling Interest in Browning”) of Browning Productions &Entertainment, Inc., a Florida corporation (“Browning Productions”), from William J. Browning, the sole stockholder of Browning. Browning Productions produces television programs which have aired internationally as well as nationally.

In exchange for the controlling interest in Browning Productions, we paid Mr. Browning $10,000 and issued to him 12,000 (300,000 pre-reverse split) shares of common stock, plus an additional number of shares of common stock which can be up to a maximum of 680,000 (17,000,000 pre-reverse split) shares, determined by dividing two and a half times the net after tax earnings of Browning Productions during the twelve month period ending December 31, 2019 by the average of the closing price of our common stock during the ten consecutive trading days immediately preceding the end of 2019.

Though the terms of this transaction only required a $20,000 cash payment ($10,000 in cash under the non-binding letter of intent and $10,000 in cash under the Browning Exchange Agreement) to Mr. Browning, we were required to provide Browning Productions with a working capital loan in an initial amount of $150,000, which is to be repaid out of the post-closing net profit of Browning Productions as well as earmark an additional $150,000 in cash for future investment in Browning Productions (to assist in funding the future operations of Browning Productions).

We have a right of first refusal to purchase the remaining shares of Browning Productions.

Disposition of a Controlling Interest in Banana Whale Studios Pte. Ltd.

On February 4, 2019, we entered into and consummated an agreement (the “Agreement”) with Banana Whale and the Banana Whale Stockholders, pursuant to which we sold the Controlling Interest in Banana Whale in exchange for $2,000,000, consisting of $1,500,000 in cash and a $500,000 promissory note bearing interest at 5% per annum payable on December 31, 2019 (the “BWS Note”). Under the BWS Note, Banana Whale can prepay the BWS Note in whole or in part without premium or penalty. Pursuant to the BWS Note, the Banana Whale Stockholders agreed to guarantee the payments of all amounts due thereunder on a limited-recourse basis. On February 4, 2019, we also entered into a Pledge and Escrow Agreement with the Banana Whale Stockholders pursuant to which the Banana Whale Stockholders agreed to place the Controlling Interest in Banana Whale in escrow as security for payment of the BWS Note.

The Agreement also terminated certain of the remaining obligations under the Exchange Agreement which was previously entered into by us and the Banana Whale Stockholders, releasing us, Banana Whale and the Banana Whale Stockholders from their remaining obligations thereunder. Pursuant to the Exchange Agreement, we had agreed to acquire the Controlling Interest in Banana Whale in exchange for a number of our shares to be based upon the earnings of Banana Whale. Under the Agreement, the Company agreed to leave the OHGI Shares in escrow and together with the Banana Whale Stockholders, to instruct the escrow agent that the OHGI Shares will remain in escrow for a period of at least 90 days pending an absence of asserted claims under the Agreements indemnification provisions.

Proposed Acquisition of a Controlling Interest in Maham

Pursuant to the terms of a definitive Exchange Agreement, dated February 20, 2019, among us, Maham LLC (“Maham”), the members of Maham, and Mr. Hauswirth (the “Maham Exchange Agreement”), we agreed to (i) issue to the members of Maham unregistered shares of Common Stock equal to (a) 25% of the dollar value the Members have invested in Maham to date, with all non-cash investment based equity owned by members will be exchanged at the same valuation as the valuation of Maham at the time that such non-cash investment based equity was issued, divided by (b) the market value of OHGI Common Stock, determined in accordance with the terms of the Exchange Agreement, as of the closing date (the “Initial Shares”), and (ii) upon completion of the second 12-month period following the closing, issue up to a maximum of 680,000 (17,000,000 pre-reverse split) unregistered shares to the members of Maham on a pro-rata basis based on their holdings, which number of additional shares will be equal to two-and-a-half times (2.5x) the net after-tax earnings of Maham for the First Adjustment Period (as defined in the Maham Exchange Agreement), divided by the market value of our Common Stock. Upon the closing of the Maham transaction, we will own 51% of the issued and outstanding interests in Maham.

Adoption of One Horizon Group, Inc. Amended and Restated 2018 Equity Incentive Plan

Our board of directors and shareholders adopted and approved on November 2, 2018 and December 27, 2018, respectively, the One Horizon Group, Inc. Amended and Restated 2018 Equity Incentive Plan, effective December 27, 2018, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the Plan, 600,000 (15,000,000 pre-reverse split) shares of Common Stock, par value $0.0001 per share, are reserved for issuance, subject to increase pursuant to the terms and conditions as set forth in the Plan.

Voluntary Termination By OHGI of Listing of Common Stock on the Nasdaq Capital Market

Our common stock commenced trading on the Nasdaq Capital Market (“Nasdaq”) on July 9, 2014 under the ticker symbol “OHGI”. On May 10, 2018, the Company received notice (the “Notice”) from Nasdaq indicating that the Company’s common stock did not meet the continued listing requirement as set forth in Nasdaq Listing Rule 5550(a)(2) based on the closing bid price of the common stock for the preceding 30 business days.

Under Nasdaq Listing Rule 5810(c)(3)(A), the Company received a 180-calendar day grace period from the date of the Notice to regain compliance by meeting the continued listing standard of a minimum closing bid price of at least $1.00 per share for 10 consecutive business days during the 180-calendar day grace period ended on November 6, 2018. During the grace period, the Company was unable to regain compliance with the minimum bid price standard.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), in addition to such initial grace period, the Company could be afforded an additional 180-calendar day compliance period, provided that on the 180th calendar day of the initial grace period, the Company (i) met the applicable market value of publicly held shares requirement for continued listing and all other applicable requirements for initial listing on the Nasdaq (except for the bid price requirement) and (ii) notified Nasdaq of its intent to cure the minimum bid price deficiency. Prior to expiration of the initial grace period, the Company requested an additional 180-calendar day compliance period and notified Nasdaq of the Company’s compliance with the stated listing standards and its intent to cure the minimum bid price deficiency through a reverse stock split, if necessary. On November 7, 2018, the Company received written notification from Nasdaq granting an additional 180-calendar day period, to regain compliance with the minimum bid price requirement described above. This second 180-calendar day period relates exclusively to the bid price deficiency and we could be delisted during the 180-calendar day period for failure to maintain compliance with any other listing requirements that occurs during the 180-calendar day period.

During subsequent interactions between the Company and the Nasdaq it became apparent that the Nasdaq may make a finding of noncompliance with the stockholder approval requirements of Nasdaq Listing Rule 5635 and may initiate delisting proceedings against the Company.

As a result of the foregoing, on February 26, 2019, Martin Ward, Chief Financial Officer of the Company, approved the voluntary termination of the listing of OHGI’s common stock on the Nasdaq. On March 8, 2019, the Company filed an application on Form 25 with the SEC to voluntarily terminate its Nasdaq listing. The delisting from the Nasdaq became effective on March 8, 2019. As of March 8, 2019, the Company’s common stock is quoted on the OTCQB tier of the OTC Markets under the ticker symbol “OHGI.” The transition from the Nasdaq to the OTCQB did not materially affect the Company’s business operations.

Recent Developments

Reverse Stock Split

A reverse stock split (“Reverse Stock Split”) of the outstanding shares of the Common Stock in the range from one-for-two (1-for-2) to one-for-fifty (1-for-50), which ratio was to be selected by the Board of Directors, was approved by our Board of Directors and by our shareholders at the annual meeting of the shareholders held on December 27, 2018 as described in that proxy statement on that certain Definitive Schedule 14A filed with the SEC on November 28, 2018. The board of directors anticipates setting the ratio of the reverse stock split, and the reverse stock split becoming effective following approval by FINRA of the reverse stock split, prior to the effective date of the registration statement (of which this prospectus forms a part).

Except as otherwise indicated and except in our financial statements, all references to Common Stock, share data, per share data and related information depict an assumed 1-for-25 Reverse Stock Split until final determination by the Board as if it was effective and as if it had occurred at the beginning of the earliest period presented. The 1-for-25 Reverse Stock Split, when effective, will combine each twenty-five shares of our outstanding Common Stock into one share of Common Stock, without any change in the par value per share, and the 1-for-25 Reverse Stock Split correspondingly will adjust, among other things, the exercise rate of our warrants and options into Common Stock. No fractional shares will be issued in connection with the 1-for-25 Reverse Stock Split, and any fractional shares resulting from the 1-for-25 Reverse Stock Split will be rounded up to the nearest whole share.

Issuance of Additional Shares of Common Stock in Connection with Acquisition of a Controlling Interest in Browning Productions & Entertainment, Inc.

On May 16, 2019, we issued 81,933 (2,048,334 pre-reverse split) shares of Common Stock to Browning Companies International LLC to modify the Browning Exchange Agreement at a value of $1.547 ($0.06188 pre-reverse split) per share (for an aggregate value of $126,760).

Rescission of Issuance of Common Stock to Certain Investors

On July 17, 2019, we rescinded the issuance of an aggregate of 340,000 (8,500,000 pre-reverse split) shares of Common Stock to certain investors, which were originally acquired for a purchase price of $3.75 ($0.15 per pre-reverse split) share (for a total aggregate purchase price of $1,275,000).

Issuance of Common Stock to Consultant

On June 28, 2019, we issued the 200,000 (5,000,000 pre-reverse split) shares of Common Stock with an aggregate fair value of $150,000 to One Percent Investments, Inc., a Delaware corporation (the “Consultant”), in exchange for proposed consulting services to the Company relating to the Company’s further development and implementation of its corporate and business plan and potential merger and/or acquisition activities, alliances, joint ventures and corporate restructuring. When issuing the shares of Common Stock, the Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, available to it under Section 4(a)(2) thereunder as a transaction by an issuer not involving any public offering of securities.

Proposed Acquisition of a Controlling Interest in Redspots

In May 2019, we entered into a preliminary, non-binding letter of intent to acquire a majority interest in Redspots Creative (Hong Kong) Company Limited (Redspots Creative), a multi-media production company, in a stock transaction based on post-closing, future earnings. Redspots Creative provides two dimensional (2D) and three dimensional (3D) video production services, as well as augmented/virtual reality (AR/VR) interactive technologies and products through a robust and proprietary AR platform.  We anticipate this planned acquisition to be transformational to our business as we have the ability to leverage Redspots across our major media and digital platforms.

Issuance of Convertible Note

On July 11, 2019, we issued a convertible note to Bespoke Growth Partners, Inc. in the principal amount of $100,000. The note is payable in full on January 11, 2020 and bears interest at the rate of 20.00% per annum. Accrued interest on the note is payable on the eleventh day of each month. The note may not be prepaid in whole or in part except as set forth in the note. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of the lesser of 28% per annum or the maximum amount permitted under applicable law from the due date until paid. The note may be convertible into shares of common stock of our company at any time only following an event of default at a price per share of 50% (representing a 50% discount) of the lowest one trading price for our common stock during the 20-trading day period ending on the latest completed trading day prior to the date of conversion.

Financing Transaction Related to the Offering

The Equity Line

On August 5, 2019 (the “Closing Date”), the Company entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Crown Bridge Partners, LLC (“Selling Stockholder”), dated as of July 18, 2019, pursuant to which, upon the terms and subject to the conditions thereof, the Selling Stockholder is committed to purchase shares of the Company’s common stock (the “Put Shares”) at an aggregate price of up to $10,000,000 (the “Maximum Commitment Amount”) over the course of its term. The term of the Equity Purchase Agreement commenced on August 5, 2019 and will end on the earlier of (i) the date on which the Selling Stockholder has purchased Put Shares pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount, (ii) July 18, 2022, or (iii) written notice of termination by the Company.

From time to time over the term of the Equity Purchase Agreement, commencing on the date on which a registration statement registering the Put Shares (the “Registration Statement”) becomes effective, the Company may, in its sole discretion, provide the Selling Stockholder with a put notice (each a “Put Notice”) to purchase a specified number of the Put Shares (each a “Put Amount Requested”) subject to the limitations discussed below and contained in the Equity Purchase Agreement. Upon delivery of a Put Notice, the Company must deliver the Put Amount Requested as Deposit Withdrawal at Custodian (DWAC) shares to Selling Stockholder within two trading days.

The actual amount of proceeds the Company receives pursuant to each Put Notice (each, the “Put Amount”) is to be determined by multiplying the Put Amount Requested by the applicable purchase price. The purchase price for each of the Put Shares equals 82% of the lesser of the (i) “Market Price,” which is defined as the lowest traded price for any trading day during the 15 trading days immediately preceding the respective date of the put, or (ii) “Valuation Price,” which is defined as the lowest traded price during the seven trading days following the clearing date associated with the applicable Put Notice. Within four trading days following the end of the valuation periods, the Buyer will deliver the Put Amount to the Company via wire transfer.

The Put Amount Requested pursuant to any single Put Notice must have an aggregate value of at least $10,000, and cannot exceed the lesser of (i) $175,000, and (ii) 200% of the average daily trading value of the common stock in the 15 trading days immediately preceding the Put Notice.

In order to deliver a Put Notice, certain conditions set forth in the Equity Purchase Agreement must be met, as provided therein. In addition, the Company is prohibited from delivering a Put Notice if: (i) the sale of Put Shares pursuant to such Put Notice would cause the Company to issue and sell to Selling Stockholder, or Selling Stockholder to acquire or purchase,  a number of shares of the Company’s common stock that, when aggregated with all shares of common stock purchased by Selling Stockholder pursuant to all prior Put Notices issued under the Equity Purchase Agreement, would exceed the Maximum Commitment Amount; or (ii) the issuance of the Commitment Shares pursuant to a request for the Commitment Shares would cause the Company to issue and sell to Selling Stockholder, or Selling Stockholder to acquire or purchase, an aggregate number of shares of common stock that would result in Selling Stockholder beneficially owning more than 4.99% of the issued and outstanding shares of the Company’s common stock.

On August 5, 2019, in connection with the execution of the Equity Purchase Agreement, the Company agreed to issue, and issued, 173,552 (4,338,793 pre-reverse split) shares of the Company’s common stock (the “Commitment Shares”) to Selling Stockholder as a commitment fee.

Registration Rights Agreement

On the Closing Date, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Selling Stockholder pursuant to which the Company is obligated to file the Registration Statement to register the resale of the Commitment Shares and Put Shares. Pursuant to the Registration Rights Agreement, the Company must (i) file the Registration Statement within 45 calendar days from the Closing Date, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible after the filing thereof, and (iii) use its reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the Commitment Shares and Put Shares have been sold thereunder or pursuant to Rule 144.

Loan

In coordination with the Equity Purchase agreement, on July 24, 2019, the Company entered into a six month loan with Labrys Fund, LP of $180,000 issued at a 10% original issue discount, the Company therefore received net proceeds of $162,000. The loan is at an annual coupon rate of 12%.

Use of Proceeds

We intend to use the proceeds from the Equity Line for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors deems to be in the best interest of the Company.

We intend to raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

Corporate Information

Our principal executive offices are located at 4300 Biscayne Blvd., Suite 203, Miami, Florida 33137, and our telephone number at that location is (305) 420-6640. The URL for our website is www.onehorizongroup.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

Transfer Agent

The transfer agent and registrar, for our common stock is Island Stock Transfer, LLC. The transfer agent and registrar’s address is at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. The transfer agent’s telephone (727) 289-0010.

The Offering

Securities Offered by the Selling Stockholder	1,221,309 shares of Common Stock

Common Stock Outstanding before Offering	3,930,646 (98,266,169 pre-reverse split) shares

Common Stock Outstanding after Offering	5,151,955 shares, assuming all 1,221,309 shares are sold to the Selling Stockholder under the Equity Line. If we sell less shares of Common Stock to the Selling Stockholder under the Equity Line, we have substantially less Common Stock outstanding after the Offering.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Common Stock registered hereunder. We will receive proceeds from our sales of Common Stock to the Selling Stockholder under the Equity Line. We intend to use such proceeds, if any, as set forth under “Use of Proceeds” beginning on page 38.

Risk Factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Further, the issuance to, or sale by, the Selling Stockholder of a significant amount of shares being registered in this Registration Statement at any given time could cause the market price of our common stock to decline and to be highly volatile and we do not have the right to control the timing and amount of any sales by the Selling Stockholder of such shares. Prior to making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 14.

Symbol on the OTCQB	OHGI

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents our summary historical financial data (in thousands, except for per share data) for the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2018 and 2017 and the balance sheet data as of December 31, 2018 and 2017 are derived from the audited financial statements. The selected historical financial data for the six months ended June 30, 2019 and 2018 and the balance sheet data as of June 30, 2019 and 2018 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The summary financial data presented below should be read in conjunction with, and are qualified in their entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31, 2018	Year Ended December 31, 2017	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
			(unaudited)
Statement of Operations Data
Total revenues	$787	$714	$454	$544
Total cost of revenues	2,239	855	545	1,078
Gross margin (deficiency)	(1,452)	(141)	(91)	(534)
Total operating expenses	12,775	4,253	2,268	5,001
Loss from operations	(14,227)	(4,394)	(2,359)	(5,535)
Total other income (expense)	556	(665)	519	(391)
Loss on continuing operations	(13,769)	(5,059)	(1,840)	(5,926)
Loss on discontinued operations	(908)	(2,375)	-	(296)
Loss for the period	(14,579)	(2,375)	(1,840)	(6,222)
Net loss attributable to non-controlling interest	810	-	100	466
Net loss attributable to One Horizon Group, Inc stockholders	(13,769)	(7,434)	(1,740)	(5,756)
Net loss per share, basic and diluted – continuing operations	$(0.27)	$(0. 40)	$(0.02)	$(0.16)
Net loss per share, basic and diluted – discontinued operations	$(0.02)	$(0.19)	$-	$(0.01)

Balance Sheet Data (at period end)
Cash and cash equivalents	$353	$763	$847	$604
Working capital (deficit) (1)	$1,567	$893	$131	$1,812
Total assets	$10,925	$8,802	$9,286	$22,868
Total liabilities	$2,455	$1,550	$2,817	$1,660
Temporary Equity – redeemable common stock	$605	$-	$605	$-
Stockholders’ equity (deficit)	$7,865	$7,252	$5,864	$21,208

(1)	Working capital (deficit) represents total current assets less total current liabilities.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

For the fiscal years ended December 31, 2018 and 2017, we reported net losses of $14,579,000 and $7,434,000, respectively, and negative cash flow from operating activities of $3,051,000 and $703,000, respectively. For the six months ended June 30, 2019 and 2018, we reported net losses of $1,840,000 and 6,222,000, respectively, and negative cash flow from operating activities of $1,401,000 and $1,519,000, respectively. As of June 30, 2019, we had an aggregate accumulated deficit of approximately $56,594,000. Such losses have historically required us to seek additional funding through the issuance of debt or equity securities. Our long term success is dependent upon among other things, achieving positive cash flows from operations and if necessary, augmenting such cash flows using external resources to satisfy our cash needs. As a result of our acquisitions during 2018 and a disposition of a certain subsidiary in early 2019, we project to have positive cash flows to fund operations during 2019. However, we may be unable to achieve these goals and actual results could differ from our estimates and assumptions, accordingly, we may have to supplement our cash flow, by debt financing or sales of equity securities. There can be no assurance that we will be able to obtain additional funding, if needed, on commercially reasonable terms, or of all.

As a result of these net losses and cash flow deficits and other factors, our independent auditors issued an audit opinion with respect to our consolidated financial statements for the two years ended December 31, 2018 that indicated that there is a substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

●	straining our financial resources to acquire a company;

●	anticipated benefits may not materialize as rapidly as we expect, or at all;

●	diversion of management time and focus from operating our business to address acquisition integration challenges;

●	retention of employees from the acquired company;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and

●	litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on business, results of operations or financial condition.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We have estimated our funding requirements in order to implement our growth plans.

If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

Our executive officers do not reside in the United States.

Our U.S. stockholders would face difficulty in:

●	Effecting service of process within the United States on our executive officers, if considered necessary.

●	Enforcing judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the executive officers.

●	Enforcing judgments of U.S. courts based on civil liability provisions of U.S. federal securities laws in foreign courts against the executive officers.

●	Bringing an original action in foreign courts to enforce liabilities based on the U.S. federal securities laws against the executive officers.

Accordingly, persons contemplating an investment in our common stock should seriously consider these factors before making an investment decision.

Our future success depends on the continuing efforts of our key employees and our ability to attract, hire, retain and motivate highly skilled and creative employees in the future.

Our future success depends on the continuing efforts of our executive officers, our founders and other key employees, in particular to Mark White, our Chief Executive Officer, and Martin Ward, our Chief Financial Officer. We rely on the leadership, knowledge and experience that our executive officers, founders and key employees provide. They foster our corporate culture, which we believe has been instrumental to our ability to attract and retain new talent. Any failure to attract new or retain key creative talent could have a material adverse effect on our business, financial condition and results of operations.

The market for talent in our key areas of operations, including California and New York, is intensely competitive, which could increase our costs to attract and retain talented employees. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them.

Employee turnover, including changes in our management team, could disrupt our business. The loss of one or more of our executive officers, founders or other key employees, or our inability to attract and retain highly skilled and creative employees, could have a material adverse effect on our business, results of operations or financial condition.

We believe our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business could be harmed.

We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to attract and maintain new talent and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent and increased turnover and could compromise the quality of our client service, all of which are important to our success and to the effective execution of our business strategy. Accordingly, if we are unable to maintain our corporate culture as we grow our business, this could have a material adverse effect on our business, results of operations or financial condition.

We may not have sufficient insurance coverage and an interruption of our business or loss of a significant amount of property could have a material adverse effect on our financial condition and operations.

We currently do not maintain any insurance policies against loss of key personnel and business interruption as well as product liability claims. If such events were to occur, our business, financial performance and financial position may be materially and adversely affected.

We could become involved in claims or litigations that may result in adverse outcomes.

From time-to-time we may be involved in a variety of claims or litigations. Such proceeding may initially be viewed as immaterial, but could prove to be material. Litigations are inherently unpredictable and excessive verdicts do occur. Given the inherent uncertainties in litigation, even when we can reasonably estimate the amount of possible loss or range of loss and reasonably estimable loss contingencies, the actual outcome may change in the future due to new developments or changes in approach. In addition, such claims or litigations could involve significant expense and diversion of management’s attention and resources from other matters.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Our business is reliant on our intellectual property. Our software is the result of our research and development efforts, which we believe to be proprietary and unique. However, we are unable to assure you that third parties will not assert infringement claims against us in respect of our intellectual property or that such claims will not be successful. It may be difficult for us to establish or protect our intellectual property against such third parties and we could incur substantial costs and diversion of management resources in defending any claims relating to proprietary rights. If any party succeeds in asserting a claim against us relating to the disputed intellectual property, we may need to obtain licenses to continue to use the same. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could cause our business results to suffer.

Where litigation is necessary to safeguard our intellectual property, or to determine the validity and scope of the proprietary rights of others, this could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, financial condition, operating results or future prospects.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws with respect to our activities outside the United States.

We distribute our products to locations within and outside the United States as well as operate our business within and outside the United States. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

We are subject to a number of risks related to credit card and debit card payments we accept.

We accept payments through credit card and debit card transactions. For credit card and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our services which could cause us to lose clients or suffer an increase in our operating expenses, either of which could harm our operating results. If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our clients’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose revenues, which would harm our operating results. If we fail to adequately control fraudulent credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to operate our business.

Security breaches of confidential customer information, in connection with our electronic processing of credit and debit card transactions, or confidential employee information may adversely affect our business.

Our business requires the collection, transmission and retention of large volumes of customer and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that are maintained internally and by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data is critical to us. Our customers and employees have a high expectation that we and our service providers will adequately protect their personal information.

The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and customer and employee expectations, or may require significant additional investments or time in order to do so. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, viruses, operator error or inadvertent releases of data all threaten our information systems and records. A breach in the security of our service providers’ information technology systems could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. A significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, which could disrupt our operations, damage our reputation and expose us to claims from customers and employees, any of which could have a material adverse effect on our financial condition and results of operations.

We rely on third parties to provide services in connection with our business, and any failure by these third parties to perform their obligations could have an adverse effect on our business, financial condition and results of operations.

We have entered into agreements with third parties that include, but are not limited to, information technology systems (including hosting our website, mobile application and our point of sale system), software development and support, select marketing services, employee benefits servicing and video production and distribution. Services provided by third-party suppliers could be interrupted as a result of many factors, such as acts of nature or contract disputes. Accordingly, we are subject to the risks associated with the third parties’ abilities to provide these services to meet our needs. Any failure by a third party to provide services for which we have contracted on a timely basis or within expected service level and performance standards could result in a disruption of our business and have an adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR VIDEO AND MUSIC PRODUCTION SERVICES (BROWNING PRODUCTIONS AND LOVE MEDIA HOUSE)

Our contemplated video and audio production projects or services may not be accepted by distributors and/or the marketplace and our business may fail as a direct result of such lack of market acceptance.

The ultimate profitability of any video or audio production project, service or product we offer, depends upon its ultimate audience appeal in relation to the cost of its production and distribution. The audience appeal of a given concept depends, among other things, on unpredictable critical reviews and changing public tastes and such appeal cannot be anticipated with certainty. If certain segments of the viewing public do not like, are willing to pay for, or otherwise approve of our productions, our business may fail.

Cost overruns could affect our results of operations and may cause the failure of our business.

The costs of completing video or audio production projects are often underestimated and may be increased by factors beyond our control. Such factors may include weather conditions, illness of technical and artistic personnel, labor disputes, governmental regulations, equipment breakdowns and other production disruptions.  While we intend to engage production personnel who have demonstrated abilities to complete projects within assigned budgets, the risk of a project running over budget is always significant and may have a substantial adverse impact on our future profitability.

We may be responsible for expenses incurred for a project that has been cancelled.

A client can cancel a project after awarding it to us. Often the contracts we enter into have cancellation terms that obligate the client to reimburse us for expenses incurred for a project that has been cancelled. Our project schedules typically require quick turnarounds and, as a result, we normally book resources required for the project promptly upon the award of the contract. Some of our projects may be cancelled after we have incurred expenses, and we may not be able to obtain reimbursement for these expenses. Our inability to recover expenses that we incur on cancelled projects could have a material adverse effect on our business, results of operations or financial condition.

It may become increasingly expensive to operate in the media business.

The cost of producing videos and music has steadily increased and may continue to increase in the future. For example, costs to maintain or obtain the latest technologies to produce high-quality work in animation and mixed media has been increasing. If costs continue to increase without proportionate increases in revenues, this could have a material adverse effect on our business, results of operations or financial condition.

We are subject to legal or reputational risks that could restrict our activities or negatively impact us.

Our video and music production businesses are subject to specific rules, prohibitions, restrictions, labeling disclosures and warning requirements. Existing and proposed laws and regulations concerning user privacy, use of personal information and on-line tracking technologies also could affect the efficacy and profitability of internet-based and digital marketing. We could be exposed to liabilities for content we have created for our clients if their products, claims or other factors are challenged. We could suffer reputational risk as a result of legal action or from undertaking work that may be challenged by consumer groups or considered controversial, which may have a material adverse effect on our business, results of operations or financial condition.

Our business could be adversely affected by economic developments in the video and audio entertainment industries and/or the economy in general.

Our business of providing video and audio production services is highly competitive. It is also partially dependent on the availability of potential viable projects and necessary funding to successfully complete such projects. Accordingly, we will need to locate promising projects and be able to secure necessary funding, in what may be uncertain markets.  We are therefore susceptible to not only the economics of the entertainment business, but also the economy in general.  Any significant downturn in the market or in general economic conditions would likely negatively affect our business and your investment in our common stock.

Future growth and development of operations will depend on acceptance of our business plan. If our video and audio production services and projects are not deemed desirable and suitable for purchase, and we cannot establish a viable customer base, we may not be able to generate future revenues. This would result in a failure of our business and a loss of any investment one makes in our shares.

The acceptance of the company’s video and audio production services by customers is critically important to our success. We cannot be certain that our offered services will be appealing to prospective customers and, as a result, there may not be a demand for these services. This would likely limit future sales and we may never realize significant revenues. We intend to offer our services to video and entertainment professionals through networking and existing industry connections. There is no guarantee that interest in our services will develop, which could adversely affect our future business and revenues.

If sufficient demand for our services does not materialize, our business would be materially affected, which could result in the loss of your entire investment.

Demand for our services depends on many factors, including:

●	the number of customers we can attract and retain over time;

●	the economy in general and, in periods of rapidly declining economic conditions, customers may defer services, such as ours, to pay their own debts to remain solvent;

●	the competitive environment in the video and audio production markets may force us to reduce prices below desired pricing level or increase promotional spending;

●	the ability to anticipate changes in user preferences and to meet customers’ needs in a timely, cost-effective manner.

All these factors could result in immediate and longer-term declines in demand for our offered services, which could adversely affect our sales, cash flows and overall financial condition. As a result, an investor could lose his or her entire investment.

Our future success depends on our ability to develop services, products and projects and to sell them to distribution channels. The inability to establish distribution channels, may severely limit our growth prospects.

Our future business success is completely dependent on our ability to successfully develop services, products and projects and secure viable distribution channels. Revenues derived therefrom will represent vital funds necessary for our continued operations. The loss or damage of any of our business relationships and or revenues derived therefrom, will result in the inability to market our services, products and projects.

Competition in markets in which we operate is extensive and varied and our competitors are mostly larger and more established than we are.

Our business and the industry in which we operate are subject to extreme competition. There can be no guarantee that we can develop or sustain a market position or expand our business to successfully compete with other larger and more established companies. We anticipate the intensity of future competition will increase.

We compete with many entities in providing similar services to prospective customers. Such competitor entities include: (i) a variety of large nationwide businesses engaged in the video and audio production services industry, including but not limited to companies that have established loyal customer bases over several decades; (ii) video hardware and software companies that have an established customer base, have the same or a similar business plan as we do, and may be looking to expand nationwide; and (iii) a variety of other local and national video software and hardware companies with which we either currently or may, in the future, compete.

Many current and potential competitors are well established, have longer operating histories, significantly greater financial, operational resources and name recognition than we have. As a result, these competitors may have more credibility with both existing and potential customers, be able to offer more services, and more aggressively promote and sell their services. Our competitors may also be able to support more aggressive pricing than us, which could adversely affect sales, cause us to decrease prices to remain competitive, or otherwise reduce the overall gross profit earned on our services.

Changes in user preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our future success depends, in part, upon the popularity of our services and our ability to develop our services and products in a way that appeals to users. Shifts in user preferences away from our offered services, our inability to develop effective production services and products that appeal to users, or material changes in our services that are not accepted by prospective users could harm our business. Also, our future success depends, to a significant extent, on discretionary user spending, which is influenced by general economic conditions and availability of discretionary income. Accordingly, we may experience an inability to generate revenue during economic downturns or during periods of uncertainty, where users decide to acquire less expensive services or products, or to forego expenditures due to a lack of available capital. Any material decline in discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Our quarterly results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

The video and audio production services business is extremely competitive and commercial success of any service is often dependent on factors beyond our control, including to market acceptance and quality of our services. Our quarterly results of operations have in the past, and may in the future, fluctuate as a result of a variety of factors, many of which are outside of our control, including limited visibility of the timing and certainty of future services and projects. In future periods, our revenue or profitability could decline or grow more slowly than we expect. If our quarterly revenues or results of operations do not meet or exceed the expectations of securities analysts or investors, the price of our common stock could decline substantially. In addition to the other risk factors set forth in this “Risk Factors” section, factors that may cause fluctuations in our quarterly revenues or results of operations include:

●	our ability to increase sales to existing clients and attract new clients;

●	our failure to accurately estimate or control costs;

●	the potential loss of significant clients;

●	maintaining appropriate staffing levels and capabilities relative to projected growth;

●	adverse judgments or settlements in legal disputes; and

●	general economic, industry and market conditions and those conditions specific to media companies such as us.

We believe that our quarterly revenues and results of operations on a year-over-year and sequential quarter-over-quarter basis may vary significantly in the future and that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on the results of prior quarters as an indication of future performance.

Fluctuations in production schedules and project volume may cause our revenues and cash flows to vary from quarter to quarter.

Our revenues, cash flows from operations, results of operations and other key operating and financial measures have varied in the past, and may vary in the future, significantly from quarter to quarter due to video or audio production schedules and project volume. Often our clients engage in an evaluation process that frequently involves not only our pitch but also pitches of our competitors. We have limited control over the timing and mix of individual projects which could result in material fluctuations of our revenues, cash flows, results of operations and other key operating and financial measures from period to period.

If our clients experience financial distress, or seek to change or delay payment terms, this could negatively affect our business, results of operations or financial condition.

We have a diverse client base, and at any given time, one or more of our clients may experience financial difficulty, file for bankruptcy protection or go out of business. Unfavorable economic and financial conditions could result in an increase in client financial difficulties that affect us. If our clients experience financial difficulties, they may be unable to pay for commitments that we have entered into on their behalf, or may seek to significantly delay or otherwise alter payment terms. This could result in reduced revenues as well as write-offs of accounts receivable and expenditures billable to clients, and if such difficulties were severe, reduced liquidity. Accordingly, if our clients experience financial distress, this could have a material adverse effect on our business, results of operations or financial condition.

Failure of third-party distributors upon which we may rely, could adversely affect our business and result in the loss of your investment.

We will likely rely on third party distributors for marketing our services and products, both nationally and internationally. The loss of a significant distributor could have a material adverse effect on our business, financial condition and results of operations. Distributors may also provide services to competing business, as well as larger, national or international entities and may be, to varying degrees, influenced by their continued business relationships with these companies. Independent distributors may be influenced by a large competitor if they rely on that competitor for a significant portion of their sales. While we believe that the relationships between the company and distributors are generally good, many relationships are relatively new and untested and there can be no assurance that distributors will continue to effectively market and distribute our services and products. The loss of any distributor or the inability to replace a poorly performing distributor in a timely fashion could have a material adverse effect on our business, financial condition and results of operations. Furthermore, no assurance can be given that we will successfully attract new distributors as they increase their presence in their existing markets or expand into new markets.

It is possible that our projects may infringe on other patented, trademarked or copyrighted concepts. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage.

We cannot be certain that our products or projects will not infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. Because we may rely on third parties to help develop some of our projects, we cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters, or materially disrupt the conduct of our business. Our success depends in part on our ability to obtain and enforce intellectual property protection for our products and projects, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties, as previously stated.

The validity and breadth of claims covered in our copyrights and trademarks that we intend to file involve complex legal and factual questions and, therefore, may be highly uncertain. No assurances can be given that any future copyright, trademark or other applications:

(i)	will be issued;

(ii)	that the scope of any future intellectual property protection will exclude competitors or provide competitive advantages to the company;

(iii)	that any copyrights or trademarks will be held valid if subsequently challenged;

(iv)	that others will not claim rights in, or ownership of, the potential copyrights or trademarks or other proprietary rights held by us; or

(v)	that our intellectual property will not infringe, or be alleged to infringe, the proprietary rights of others.

Furthermore, there can be no assurance that others have not developed or will not develop similar projects. Also, whether or not additional intellectual property protection is issued to the company, others may hold or receive intellectual protection covering projects that were subsequently developed by the company. No assurance can be given that others will not, or have not independently developed or otherwise acquired substantially equivalent intellectual property.

Our business could be adversely affected if we fail to protect our intellectual property.

We generally enter into confidentiality agreements with our employees, freelancers and vendors to control access to and distribution of our intellectual property or that of our clients. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our or our clients’ intellectual property without authorization. Policing unauthorized use of creative content is difficult. The steps we take may not prevent misappropriation of intellectual property and our confidentiality agreements may not be enforceable. In addition, we may be required to litigate in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources. In the event we are unable to prevent or are required to defend misappropriations of intellectual property, this could have a material adverse effect on our business, results of operations or financial condition.

Others may assert intellectual property infringement claims against us.

We are subject to the possibility of claims that our clients’ products, services or techniques misappropriate or infringe the intellectual property rights of third parties. Infringement or misappropriation claims (or claims for indemnification resulting from such claims) may be asserted or prosecuted against us. We create and use characters in our content; because of the competitive advantages that are derived from identifiable characters, we must carefully define our own characters, both to protect the characters we have created from infringement and to avoid claims of others that we have infringed on their characters. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, results of operations or financial condition.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we employ individuals who were previously employed at other companies with whom we compete. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We depend on advanced technologies and computer systems and we cannot predict the effect that rapid technological change or alternative forms of entertainment may have on us or our industry.

Our industry continues to undergo significant changes as a result of technological developments. Because we are required to maintain advanced digital imagery products to continue to win business, we must ensure that our production environment integrates the latest tools and techniques developed in the industry. However, the rapid growth of technology and shifting consumer tastes prevent us from being able to accurately predict the overall effect that technological growth or the availability of alternative forms of advertising may have on the potential revenues from, and profitability of, our content. To enhance our technologies, we are required to purchase third-party licenses, which can result in significant expenditures. In some cases, the licenses are not available on commercially reasonable terms, or at all. At the time we purchase licenses, we do not know if the related technology will enhance our revenues. Furthermore, the licensed software could have errors or defects that may result in a delay in delivery of our content and which could result in significantly increased production costs and our ability to complete work in a timely fashion. Such delays could have an adverse effect on our brand name and our relationship with our clients, which, given our reliance on our core strategic client relationships, could result in a decrease in our revenues. As a result, in the event that we do not keep pace with technological advancements, or our technologies do not meet our expectations, this could have a material adverse effect on our business, results of operations or financial condition.

We rely heavily on information technology systems and could face cybersecurity risks.

We rely heavily on information technologies and infrastructure to manage and conduct our business. This includes the production and digital storage of content and client information and the development of new business opportunities and creative content. The incidence of malicious technology-related events, such as cyberattacks, ransomware, computer hacking, computer viruses, worms or other destructive or disruptive software and other malicious activities could have a negative impact on our business and productivity. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information or other intellectual property. We have taken preventative steps and seek to follow industry best practices, including the use of firewalls, deployment of antivirus software and regular patch maintenance updates; however no system is completely immune from these types of attacks. If we become subject to cyber breach, this could have a material adverse effect on our business, results of operations or financial condition.

Power outages, equipment failure, natural disasters (including extreme weather) or terrorist activities can impact an entire system. We have designed our systems to provide replication across our United Kingdom, United States and Hong Kong locations, including data and toolsets designed to allow most or all work-related activities to continue if there is a disruption at one location. However, in the event of such a disruption, our ability to operate nonetheless may be adversely affected. Human error may also affect our systems and result in disruption of our services or loss or improper disclosure of client and personal data, business information, including intellectual property, or other confidential information. We also utilize third parties to store, transfer or process data, and system failures or network disruptions or breaches in the systems of such third parties could adversely affect our reputation or business. Any such breaches or breakdowns could expose us to legal liability, be expensive to remedy, result in a loss of our or our clients’ or vendors’ proprietary information and damage our reputation. In addition, such a breach may require notification to governmental agencies, the media or other individuals pursuant to various federal and state privacy and security laws, if applicable. Efforts to develop, implement and maintain security measures are costly, may not be successful in preventing these events from occurring and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. We take precautions to limit access to sensitive information to only those individuals requiring it. Any significant distribution in our equipment or loss or improper disclosure of data could have a material adverse effect on our business, results of operations or financial condition.

Our networks and systems may require significant expansion to accommodate new processing and storage requirements.

We may experience limitations relating to the capacity of our networks, systems and processes. In the future, we may need to expand our network and systems at a more rapid pace than we have in the past if our networks and systems cannot accommodate new processing and storage requirements due to potential growth in our business. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate these capacity demands. In addition, we may lose valuable data, be unable to obtain or provide creative content on a timely basis or our network may temporarily shut down if we fail to adequately expand or maintain our network capabilities to meet future requirements. Any lapse in our ability to store or transmit data or any disruption in our network processing may damage our reputation and result in the loss of clients, and could have a material adverse effect on our business, results of operations or financial condition.

Failure to attract or retain qualified information technology staff may impair our ability to effectively compete.

Due to the nature of our business, we have significantly more complex technology requirements than most typical enterprises of a comparable size. We find ourselves competing for top information technology and software development talent against much larger technology companies that can offer significant career advantages, or technology startups that can offer significant compensation incentives. If we become unable to acquire or retain qualified information technology staff, this could have a material adverse effect on our business, results of operations or financial condition.

We do not intend to use unionized labor or seek to have an of our projects backed by completion bonds.

Our business plan is based on our position as a video production services company. As part of our plan we initially intend to use only non-union talent and service providers. We believe that although this may save costs, it may limit the availability of talent and service providers, because many “big name” actors and established service providers have significant limitations on their ability to work on non-union projects. Accordingly, this may limit the potential audience that bigger names might bring to a project. Also, we do not intend to use completion bonds to insure our projects are completed on time or on budget. This would mean that there might not be a third party to take over a project if it is not completed on time or on budget. If we underestimate costs or timing of a project, it may not be economically viable to complete the project, which could result in significant losses to the company and to investors in our stock.

RISKS RELATED TO CELEBRITY EXPERIENCE BASED PLATFORM (123 WISH)

The activities of 123 Wish are subject to regulation in certain jurisdictions, and the failure to comply with those regulations could result in fines and other penalties.

Certain jurisdictions, including California where 123 Wish maintains it principal offices, have regulations that require 123 Wish to register as a commercial fundraiser and notify governmental authorities of events that it is sponsoring. The failure to comply with applicable regulations could subject 123 Wish to fines and other penalties, including being enjoined from conducting solicitation activities for charitable purposes within the jurisdiction and other civil remedies provided by law.

RISKS RELATED TO OUR COMMON STOCK AND OUR STATUS AS A PUBLIC COMPANY.

As a result of being a public company, we are subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

As a public company we are obligated to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act. We are also subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us and require us to incur additional expense in order to fulfill such obligations.

RISKS RELATING TO OUR COMMON STOCK AND THE OFFERING

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock.

Our common stock is quoted on the OTCQB tier of the OTC Markets. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq Capital Market or a stock exchange like the NYSE American. These factors may result in investors having difficulty reselling any shares of our common stock.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock and/or warrants. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and/or warrants, regardless of our actual operating performance.

The issuance of a large number of shares of our common stock could significantly dilute existing stockholders and negatively impact the market price of our common stock.

On August 5, 2019 (“Closing Date”), the Company entered into an Equity Purchase Agreement, dated as of July 18, 2019, with Crown Bridge Partners, LLC, a New York limited liability company (“Selling Stockholder”) providing that, upon the terms and subject to the conditions thereof, Selling Stockholder is committed to purchase, on an unconditional basis, shares of common stock (“Put Shares”) at an aggregate price of up to $10,000,000 over the course of its term. Pursuant to the terms of the equity purchase agreement, the purchase price for each of the Put Shares equals 82% of the lesser of the (i) “Market Price,” which is defined as the lowest traded price for any trading day during the 15 trading days immediately preceding the respective Put Date, or (ii) “Valuation Price,” which is defined as the lowest traded price during the seven trading days following the clearing date associated with the applicable put notice (“Put Notice”). As a result, if we sell shares of common stock under the equity purchase agreement, we will be issuing common stock at below market prices, which could cause the market price of our common stock to decline, and if such issuances are significant in number, the amount of the decline in our market price could also be significant. In general, we are unlikely to sell shares of common stock under the equity purchase agreement at a time when the additional dilution to stockholders would be substantial unless we are unable to obtain capital to meet our financial obligations from other sources on better terms at such time. However, if we do, the dilution that could result from such issuances could have a material adverse impact on existing stockholders and could cause the price of our common stock to fall rapidly based on the amount of such dilution.

The Selling Stockholder may sell a large number of shares, resulting in substantial diminution to the value of shares held by existing stockholders.

Pursuant to the Equity Purchase Agreement, we are prohibited from delivering a Put Notice to the Selling Stockholder to the extent that the issuance of shares would cause the Selling Stockholder to beneficially own more than 4.99% of our then-outstanding shares of common stock. These restrictions however, do not prevent the Selling Stockholder from selling shares of common stock received in connection with the Equity Line and then receiving additional shares of common stock in connection with a subsequent issuance. In this way, the Selling Stockholder could sell more than 4.99% of the outstanding shares of common stock in a relatively short time frame while never holding more than 4.99% at any one time. As a result, existing stockholders and new investors could experience substantial diminution in the value of their shares of common stock. Additionally, we do not have the right to control the timing and amount of any sales by the Selling Stockholder of the shares issued under the Equity Line.

Our common stock has in the past been a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we successfully list our common stock on a national securities exchange, or maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

As a result of our failure to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting has weaknesses and conditions that require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Our principal stockholder, directors and officers control a substantial number of shares of our common stock, decreasing your influence on stockholder decisions.

Zhanming Wu, our principal stockholder owns 614,176 (15,354,409 pre-reverse split) shares, or approximately 15.6% of our outstanding shares. Our directors and officers own an additional 309,960 (7,749,018 pre-reverse split) shares, or approximately 7.9% of our outstanding shares. As a result, Mr. Wu and our directors and officers as a group could have a significant influence in delaying, deferring or preventing any potential change in control of our company; they will be able to strongly influence the actions of our board of directors even if they were to cease being directors or officers of our company and can effectively control the outcome of actions brought to our stockholders for approval. Such a high level of ownership may adversely affect the exercise of your voting and other stockholder rights.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 3,930,646 (98,266,169 pre-reverse split) shares of our common stock outstanding as of September 16, 2019, approximately 2,428,555 (60,713,883 pre-reverse split) shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Certain provisions of the General Corporation Law of the State of Delaware may have anti-takeover effects, which may make an acquisition of our company by another company more difficult.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination, including mergers and asset sales, with an interested stockholder (generally, a 15% or greater stockholder) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The operation of Section 203 may have anti-takeover effects, which could delay, defer or prevent a takeover attempt that a holder of our common stock might consider in its best interest.

Provisions of our certificate of incorporation, as amended, and bylaws may delay or prevent a takeover which may not be in the best interests of our stockholders.

Provisions of our certificate of incorporation, as amended, and our bylaws, as amended, may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. Further, our certificate of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

DESCRIPTION OF BUSINESS

Overview

We are a holding company which, through our operating subsidiaries, is engaged in the digital media, entertainment and secure messaging businesses, described below.

Current Structure of the Company

As of the date of filing this prospectus, the Company has the following subsidiaries:

	Subsidiary name	% Owned
●	123Wish, Inc. (acquired February 2018)	51%
●	One Horizon Hong Kong Ltd	100%
●	Horizon Network Technology Co. Ltd	100%
●	Love Media House, Inc. (acquired March 2018)	100%
●	Browning Productions & Entertainment, Inc. (acquired October 2018)	51%

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company, organized in China and controlled by us via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries for financial reporting purposes in accordance with generally accepted accounting principles in the United States (“GAAP”).

Summary Description of Businesses

As of the date of filing of this prospectus, we have the following three core businesses:

●	123Wish, Inc. formerly Once In A Lifetime, LLC (“123Wish”) – an experience based platform where subscribers have a chance to play and win experiences from celebrities, athletes and artists.

●	Love Media House, Inc. formerly known as C-Rod, Inc. (“Love Media House”) – a full-service music production, artist representation and digital media business that provides a broad range of entertainment services including branding and advertising, video and photo production, recording (including music production, arranging, mixing and mastering), songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, and consulting and life coaching. The entertainment marketplace is highly competitive. The team at Love Media House, headed by Chis Rodriguez, has worked with many famous artists and achieved many Billboard numbers and giving Love Media House an important edge in promoting new talent.

●	Browning Productions & Entertainment, Inc. (“Browning Productions”) – a full service video production company and executive producer for all entertainment projects. Browning Productions has been selected to produce and distribute numerous television programs spanning dozens of episodes in 2019 for acclaimed television networks including A&E, FYI and History Channel.

The Company is based in the United States of America, Hong Kong, Singapore, China and the United Kingdom.

Description of Products and Services

Entertainment Production Services (Love House and Browning Productions)

The primary business of Love House and Browning Productions are entertainment production services. Video projects are divided into four parts: (i) pre-production, (ii) production, (iii) post-production and (iv) distribution. During pre-production, the client describes the need and the purpose of the production. Production is the part of the process where raw materials that will be formed into the final product are created. Post-production is where the first rough cut of the final product is created. Client input is then used to create the final version of the production.

Video production services through Browning Productions include production of television shows, commercials, corporate videos, music videos, film, motion pictures (full length features), make-up and hair, casting, writing, producing, directing, stunts, post production services, graphic design (animation and special effects), audio production, and audio mastering and integration. Music production services through Love House include recording (including music production, arranging, mixing and mastering), songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, branding and advertising, video and photo production, and consulting and life coaching.

Browning Productions has produced and has ownership rights to dozens of national and international television programs currently airing on a number of the most recognized television networks including A&E, FYI and History Channel. Browning Productions distributes content on a proprietary Internet/Over-The-Top (“OTT”) content platform that operates in conjunction with Verizon Digital Media Services (“VDMS”). Current productions of Browning Productions include “Wine Warriors”; the spin-off “Whisky Warriors, for which Browning Productions recently secured the Big Sky Film Grant from the State of Montana’s Film Office, “Training Grounds”; a new docuseries called “The Cryptos,” unveiling the inner workings of the cryptocurrency industry, soon to be distributed on one of the world’s most widely recognized global business news networks; and “America’s Crowdfunding,” an equity crowd-funding television series (the concept is “Shark Tank” meets “America’s Got Talent,” where the viewers vote with their wallets for equity stakes in the featured companies) in conjunction with Equity Bender, among others.

We also provide through Browning Productions marketing services and branded entertainment. Branding and name recognition is generally achieved through exposure in repetition. Through branded entertainment, a product or service stands out throughout a television series in precise placement from segment to segment for each viewer to see or hear, where the product or service is referred or mentioned by the celebrity cast. The pinnacle of all product or service inclusion into television is to allow for a full integration into the storyline and scripting of the segments centering the brand in the show content, which we believe is one of the best forms of marketing for any product or service.

The recording studio of Love House is a facility for sound recording and mixing. Ideally both the recording and monitoring spaces are specially designed by an acoustician to achieve optimum acoustic properties (acoustic isolation or diffusion or absorption of reflected sound that could otherwise interfere with the sound heard by the listener). The typical recording studio consists of a room called the “studio” or “live room”, where instrumentalists and vocalists perform; and the “control room”, where sound engineers sometimes with producer(s) as well operate either professional audio mixing consoles or computers with specialized software suites to manipulate and route the sound for analogue or digital recording. Often, there will be smaller rooms called “isolation booths” present to accommodate loud instruments such as drums or electric guitar, to keep these sounds from being audible to the microphones that are capturing the sounds from other instruments, or to provide “drier” rooms for recording vocals or quieter acoustic instruments.

Our recording studios through Love House may be used to record musicians, voice-over artists for advertisements or dialogue replacement in film, television or animation, foley, or to record their accompanying musical soundtracks.

Competitive Strengths

We believe our competitive strengths through Browning Productions include:

Excellent reputation: We believe we have earned an excellent reputation for our creative ability, innovation, execution and on-time delivery of complex and challenging media content.

Our creative storytelling capabilities: We believe our creative content turns ideas into visual, relatable stories that resonate with consumers and influences their behavior. We believe that our years of experience and access to creative talent allow us to tell compelling stories whether in seconds or minutes.

Diverse, creative talent base: We employ or represent directors and designers, technical directors and other artists who we believe deliver a unique combination of creative direction (character, world and story development) and execution (unique and high quality imagery and related production content).

Strong relationships with advertising agencies and brands: We have produced highly successful and creative advertising campaigns for our customers, many of which are global brands which we believe have allowed us to develop long-standing, strong relationships with leading advertising agencies and brands. We are often commissioned to create multiple campaigns for brands over many years, acting as the go-to production company for these clients. In addition, despite that some of our competitors are larger than us, we have been able to compete effectively with them and win projects from new and existing clients.

End-to-end solution: We have developed in-house production processes that enable us to serve as a one-stop-shop, providing a full suite of solutions to the advertising industry and brands. We are able to conduct a project from concept through design and all stages of production using in-house and contracted creative talent when necessary.

We believe our competitive strengths through Love House include:

High quality services: We provide high quality sound recording and audio production services. We have a high end recording and production studio for use for customers.  Use of the studio is billed on an hourly basis plus fees relating to the rental of the studio. Reproduction of recorded materials will also be sold to customers. The benefits that are afforded to clients in our studio include:

●	a convenient, reasonably priced recording studio.

●	a comfortable studio experience that allows artists to record their music while being in an inviting atmosphere.

●	high end audio equipment that will make high quality sound recordings for our clients.

●	professional and expert staff members that will help artists mix and produce their albums with minimal hassle.

Supplemental Services to Music Production: We also provide songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, branding and advertising, video and photo production.

Competition

The team at Love Media House, headed by Chis Rodriguez, has worked with many famous artists and achieved many Billboard numbers giving Love House an important edge in promoting new talent. The team at Browning Productions, headed by William Browning, has produced and has ownership rights to dozens of national and international television programs currently airing on a number of the most recognized television networks including A&E, FYI and History Channel. Notwithstanding, the entertainment marketplace is highly competitive. There are few barriers of entry in the business and level of competition is extremely high. There are many video production companies and recording studios in United States. Many of these companies may have a greater, more established customer base than us.

Our Industry

We create branded advertising and entertainment content primarily for television, digital and other platforms.

The global advertising market is large and growing. Global advertising spending was a $591 billion global market in 2017, projected to grow to $724 billion in 2020, according to eMarketer. The U.S. is currently Browning Productions’ customers’ primary target market. eMarketer forecasts that the U.S. will have the largest share of global advertising spending in 2020, which it estimates will be $243 billion. As Browning Productions’ business grows, we expect to capitalize on the large and expanding demand for services such as Browning Productions.

Television spending continues to be strong. Television has historically been the single largest advertising medium worldwide. Zenith forecasts that television advertising in the U.S. peaked in 2017 at $69 billion and will decline slightly to $66 billion in 2020. Television and online video together are becoming more important to advertisers seeking to build brands than either form alone.

Digital advertising spending is increasing. Digital technologies have transformed media consumption, viewing habits and social interaction. Content is being viewed at ever-increasing rates on wired and wireless smart devices across the globe. In 2017, global digital advertising spending surpassed global television advertising spending for the first time, according to MAGNA. MAGNA projects that, in 2018, U.S. digital advertising spending will exceed $100 billion and will account for half of total U.S. advertising sales for the first time. MAGNA projects that U.S. digital advertising sales will be $163 billion by 2023.

Creative short-form video content attracts audiences. Given the proliferation of entertainment channels, capturing the attention of audiences is becoming increasingly challenging. We believe that brands are seeking creative content in short-form video that includes animation and mixed media to evoke emotions that resonate with viewers. According to AOL Advertising, while online video consumption is increasing across all video lengths, short-form video is growing the fastest. According to AOL Advertising, 59% of consumers watch videos that are under one minute long every day.

Our Growth Strategy

We intend to build upon our proven ability to aggregate large audiences for brands by continuing to make compelling content that is viewable on both traditional and new platforms. We have begun to implement the growth strategies described below, and expect to continue to do so over the several years following this offering. Although the net proceeds of this offering will be available to assist us to implement our growth strategies, we cannot estimate the ultimate amount of capital needed to achieve our expected growth. We may need additional capital to implement these strategies, particularly in the event we pursue acquisitions of complementary businesses or technologies.

We intend to grow our business by:

Capitalizing on market trends in advertising and digital media: We believe our long history of creating award-winning content for television provides us with the expertise to continue to capture television advertising spending. We also believe our expertise in delivering entertaining, narrative-based short-form video content positions us well for the expected growth in digital advertising. We intend to build our core business by leveraging the increased use of animation and visual effects to differentiate marketing messages and capture audiences in the growing digital media market.

Implementing client service teams: We believe we can increase recurring work from our existing clients with a more client-focused approach to delivering our services. We are hiring account directors with knowledge of the needs of brands in key industries so that we can collaborate more closely with brands and the advertising agencies. By doing so, we believe we can get involved earlier and more intimately in a particular pitch.

Expanding direct-to-brand sales: Brands are increasingly working directly with content creators, bypassing advertising agencies. We believe this industry disruption is being caused by the desire of brands to obtain greater cost-effectiveness, transparency and control over customer data. We believe that we can increase our direct-to-brand sales by increasing business development efforts with brands. We recently reorganized our sales organization to include a specific focus on brand management.

Growing through acquisitions: We believe that the highly fragmented content creation media industry, which is comprised primarily of small-to-medium-sized private companies, provides us with significant opportunities to grow our business through acquisitions. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Cross-selling services: Our ability to produce diverse, engaging content across various media platforms allows us to offer clients a one-stop-shop for all of their content needs. We intend to cross-sell our various capabilities to drive additional revenue from existing clients and to seek to win new clients.

Further developing intellectual property: We intend to build upon our success in developing original series that we own and license to brands, networks and major and new digital media studios. When we develop an original series, we retain the copyright of that content. By licensing to other platforms portions of the content from original series that we develop, we can create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources (such as from foreign viewership).

Expanding our geographic presence: We believe that by expanding our physical presence into select international regions, we will be better able to attract and retain internationally-based brands as clients. With a physical presence outside of the U.S., we believe we can provide better customer service and offer local talent who can work more intimately with internationally-based brands than we can from our offices in the U.S.

Expanding our talent roster: We intend to continue to seek to attract and retain world-class creative and technical talent, thereby increasing our ability to win jobs and build brand equity through additional high quality creative content. We believe that our reputation and our client base will allow us to continue to attract top creative talent.

Celebrity Experience Marketplace (123Wish)

123Wish, available in the Apple App Store, Google Play and www.123wish.com, is a subscription-based, experience marketplace that focuses on providing users with exclusive opportunities to enjoy personalized, dream experiences with some of the world’s most renowned social media influencers including Super Influencer Jake Paul and Team 10 as well as celebrities, professional athletes, fashion designers, and artists while supporting a diverse range of charities.

123Wish provides experiences to fans of high profile celebrities but with the ability to ensure charities can benefit from proceeds of subscriptions paid. 123Wish is a super fan platform bringing fans closer to their favorite influencers, celebrities, musicians and more. 123Wish offers its users unique experiences, face time sessions, weekly giveaways, limited edition merchandise, VIP events, video shouts and exclusive video content.

The influencer or celebrity for each 123Wish experience selects a philanthropic cause to benefit or is randomly matched to a non-profit organization. Once the charitable contribution goal for an experience has been met and the designated timeframe for entry has expired, 123Wish randomly selects the winner who receives exclusive access to interact with the influencer or celebrity. Yet, everyone who enters wins a specialized gift for participation, which may include limited edition merchandise, gift cards or personalized video or voice messages from experience contributors.

Each 123Wish subscriber will soon have a digital wallet and will receive four digital coins each month that his or her subscription remains active, which the subscriber may contribute to charity. 123Wish are committed to making at least $1,000,000 in digital coin value available for charitable contribution premised on the number of subscribers. Development for inclusion of the coin technology is underway and we will be providing blockchain integration.

Competitive Strengths

We believe our competitive strengths through 123Wish include:

Excellent reputation: We believe we have earned an excellent reputation for providing users with exclusive opportunities to enjoy personalized, dream experiences with celebrities.

Contacts with Celebrities: We have successfully established relationships with a number of social media influences, music artists and other celebrities to ensure the success of our experience marketplace.

Regulatory Status

Certain jurisdictions, including California where 123 Wish maintains it principal offices, have regulations that require 123 Wish to register as a commercial fundraiser and notify governmental authorities of events that it is sponsoring. The failure to comply with applicable regulations could subject 123 Wish to fines and other penalties, including being enjoined from conducting solicitation activities for charitable purposes within the jurisdiction and other civil remedies provided by law.

CORPORATE HISTORY

We were initially incorporated in Pennsylvania in 1972 as Coratomic, Inc. We changed our name five times thereafter, with the last name change in 2012 to One Horizon Group, Inc. In addition, we changed our domicile from Pennsylvania to Delaware in 2013.

Our authorized capital is 200,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 50,0000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The designation of rights including voting powers, preferences, and restrictions shall be determined by the Board of Directors before the issuance of any shares. As of the date hereof, 3,930,646 (98,266,169 pre-reverse split) shares of our Common Stock are issued and outstanding and no preferred stock is issued and outstanding.

During the year ended December 31, 2017, we restructured our operations and simplified and strengthened our capital structure by:

●	Selling certain of our operating subsidiaries (the “Discontinued Entities”) to our former Chief Executive Officer pursuant to a Stock Purchase Agreement entered into August 10, 2017, in consideration for the forgiveness of $1,968,243 payable to our former CEO.

●	Issuing: (A) (i) 520,000 (13,000,000 pre-reverse split) shares of our common stock in exchange for $3,000,000 principal amount of an outstanding subordinated debenture in the principal amount of $3,500,000 and the forgiveness of accrued and unpaid interest thereon, and (ii) our 7% promissory note in the principal amount of $500,000 for the surrender of the remaining principal amount of the debenture; (B) 160,000 (4,000,000 pre-reverse split) shares of our common stock and our 7% promissory note in the principal amount of $500,000 for all of the outstanding shares of our Series A-1 Convertible Preferred Stock; and (C) 34,392 (859,802 pre-reverse split) shares of our common stock to our Chief Financial Officer in exchange for $662,048 of indebtedness payable to him.

The restructuring and simplification and strengthening of our capital structure has allowed us to concentrate on developing our secure messaging business, which has focused on gaming, educational and security applications in China and Hong Kong, while seeking acquisition opportunities. In September 2017, Mark White who had previously served as our Chief Executive Officer, was appointed Chief Executive Officer to develop and implement our acquisition strategy.

Acquisition of a Controlling Interest in Once In A Lifetime LLC

On February 22, 2018, we acquired 51% of the membership interests in Once In A Lifetime LLC, a Florida limited liability company d/b/a/ 123 Wish (“123 Wish”), pursuant to an Exchange Agreement dated January 18, 2018, with 123 Wish and its members in consideration for 53,333 (1,333,334 pre-reverse split) shares of our common stock, plus an additional number of shares of our common stock based upon the net after tax earnings of 123 Wish during the six month periods ending six and twelve months after the completion of the acquisition. Once In A Lifetime LLC has been merged into our newly formed majority-owned Delaware subsidiary, 123 Wish, Inc.

123 Wish is a subscription-based, experience marketplace that focuses on providing users with exclusive opportunities to enjoy personalized, dream experiences with social media influencers, including Jake Paul and Team 10, as well as celebrities, professional athletes, fashion designers and artists, while supporting a diverse range of charities.

Acquisition of C-Rod, Inc.

On March 20, 2018, we acquired C–Rod, Inc., including its record label, Velveteen Entertainment, and media division, Mues Media (collectively, the “C-Rod Companies”) pursuant to an Exchange Agreement dated February 27, 2018 with C-Rod, Inc., Christopher Rodriguez and Patricia Rodriguez, in consideration for $150,000, 55,045 (1,376,147 pre-reverse split) shares of our common stock issued to Cap United LLC, plus an additional number of shares of our common stock based upon the net after tax earnings of C-Rod during the two years ending after the completion of the acquisition. On May 2, 2018, we amended the articles of incorporation of C-Rod, Inc. to change its corporate name to Love Media House, Inc.

C-Rod, Inc., a music production company founded in 2002 by Grammy-nominated, multi-platinum producer and composer Christopher Rodriguez, regularly works with artists, which have included many celebrity acts.

Acquisition of a Controlling Interest in Banana Whale Studios Pte. Ltd.

On May 18, 2018, we entered into and consummated an Exchange Agreement (the “Exchange Agreement”) with Banana Whale Studios Pte. Ltd., a Singapore corporation (“Banana Whale”), and the founding shareholders of Banana Whale (the “Banana Whale Stockholders”), pursuant to which we acquired 51% of the outstanding shares (“Controlling Interest in Banana Whale”) of Banana Whale in exchange for a number of our shares of common stock to be based upon the earnings of Banana Whale. Banana Whale is a B2B software provider in the $100+ billion-dollar gaming industry focusing on innovation and next generation games and entertainment. As a condition to closing the acquisition, Banana Whale Stockholders demanded and we deposited in escrow for their benefit 295,320 (7,383,000 pre-reverse split) shares of our common stock (“OHGI Shares”) with a fair value of $4,983,000 as security for our obligation to issue such shares to which they may become entitled. If the number of shares to which the Banana Whale Stockholders become entitled is less than 295,320 (7,383,000 pre-reverse split), the excess shares will be returned to us for cancellation. We also granted Banana Whale the right to use our secure messaging software.

Acquisition of 123Wish Software

Pursuant to the terms of that certain Agreement on Sale of 123Wish Software dated September 27, 2018 (“Software Sale Agreement”), among us, Once in a Lifetime Platform LLC (“OIALP”), and One Horizon Hong Kong Limited (“OHHK”), OIALP sold and assigned to OHHK eighty percent (80%) of the intellectual property rights to OIALP’s software platform and App that underlies 123Wish’s business in exchange for our making an additional investment of $100,000 into 123Wish without requiring the minority shareholders in 123Wish (some of whom are members of OIALP) to put up matching funds and our issuing 120,000 (3,000,000 pre-reverse split) shares of its common stock to members of OIALP.

Acquisition of a Controlling Interest in Browning Productions & Entertainment, Inc.

On October 22, 2018, we entered into an Exchange Agreement (“Browning Exchange Agreement”) pursuant to which we acquired a majority of the outstanding shares (the “Controlling Interest in Browning”) of Browning Productions &Entertainment, Inc., a Florida corporation (“Browning Productions”), from William J. Browning, the sole stockholder of Browning. Browning Productions produces television programs which have aired internationally as well as nationally.

In exchange for the controlling interest in Browning Productions, we paid Mr. Browning $10,000 and issued to him 12,000 (300,000 pre-reverse split) shares of common stock, plus an additional number of shares of common stock which can be up to a maximum of 680,000 (17,000,000 pre-reverse split) shares, determined by dividing two and a half times the net after tax earnings of Browning Productions during the twelve month period ending December 31, 2019 by the average of the closing price of our common stock during the ten consecutive trading days immediately preceding the end of 2019.

Though the terms of this transaction only required a $20,000 cash payment ($10,000 in cash under the non-binding letter of intent and $10,000 in cash under the Browning Exchange Agreement) to Mr. Browning, we were required to provide Browning Productions with a working capital loan in an initial amount of $150,000, which is to be repaid out of the post-closing net profit of Browning Productions as well as earmark an additional $150,000 in cash for future investment in Browning Productions (to assist in funding the future operations of Browning Productions).

We have a right of first refusal to purchase the remaining shares of Browning Productions.

Disposition of a Controlling Interest in Banana Whale Studios Pte. Ltd.

On February 4, 2019, we entered into and consummated an agreement (the “Agreement”) with Banana Whale and the Banana Whale Stockholders, pursuant to which we sold the Controlling Interest in Banana Whale in exchange for $2,000,000, consisting of $1,500,000 in cash and a $500,000 promissory note bearing interest at 5% per annum payable on December 31, 2019 (the “BWS Note”). Under the BWS Note, Banana Whale can prepay the BWS Note in whole or in part without premium or penalty. Pursuant to the BWS Note, the Banana Whale Stockholders agreed to guarantee the payments of all amounts due thereunder on a limited-recourse basis. On February 4, 2019, we also entered into a Pledge and Escrow Agreement with the Banana Whale Stockholders pursuant to which the Banana Whale Stockholders agreed to place the Controlling Interest in Banana Whale in escrow as security for payment of the BWS Note.

The Agreement also terminated certain of the remaining obligations under the Exchange Agreement which was previously entered into by us and the Banana Whale Stockholders, releasing us, Banana Whale and the Banana Whale Stockholders from their remaining obligations thereunder. Pursuant to the Exchange Agreement, we had agreed to acquire the Controlling Interest in Banana Whale in exchange for a number of our shares to be based upon the earnings of Banana Whale. Under the Agreement, the Company agreed to leave the OHGI Shares in escrow and together with the Banana Whale Stockholders, to instruct the escrow agent that the OHGI Shares will remain in escrow for a period of at least 90 days pending an absence of asserted claims under the Agreements indemnification provisions.

Proposed Acquisition of a Controlling Interest in Maham

Pursuant to the terms of a definitive Exchange Agreement, dated February 20, 2019, among us, Maham LLC (“Maham”), the members of Maham, and Mr. Hauswirth (the “Maham Exchange Agreement”), we agreed to (i) issue to the members of Maham unregistered shares of Common Stock equal to (a) 25% of the dollar value the Members have invested in Maham to date, with all non-cash investment based equity owned by members will be exchanged at the same valuation as the valuation of Maham at the time that such non-cash investment based equity was issued, divided by (b) the market value of OHGI Common Stock, determined in accordance with the terms of the Exchange Agreement, as of the closing date (the “Initial Shares”), and (ii) upon completion of the second 12-month period following the closing, issue up to a maximum of 680,000 (17,000,000 pre-reverse split) unregistered shares to the members of Maham on a pro-rata basis based on their holdings, which number of additional shares will be equal to two-and-a-half times (2.5x) the net after-tax earnings of Maham for the First Adjustment Period (as defined in the Maham Exchange Agreement), divided by the market value of our Common Stock. Upon the closing of the Maham transaction, we will own 51% of the issued and outstanding interests in Maham.

Adoption of One Horizon Group, Inc. Amended and Restated 2018 Equity Incentive Plan

Our board of directors and shareholders adopted and approved on November 2, 2018 and December 27, 2018, respectively, the One Horizon Group, Inc. Amended and Restated 2018 Equity Incentive Plan, effective December 27, 2018, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the Plan, 600,000 (15,000,000 pre-reverse split) shares of Common Stock, par value $0.0001 per share, are reserved for issuance, subject to increase pursuant to the terms and conditions as set forth in the Plan.

Voluntary Termination By OHGI of Listing of Common Stock on the Nasdaq Capital Market

Our common stock commenced trading on the Nasdaq Capital Market (“Nasdaq”) on July 9, 2014 under the ticker symbol “OHGI”. On May 10, 2018, the Company received notice (the “Notice”) from Nasdaq indicating that the Company’s common stock did not meet the continued listing requirement as set forth in Nasdaq Listing Rule 5550(a)(2) based on the closing bid price of the common stock for the preceding 30 business days.

Under Nasdaq Listing Rule 5810(c)(3)(A), the Company received a 180-calendar day grace period from the date of the Notice to regain compliance by meeting the continued listing standard of a minimum closing bid price of at least $1.00 per share for 10 consecutive business days during the 180-calendar day grace period ended on November 6, 2018. During the grace period, the Company was unable to regain compliance with the minimum bid price standard.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), in addition to such initial grace period, the Company could be afforded an additional 180-calendar day compliance period, provided that on the 180th calendar day of the initial grace period, the Company (i) met the applicable market value of publicly held shares requirement for continued listing and all other applicable requirements for initial listing on the Nasdaq (except for the bid price requirement) and (ii) notified Nasdaq of its intent to cure the minimum bid price deficiency. Prior to expiration of the initial grace period, the Company requested an additional 180-calendar day compliance period and notified Nasdaq of the Company’s compliance with the stated listing standards and its intent to cure the minimum bid price deficiency through a reverse stock split, if necessary. On November 7, 2018, the Company received written notification from Nasdaq granting an additional 180-calendar day period, to regain compliance with the minimum bid price requirement described above. This second 180-calendar day period relates exclusively to the bid price deficiency and we could be delisted during the 180-calendar day period for failure to maintain compliance with any other listing requirements that occurs during the 180-calendar day period.

During subsequent interactions between the Company and the Nasdaq it became apparent that the Nasdaq may make a finding of noncompliance with the stockholder approval requirements of Nasdaq Listing Rule 5635 and may initiate delisting proceedings against the Company.

As a result of the foregoing, on February 26, 2019, Martin Ward, Chief Financial Officer of the Company, approved the voluntary termination of the listing of OHGI’s common stock on the Nasdaq. On March 8, 2019, the Company filed an application on Form 25 with the SEC to voluntarily terminate its Nasdaq listing. The delisting from the Nasdaq became effective on March 8, 2019. As of March 8, 2019, the Company’s common stock is quoted on the OTCQB tier of the OTC Markets under the ticker symbol “OHGI.” The transition from the Nasdaq to the OTCQB did not materially affect the Company’s business operations.

Recent Developments

Reverse Stock Split

A reverse stock split (“Reverse Stock Split”) of the outstanding shares of the Common Stock in the range from one-for-two (1-for-2) to one-for-fifty (1-for-50), which ratio was to be selected by the Board of Directors, was approved by our Board of Directors and by our shareholders at the annual meeting of the shareholders held on December 27, 2018 as described in that proxy statement on that certain Definitive Schedule 14A filed with the SEC on November 28, 2018. The board of directors anticipates setting the ratio of the reverse stock split, and the reverse stock split becoming effective following approval by FINRA of the reverse stock split, prior to the effective date of the registration statement (of which this prospectus forms a part).

Except as otherwise indicated and except in our financial statements, all references to Common Stock, share data, per share data and related information depict an assumed 1-for-25 Reverse Stock Split until final determination by the Board as if it was effective and as if it had occurred at the beginning of the earliest period presented. The 1-for-25 Reverse Stock Split, when effective, will combine each twenty-five shares of our outstanding Common Stock into one share of Common Stock, without any change in the par value per share, and the 1-for-25 Reverse Stock Split correspondingly will adjust, among other things, the exercise rate of our warrants and options into Common Stock. No fractional shares will be issued in connection with the 1-for-25 Reverse Stock Split, and any fractional shares resulting from the 1-for-25 Reverse Stock Split will be rounded up to the nearest whole share.

Issuance of Additional Shares of Common Stock in Connection with Acquisition of a Controlling Interest in Browning Productions & Entertainment, Inc.

On May 16, 2019, we issued 81,933 (2,048,334 pre-reverse split) shares of Common Stock to Browning Companies International LLC to modify the Browning Exchange Agreement, at a value of $1.547 ($0.06188 pre-reverse split) per share (for an aggregate value of $126,760).

Rescission of Issuance of Common Stock to Certain Investors

On July 17, 2019, we rescinded the issuance of an aggregate of 340,000 (8,500,000 pre-reverse split) shares of Common Stock to certain investors, which were originally acquired for a purchase price of $3.75 ($0.15 per pre-reverse split) share (for a total aggregate purchase price of $1,275,000).

Issuance of Common Stock to Consultant

On June 28, 2019, we issued the 200,000 (5,000,000 pre-reverse split) shares of Common Stock with an aggregate fair value of $150,000 to One Percent Investments, Inc., a Delaware corporation (the “Consultant”), in exchange for proposed consulting services to the Company relating to the Company’s further development and implementation of its corporate and business plan and potential merger and/or acquisition activities, alliances, joint ventures and corporate restructuring. When issuing the shares of Common Stock, the Company relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, available to it under Section 4(a)(2) thereunder as a transaction by an issuer not involving any public offering of securities.

Proposed Acquisition of a Controlling Interest in Redspots

In May 2019, we entered into a preliminary, non-binding letter of intent to acquire a majority interest in Redspots Creative (Hong Kong) Company Limited (Redspots Creative), a multi-media production company, in a stock transaction based on post-closing, future earnings. Redspots Creative provides two dimensional (2D) and three dimensional (3D) video production services, as well as augmented/virtual reality (AR/VR) interactive technologies and products through a robust and proprietary AR platform.  We anticipate this planned acquisition to be transformational to our business as we have the ability to leverage Redspots across our major media and digital platforms.

Issuance of Convertible Note

On July 11, 2019, we issued a convertible note to Bespoke Growth Partners, Inc. in the principal amount of $100,000. The note is payable in full on January 11, 2020 and bears interest at the rate of 20.00% per annum. Accrued interest on the note is payable on the eleventh day of each month. The note may not be prepaid in whole or in part except as set forth in the note. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of the lesser of 28% per annum or the maximum amount permitted under applicable law from the due date until paid. The note may be convertible into shares of common stock of our company at any time only following an event of default at a price per share of 50% (representing a 50% discount) of the lowest one trading price for our common stock during the 20-trading day period ending on the latest completed trading day prior to the date of conversion.

Financing Transaction Related to the Offering

The Equity Line

On August 5, 2019 (the “Closing Date”), the Company entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Crown Bridge Partners, LLC (“Selling Stockholder”), dated as of July 18, 2019, pursuant to which, upon the terms and subject to the conditions thereof, the Selling Stockholder is committed to purchase shares of the Company’s common stock (the “Put Shares”) at an aggregate price of up to $10,000,000 (the “Maximum Commitment Amount”) over the course of its term. The term of the Equity Purchase Agreement commenced on August 5, 2019 and will end on the earlier of (i) the date on which the Selling Stockholder has purchased Put Shares pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount, (ii) July 18, 2022, or (iii) written notice of termination by the Company.

From time to time over the term of the Equity Purchase Agreement, commencing on the date on which a registration statement registering the Put Shares (the “Registration Statement”) becomes effective, the Company may, in its sole discretion, provide the Selling Stockholder with a put notice (each a “Put Notice”) to purchase a specified number of the Put Shares (each a “Put Amount Requested”) subject to the limitations discussed below and contained in the Equity Purchase Agreement. Upon delivery of a Put Notice, the Company must deliver the Put Amount Requested as Deposit Withdrawal at Custodian (DWAC) shares to Selling Stockholder within two trading days.

The actual amount of proceeds the Company receives pursuant to each Put Notice (each, the “Put Amount”) is to be determined by multiplying the Put Amount Requested by the applicable purchase price. The purchase price for each of the Put Shares equals 82% of the lesser of the (i) “Market Price,” which is defined as the lowest traded price for any trading day during the 15 trading days immediately preceding the respective date of the put, or (ii) “Valuation Price,” which is defined as the lowest traded price during the seven trading days following the clearing date associated with the applicable Put Notice. Within four trading days following the end of the valuation periods, the Buyer will deliver the Put Amount to the Company via wire transfer.

The Put Amount Requested pursuant to any single Put Notice must have an aggregate value of at least $10,000, and cannot exceed the lesser of (i) $175,000, and (ii) 200% of the average daily trading value of the common stock in the 15 trading days immediately preceding the Put Notice.

In order to deliver a Put Notice, certain conditions set forth in the Equity Purchase Agreement must be met, as provided therein. In addition, the Company is prohibited from delivering a Put Notice if: (i) the sale of Put Shares pursuant to such Put Notice would cause the Company to issue and sell to Selling Stockholder, or Selling Stockholder to acquire or purchase,  a number of shares of the Company’s common stock that, when aggregated with all shares of common stock purchased by Selling Stockholder pursuant to all prior Put Notices issued under the Equity Purchase Agreement, would exceed the Maximum Commitment Amount; or (ii) the issuance of the Commitment Shares pursuant to a request for the Commitment Shares would cause the Company to issue and sell to Selling Stockholder, or Selling Stockholder to acquire or purchase, an aggregate number of shares of common stock that would result in Selling Stockholder beneficially owning more than 4.99% of the issued and outstanding shares of the Company’s common stock.

On August 5, 2019, in connection with the execution of the Equity Purchase Agreement, the Company agreed to issue, and issued, 173,552 (4,338,793 pre-reverse split) shares of the Company’s common stock (the “Commitment Shares”) to Selling Stockholder as a commitment fee.

Registration Rights Agreement

On the Closing Date, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Selling Stockholder pursuant to which the Company is obligated to file the Registration Statement to register the resale of the Commitment Shares and Put Shares. Pursuant to the Registration Rights Agreement, the Company must (i) file the Registration Statement within 45 calendar days from the Closing Date, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible after the filing thereof, and (iii) use its reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the Commitment Shares and Put Shares have been sold thereunder or pursuant to Rule 144.

Loan

In coordination with the Equity Purchase agreement, on July 24, 2019, the Company entered into a six month loan with Labrys Fund, LP of $180,000 issued at a 10% original issue discount, the Company therefore received net proceeds of $162,000. The loan is at an annual coupon rate of 12%.

Employees

As of September 16, 2019, we had 12 employees, all of whom were full-time employees. None of our employees is represented by a union. We consider our relations with our employees to be good.

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. There are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened. See “Description of Business – Corporate History – Voluntary Termination By OHGI of Listing of Common Stock on the Nasdaq Capital Market.”

Properties

We do not currently own any real property. We lease the following offices:

Location	Approximate size	Approximate monthly rent	Expiration date of lease/renewal options

Hong Kong	150 square feet	$1,900	Terminable with 3-months prior written notice
USA	1,000 square feet	$1,400	Terminable with 3-months prior written notice
UK	120 square feet	$1,250	Terminable with 3-months prior written notice

We believe that these facilities are adequate for our current and near-term future needs.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder.  We will receive no proceeds from the sale of shares of common stock by the Selling Stockholder in this Offering.  The proceeds from the sales will belong to the Selling Stockholder.  However, we will receive proceeds from the sale of the Put Shares to the Selling Stockholder pursuant to the Equity Purchase Agreement.

We intend to use the proceeds that we may receive from the sale of Put Shares for general corporate purposes and working capital requirements. There can be no assurance that we will sell any of the Put Shares.

We cannot provide any assurance that we will be able to draw down any or all of the Maximum Commitment Amount, such that the proceeds received would be a source of financing for us.

We intend to raise additional capital through equity and debt financing, as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading Price History

Our Common Stock is currently quoted on the OTCQB tier of the OTC Markets under the symbol “OHGI”. Prior to March 8, 2019, our Common Stock was listed on the Nasdaq Capital Market (the “Nasdaq”). Our Common Stock commenced trading on the Nasdaq on July 9, 2014 under the ticker symbol “OHGI”. On February 26, 2019, Martin Ward, Chief Financial Officer of the Company, approved the voluntary termination of the listing of our Common Stock on the Nasdaq. On March 8, 2019, the Company filed an application on Form 25 with the SEC to voluntarily terminate its Nasdaq listing. The delisting from the Nasdaq became effective on March 8, 2019.

The following table indicates, for the relevant periods, the high and low prices of our Common Stock on OTCQB and Nasdaq:

Quarter Ended	High	Low
June 30, 2019 (1)	$0.08	$0.03
March 31, 2019	$0.18	$0.03

December 31, 2018	$0.43	$0.07
September 30, 2018	$0.54	$0.17
June 30, 2018	$1.26	$0.49
March 31, 2018	$3.03	$0.84

December 31, 2017	$3.38	$0.80
September 30, 2017	$1.39	$0.57
June 30, 2017	$2.82	$0.62
March 31, 2017	$2.24	$1.44

(1)	On May 8, 2019, the Nasdaq suspended our Common Stock from trading on the Nasdaq and the OTCQB commenced the quotation of our Common Stock.

On September 16, 2019, the closing price of our Common Stock on the OTCQB was $0.375 ($0.015 pre-reverse split).

Shareholders of Record

As of September 16, 2019, we had 3,930,646 (98,266,169 pre-reverse split) outstanding shares of common stock and there were approximately 266 holders of record of our common stock, not including holders who hold their shares in street name.

Dividends

We have never declared or paid a cash dividend. At this time, we do not anticipate paying dividends in the future. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions. We plan to retain any earnings for use in the operation of our business and to fund future growth. You should not purchase our Common Stock on the expectation of future dividends.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of One Horizon Group, Inc. and its subsidiaries (“OHGI” or the “Company”) should be read in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “us,” “we,” “our,” and similar terms refer to the Company. This prospectus includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Reference is made to “Risk Factors”, which are included elsewhere in this prospectus.

OVERVIEW

We are a holding company which, through our operating subsidiaries, is engaged in the digital media, entertainment and secure messaging businesses, described below.

Current Structure of the Company

As of the date of filing this prospectus, the Company has the following subsidiaries:

	Subsidiary name	% Owned
●	123Wish, Inc. (acquired February 2018)	51%
●	One Horizon Hong Kong Ltd	100%
●	Horizon Network Technology Co. Ltd	100%
●	Love Media House, Inc. (acquired March 2018)	100%
●	Browning Productions & Entertainment, Inc. (acquired October 2018)	51%

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company, organized in China and controlled by us via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries for financial reporting purposes in accordance with generally accepted accounting principles in the United States (“GAAP”).

Summary Description of Businesses

As of the date of filing of this prospectus, we have the following three core businesses:

●	123Wish, Inc. formerly Once In A Lifetime, LLC (“123Wish”) – an experience based platform where subscribers have a chance to play and win experiences from celebrities, athletes and artists.

●	Love Media House, Inc. formerly known as C-Rod, Inc. (“Love Media House”) – a full-service music production, artist representation and digital media business that provides a broad range of entertainment services including branding and advertising, video and photo production, recording (including music production, arranging, mixing and mastering), songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, and consulting and life coaching. The entertainment marketplace is highly competitive. The team at Love Media House, headed by Chis Rodriguez, has worked with many famous artists and achieved many Billboard numbers and giving Love Media House an important edge in promoting new talent.

●	Browning Productions & Entertainment, Inc. (“Browning Productions”) – a full service video production company and executive producer for all entertainment projects. Browning Productions has been selected to produce and distribute numerous television programs spanning dozens of episodes in 2019 for acclaimed television networks including A&E, FYI and History Channel.

The Company is based in the United States of America, Hong Kong, Singapore, China and the United Kingdom.

For the fiscal years ended December 31, 2018 and 2017, we generated revenues of $787,000 and $714,000, respectively; and reported net losses of $14,579,000 and $7,434,000, respectively, and negative cash flow from operating activities of $3,051,000 and $703,000, respectively. For the six months ended June 30, 2019, we generated revenues of $454,000 and reported a net loss of $1,840,000, and negative cash flow from operating activities of $1,401,000. As noted in our consolidated financial statements, we had an accumulated deficit of approximately $56,594,000 and recurring losses from operations as of June 30, 2019. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations. See “Risk Factors” - We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

A reverse stock split (“Reverse Stock Split”) of the outstanding shares of the Common Stock in the range from one-for-two (1-for-2) to one-for-fifty (1-for-50), which ratio was to be selected by the Board of Directors, was approved by our Board of Directors and by our shareholders at the annual meeting of the shareholders held on December 27, 2018 as described in that proxy statement on that certain Definitive Schedule 14A filed with the SEC on November 28, 2018. The board of directors anticipates setting the ratio of the reverse stock split, and the reverse stock split becoming effective following approval by FINRA of the reverse stock split, prior to the effective date of the registration statement (of which this prospectus forms a part).

Except as otherwise indicated and except in our financial statements, all references to Common Stock, share data, per share data and related information depict an assumed 1-for-25 Reverse Stock Split until final determination by the Board as if it was effective and as if it had occurred at the beginning of the earliest period presented. The 1-for-25 Reverse Stock Split, when effective, will combine each twenty-five shares of our outstanding Common Stock into one share of Common Stock, without any change in the par value per share, and the 1-for-25 Reverse Stock Split correspondingly will adjust, among other things, the exercise rate of our warrants and options into Common Stock. No fractional shares will be issued in connection with the 1-for-25 Reverse Stock Split, and any fractional shares resulting from the 1-for-25 Reverse Stock Split will be rounded up to the nearest whole share.

Results of Operations

Comparison of three months ended June 30, 2019 and 2018 (in thousands)

The following table sets forth information from our statements of operations for the three months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Change
	2019	2018	Increase/ (decrease)	Percentage Change

Revenue	$253	$270	$(17)	(6.3)

Cost of revenue	303	673	(370)	(54.8)

Gross deficit	(50)	(403)	353	87.3

Operating expenses:

General and administrative	1,078	1,716	(638)	(37.2)
Depreciation	5	1	4	400.0
Acquisition costs	-	1,094	(1,094)	N/A

Total operating expenses	1,083	2,811	(1,728)	(61.5)

Loss from operations	(1,133)	(3,214)	2,081	64.7

Other income(expense)	(17)	(18)	1	0.6
Loss for the period for continuing operations	(1,150)	(3,232)	2,082	64.4

Loss for discontinued operations	-	(296)	296	100.0
Total net loss	$(1,150)	$(3,528)	$2,378	67.4

Revenue:  Our revenue for the three months ended June 30, 2019 decreased by approximately $17,000 over the same period in 2018.

Gross Deficit:  Gross margin deficit for the three months ended June 30, 2019 was approximately $50,000 as compared to $403,000 margin deficit for the three months ended June 30, 2018, due to the decrease in amortization of software development costs.

Operating Expenses:  General and administrative expenses, acquisition related costs and depreciation incurred during the three months ended June 30, 2019 were approximately $1.1 million, a significant reduction of approximately $1.7 million when compared to the approximate figure of $2.8 million incurred in the three months ended June 30, 2018.  The major reduction in costs related to consulting costs, due diligence and advisory costs incurred in the acquisitions undertaken in 2018.

Net Loss:  Net loss for the three months ended June 30, 2019 was approximately $1.2 million as compared to net loss of approximately $3.5 million for the same period in 2018. The decrease in net loss is attributable mainly to the decrease in general and administrative expenses, as discussed above.

Comparison of six months ended June 30, 2019 and 2018 (in thousands)

The following table sets forth information from our statements of operations for the six months ended June 30, 2019 and 2018.

	Six Months Ended June 30,		Change
	2019	2018	Increase/ (decrease)	Percentage Change

Revenue	$454	$544	$(90)	(16.5)

Cost of revenue	545	1,078	(533)	(49.4)

Gross deficit	(91)	(534)	443	82.8

Operating expenses:

General and administrative	2,262	3,126	(864)	(27.6)
Acquisition costs	-	1,874	(1,874)	(100.0)
Depreciation	6	1	5	500.0

Total operating expenses	2,268	5,001	(2,733)	(54.6)

Loss from operations	(2,359)	(5,535)	3,175	57.4

Other income (expense)	519	(391)	910	232.7
Loss for the period for continuing operations	(1,840)	(5,926)	4,085	68.9

Loss for discontinued operations	-	(296)	296	100.0
Net loss	$(1,840)	$(6,222)	$4,381	70.4

Revenue: Our revenue for the six months ended June 30, 2019 was approximately $454,000 as compared to approximately $544,000 for the six months ended June 30, 2018, a decrease of approximately $90,000, or 16.5%. The decrease was due to the reduction in license sales and LMH sales, offset by the revenue generated by Browning.

Cost of Revenue: Cost of revenue was approximately $545,000 for the six months ending June 30, 2019 as compared to $1,078,000 for the six months ended June 30, 2018. The main reason for the decrease was the reduction in the amortization charge of $686,000 relating to software development costs.

Gross Deficit: Gross margin deficit for the six months ended June 30, 2019 was approximately $91,000 as compared to a deficit of $534,000 for the six months ended June 30, 2018, a decrease of approximately $443,000. The decrease was mainly due to the reduction in amortization charge of $686,000 as set forth above.

Operating Expenses: Operating expenses, including general and administrative expenses, depreciation and acquisition costs were approximately $2.3 million and $5.0 million during the six months ended June 30, 2019 and 2018, respectively. The reduction in operating costs primarily related to the acquisition costs and fundraising costs incurred in 2018 that were not incurred in the same period in 2019.

Net Loss: Net loss for the six months ended June 30, 2019 was approximately $1.8 million as compared to loss of approximately $6.2 million for the same period in 2018. The net loss decrease was primarily due to the decrease in amortization charges, non-cash general and administrative expenses, and fundraising and acquisition costs.

Comparison of year ended December 31, 2018 and 2017 (in thousands) excluding discontinued items.

The following table sets forth information from our statements of operations for the years ended December 31, 2018 and 2017.

	For the Year Ended		Year to Year Comparison
	December 31,		Increase/	Percentage
	2018	2017	(decrease)	Change

Revenue	$787	$714	$73	10.2%

Cost of revenue
Software and production costs	91	—	91	N/A
Amortization of intangible assets	2,148	855	1,293	151.2%
	2,239	855

Gross deficit	(1,452)	(141)	(1,311)	(929.8)%

Operating Expenses

General and administrative	7,139	4,236	2,903	68.5%
Acquisition services	1,874	—	1,874	N/A
Depreciation	1	17	(16)	(94.1)%
Impairment charge	3,761	—	3,761	N/A
Total Operating Expenses	12,775	4,253	8,522	200.4%

Loss from Operations	(14,227)	(4,394)	9,833	223.8%

Other Income(expense)
Interest expense	(428)	(666)	238	35.7%
Other Income	989	—	989	N/A
Foreign currency exchange (losses) gains	(5)	1	(6)	(600.0)%

Loss from continuing operations	$(13,671)	$(5,059)	(8,612)	(170.2)%

Revenue: Our revenue for continuing operations for the year ended December 31, 2018 was approximately $787,000 as compared to approximately $714,000 for the year ended December 31, 2017, an increase of approximately $73,000 or 10.2%. The increase was primarily due to revenue generated from companies acquired in the year.

Cost of Revenue: Cost of revenue was primarily the amortization of intangible assets relating to subsidiaries acquired together with intellectual property associated with the secure messaging.

Gross Deficit:  Gross deficit for the year ended December 31, 2018 was approximately $1.45 million as compared to $0.15 million for the year ended December 31, 2017. The increased deficit is primarily due to the increase in amortization.

Operating Expenses: Operating expenses including general and administrative expenses, consultancy expenses, depreciation and impairment charges were approximately $12.8 million for the year ended December 31, 2018, as compared to approximately $4.3 million, for the same period in 2017, an increase of approximately $8.5 million or 200%. The increase in expenses primarily arose due to an increase in non-cash consulting expenses paid in shares and an impairment charge related to our secure messaging software.

Other Income (Expense): Net other income totaled $0.56 million for the year ended December 31, 2018, and increase of $1.22 million over the year ended December 31, 2017. The increase in net other income is due primarily to a decrease in interest expense charges and other income recognized from the planned disposition of Banana Whale.

Net Loss: Net loss from continuing operations for the year ended December 31, 2018 was approximately $13.7 million as compared to a net loss of $5.1 million for the same period in 2017.  Going forward, management believes the Company will continue to grow the business and increase profitability through acquisitions.

Foreign Currency Translation Adjustment: Our reporting currency is the U.S. dollar. Our local currencies, Hong Kong Dollars, British pounds and Chinese Renminbi, are our functional currencies. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Liquidity and Capital Resources

Six Months Ended June 30, 2019 and June 30, 2018

The following table sets forth a summary of our net cash flows for the periods indicated:

	For the Six Months Ended June 30 (in thousands)
	2019	2018
Net cash flows from total operating operations	(1,401)	(1,519)
Net cash flows from total investing activities	1,334	(110)
Net cash flows from total financing activities	551	1,460

Net cash used by operating activities of continuing operations decreased to $1,401,000 for the six months ended June 30, 2019 from $1,519,000 for the same period in 2018.

Net cash raised from investing activities was approximately $1,334,000 in the six months ended June 30, 2019 as compared to net cash used of $110 in the comparative period in 2018. The difference was primarily the $1,500,000 raised from the initial proceeds on the sale of the Company’s holding in Banana Whale Studios Pte Ltd.

Net cash generated in financing activities was approximately $551,000 for the six months ended June 30, 2019 as compared to $1,460,000 for the six months ended June 30, 2018. The cash generated from financing activities in the six months ended June 30, 2019 was primarily from the loan from a related party whereas the net cash generated in the comparative period in 2018 was primarily generated from the sale of new shares of common stock, the exercise of common stock warrants and proceeds from convertible debt.

At June 30, 2019, the Company had cash of approximately $847,000. Management believes that the combination of the available cash on hand, together with the anticipated proceeds from the Equity Line and other potential financing arrangements, and cash to be generated from budgeted future operations will be sufficient to fund the Company’s operations into the fourth quarter of 2020. However, actual results could differ materially from the Company’s projections.

Years Ended December 31, 2018 and December 31, 2017

The following table sets forth a summary of our approximate cash flows for the periods indicated:

	For the Years Ended December 31 (in thousands)
	2018	2017
Net cash used in operating activities from continuing operations	(3,012)	(382)
Net cash used in operating activities from discontinued operations	(39)	(321)
Net cash used in investing activities from continuing operations	(170)	(2)
Net cash used in investing activities from discontinued operations	(980)	(261)
Net cash provided by financing activities from continuing operations	3,516	1,477
Net cash provided by financing activities from discontinued operations	301	—

Net cash used by operating activities from continuing operations was approximately $3.0 million for the year ended December 31, 2018 as compared to approximately $0.4 million for the same period in 2017. The increase in cash used in operating activities from continuing operations is largely due to the increase in cash expenditures in 2018 as compared to 2017 related to the newly acquired entities.

Net cash used in investing activities from continuing operations was approximately $0.17 million for the year ended December 31, 2018. Net cash used in investing activities was primarily focused on acquisition and investment in acquired subsidiaries.

Net cash provided by financing activities from continuing operations amounted to approximately $3.5 million for 2018 and $1.5 million for 2017. Cash provided by financing activities in 2018 and 2017 was primarily from the sale of Common Stock and conversion of warrants, net of related costs.

Our working capital surplus as of December 31, 2018, was approximately $1.6 million, as compared to a working capital surplus of approximately $0.9 million for the same date in 2017.

Going Concern

The Company has incurred losses since inception, including approximately $14,579,000, $7,434,000, and $1,840,000 during the years ended December 31, 2018 and 2017 and the six months ended June 30, 2019, respectively, resulting in an accumulated deficit of approximately $56,594,000 as of June 30, 2019. As of June 30, 2019, the Company had approximately $847,000 in cash and cash equivalents, which will not be sufficient to fund the operations and strategic objectives of the Company over the next twelve months from the date of issuance of this prospectus. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company will be required to obtain additional financing and capital and expects to satisfy its cash needs primarily from the additional issuance of equity securities or indebtedness in order to sustain operations until it can achieve profitability and positive cash flows, if ever. There can be no assurances, however, that adequate additional funding will be available on favorable terms, or at all. If such funds are not available in the future, the Company may be required to delay, significantly modify or terminate its operations, all of which could have a material adverse effect on the Company.

As a result of the foregoing factors, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements for the years ended December 31, 2018 and 2017.

Availability of Additional Funds

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses.  We do not have any credit agreement or source of liquidity immediately available to us.

Since inception, our operations have primarily been funded through proceeds from existing shareholders in exchange for equity and debt. At June 30, 2019, we had a cash balance of approximately $847,000. Although we believe that we have access to capital resources, there are no commitments in place for new financing as of the filing date of this prospectus and there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. We expect to have ongoing needs for working capital in order to (a) fund operations; plus (b) fund strategic acquisitions. To that end, we may be required to raise additional funds through equity or debt financing. However, there can be no assurance that we will be successful in securing additional capital. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; (c) seek extensions of time to fund its liabilities, or (d) seek protection from creditors.

In addition, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our shareholders losing all of their investment in our Company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties.

Our audited consolidated financial statements included elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate our continuation as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Equity Purchase Agreement and Registration Rights Agreement

On August 5, 2019 (the “Closing Date”), the Company entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Crown Bridge Partners, LLC (“Selling Stockholder”), dated as of July 18, 2019, pursuant to which, upon the terms and subject to the conditions thereof, the Selling Stockholder is committed to purchase shares of the Company’s common stock (the “Put Shares”) at an aggregate price of up to $10,000,000 (the “Maximum Commitment Amount”) over the course of its term. The term of the Equity Purchase Agreement commenced on August 5, 2019 and will end on the earlier of (i) the date on which the Selling Stockholder has purchased Put Shares pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount, (ii) July 18, 2022, or (iii) written notice of termination by the Company.

From time to time over the term of the Equity Purchase Agreement, commencing on the date on which a registration statement registering the Put Shares (the “Registration Statement”) becomes effective, the Company may, in its sole discretion, provide the Selling Stockholder with a put notice (each a “Put Notice”) to purchase a specified number of the Put Shares (each a “Put Amount Requested”) subject to the limitations discussed below and contained in the Equity Purchase Agreement. Upon delivery of a Put Notice, the Company must deliver the Put Amount Requested as Deposit Withdrawal at Custodian (DWAC) shares to Selling Stockholder within two trading days.

The actual amount of proceeds the Company receives pursuant to each Put Notice (each, the “Put Amount”) is to be determined by multiplying the Put Amount Requested by the applicable purchase price. The purchase price for each of the Put Shares equals 82% of the lesser of the (i) “Market Price,” which is defined as the lowest traded price for any trading day during the 15 trading days immediately preceding the respective date of the put, or (ii) “Valuation Price,” which is defined as the lowest traded price during the seven trading days following the clearing date associated with the applicable Put Notice. Within four trading days following the end of the valuation periods, the Buyer will deliver the Put Amount to the Company via wire transfer.

The Put Amount Requested pursuant to any single Put Notice must have an aggregate value of at least $10,000, and cannot exceed the lesser of (i) $175,000, and (ii) 200% of the average daily trading value of the common stock in the 15 trading days immediately preceding the Put Notice.

In order to deliver a Put Notice, certain conditions set forth in the Equity Purchase Agreement must be met, as provided therein. In addition, the Company is prohibited from delivering a Put Notice if: (i) the sale of Put Shares pursuant to such Put Notice would cause the Company to issue and sell to Selling Stockholder, or Selling Stockholder to acquire or purchase,  a number of shares of the Company’s common stock that, when aggregated with all shares of common stock purchased by Selling Stockholder pursuant to all prior Put Notices issued under the Equity Purchase Agreement, would exceed the Maximum Commitment Amount; or (ii) the issuance of the Commitment Shares pursuant to a request for the Commitment Shares would cause the Company to issue and sell to Selling Stockholder, or Selling Stockholder to acquire or purchase, an aggregate number of shares of common stock that would result in Selling Stockholder beneficially owning more than 4.99% of the issued and outstanding shares of the Company’s common stock.

On August 5, 2019, in connection with the execution of the Equity Purchase Agreement, the Company agreed to issue, and issued, 173,552 (4,338,793 pre-reverse split) shares of the Company’s common stock (the “Commitment Shares”) to Selling Stockholder as a commitment fee.

On the Closing Date, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Selling Stockholder pursuant to which the Company is obligated to file the Registration Statement to register the resale of the Commitment Shares and Put Shares. Pursuant to the Registration Rights Agreement, the Company must (i) file the Registration Statement within 45 calendar days from the Closing Date, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible after the filing thereof, and (iii) use its reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the Commitment Shares and Put Shares have been sold thereunder or pursuant to Rule 144.

In coordination with the Equity Purchase agreement, on July 24, 2019, the Company entered into a six month loan with Labrys Fund, LP of $180,000 issued at a 10% original issue discount, the Company therefore received net proceeds of $162,000. The loan is at an annual coupon rate of 12%.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Our significant accounting policies are described in notes accompanying the consolidated financial statements. The preparation of the consolidated financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. Estimates are based on information available as of the date of the financial statements, and accordingly, actual results in future periods could differ from these estimates. Significant judgments and estimates used in the preparation of the consolidated financial statements apply critical accounting policies described in the notes to our consolidated financial statements.

We consider our recognition of revenues, accounting for the consolidation of operations, accounting for stock-based compensation, accounting for intangible assets and related impairment analyses, the allowance for doubtful accounts and accounting for equity transactions, to be most critical in understanding the judgments that are involved in the preparation of our consolidated financial statements.

Together with our critical accounting policies set out above, our significant accounting policies are summarized in Note 2 of our audited financial statements as of and for the year ended December 31, 2018.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. Assets and liabilities other than those denominated in U.S. dollars, primarily in Singapore, the United Kingdom and China, are translated into United States dollars at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the period. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss) until all or a part of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

Transaction gains and losses that arise from exchange-rate fluctuations on transactions denominated in a currency other than the functional currency are included in general and administrative expenses.

Accounts Receivable, Revenue Recognition and Concentrations

Performance Obligations – A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under the revenue recognition standard. The transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s contracts do not typically have variable consideration that needs to be considered when the contract consideration is allocated to each performance obligation.

Revenue Recognition – We recognize revenues from each business segment as described below:

1.	123Wish derives income from user subscriptions, sale of merchandise, sale of tickets for experiences with social media influencers and artists, and the sale of corporate sponsorships, each of which is a separate performance obligation. User subscriptions cover a defined period of time (typically one month) and the revenue is recognized as the Company satisfies the requisite performance obligation (over the defined subscription period). Sale of merchandise and tickets are recognized when the customer has paid for the item and when the merchandise and/or ticket has been delivered to the customer. Corporate sponsorship packages are non-refundable and relate to brand association. The Company has no further service deliverable to the sponsor and the revenue is recognized when the agreement is entered into by both parties and the required marketing materials have been delivered to the corporate sponsor for their use.

2.	Love Media House derives income from recording and video services. Income is recognized when the recording and video services are performed and the final customer product is delivered and the point at which the performance obligation is satisfied. These revenues are non-refundable.

3.	Browning Production & Entertainment, Inc derives income from the advertising associated with the airing of television series produced by BP&E and also license income from the show of series on certain channels based on the number of viewers attracted. Advertising revenue is recognized when the series to which the advertising relates is aired.

The Company does not have off-balance sheet credit exposure related to its customers. As of June 30, 2019 three customers accounted for 76% of the accounts receivable balance and as of December 31, 2018, three customers accounted for 68% of the accounts receivable balance. Three customers accounted for 34% of the revenue for the six months ended June 30, 2019 and one customer accounted for 82% of the revenue for the six months ended June 30, 2018.

Income Taxes

The Company continually evaluates its uncertain income tax positions and may record a liability for any unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense and other expense, respectively.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, the Company makes certain estimates and assumptions in: (1) calculating its income tax expense, deferred tax assets, and deferred tax liabilities; (2) determining any valuation allowance recorded against deferred tax assets; and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized. Historically the Company has not filed income tax returns and the related required informational filings in the US. Certain informational filings if not filed contain penalties and such penalties could be material. The Company is currently addressing this issue with advisors to determine the amount, if any, of potential payments due. Given the complexity of the issue the Company is unable to quantify a range of potential loss, if any. Accordingly no liability has been recorded in the accompanying consolidated balance sheets in respect of this matter.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic loss per share) and potentially dilutive securities. For the three and six month periods ended June 30, 2019 and 2018, outstanding warrants are antidilutive because of net losses, and as such, their effect has not been included in the calculation of diluted net loss per share. Common shares issuable are considered outstanding as of the original approval date for purposes of earnings per share computations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the fiscal period. The Company makes estimates for, among other items, useful lives for depreciation and amortization, determination of future cash flows associated with impairment testing for long-lived assets, determination of the fair value of stock options and warrants, determining fair values of assets acquired and liabilities assumed in business combinations, valuation allowance for deferred tax assets, allowances for doubtful accounts, and potential income tax assessments and other contingencies. The Company bases its estimates on historical experience, current conditions, and other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles-based and provides a five step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. The new standard, as updated in 2015, was effective for us in the first quarter of the year ending December 31, 2018 and can be applied either retrospectively to all periods presented or as a cumulative-effect adjustment as of the date of adoption. We have evaluated the impact of the new accounting standard on our revenue recognition policies and it did not have an impact on our financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases,” which created a new Topic, ASC Topic 842 and established the core principle that a lessee should recognize the assets, representing rights-of-use, and liabilities to make lease payments, that arise from leases. For leases with a term of 12 months or less, a lessee is permitted to make an election under which such assets and liabilities would not be recognized, and lease expense would be recognized generally on a straight-line basis over the lease term. This standard is effective for the Company beginning in 2019 and was adopted by the Company for the year beginning January 1, 2019. The Company has evaluated the impact of this revised guidance on its financial statements and determined it had no material impact, as the Company has no leasing arrangements with terms greater than one year.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the implementation guidance on identifying performance obligations. This ASU applies to all companies that enter into contracts with customers to transfer goods or services. This ASU is effective for public entities for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted, but not before interim and annual reporting periods beginning after December 15, 2016. Entities have the choice to apply the ASU either retrospectively to each reporting period presented or by recognizing the cumulative effect of applying these standards at the date of initial application and not adjusting comparative information. We have evaluated the impact of the new accounting standard on our revenue recognition policies and it did not have an impact on our financial statements.

Share-Based Compensation

The Company accounts for stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest.  The fair value of stock options is determined using the Black-Scholes option pricing model, which includes subjective judgements about the expected life of the awards, forfeiture rates and stock price volatility.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors and Executive Officers

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this prospectus. Our directors are elected by our stockholders at annual meeting of the stockholders and serve until the next annual meeting of the stockholders or, in absence of such annual meeting, until their successors are elected and qualified. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Directors and Executive Officers

Name	Age	Position

Mark White	58	President, Chief Executive Officer and Director

Martin Ward	61	Chief Financial Officer and Director

Nicholas Carpinello	69	Director

Richard Vos	73	Director

Robert Law	68	Director

Aling Zhang	61	Director

Pengfei Li	31	Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Mark White.  Mr. White was appointed as President, Chief Executive Officer and a director on September 8, 2017. Mr. White previously served as the Company’s Chief Executive Officer from November 30, 2012 to July 24, 2014 and as a director from December 2012 to July 2014. From July 2014 to August 2017, he was engaged as a private investor seeking business and investment opportunities. Mr. White served as the Chief Executive Officer of One Horizon Group, PLC from 2004 to November 2012. His entrepreneurial career in the distribution of electronic equipment and telecommunications spans over 20 years. He founded Next Destination Limited in 1993, the European distributor for Magellan GPS and satellite products, and sold the business in 1997. Prior to that, Mr. White was Chief Executive Officer for Garmin Europe, where he built up the company’s European distribution network. He previously sold Garmin’s GPS products through Euro Marine Group Ltd, a company he formed in 1990, which established distribution in Europe for U.S. manufacturers of marine electronic equipment. Earlier in his career, Mr. White was the Sales Director for Cetrek Limited, a maritime autopilot manufacturer.

Martin Ward. Mr. Ward has served as Chief Financial Officer since November 30, 2012 and a director since December 10, 2012. Mr. Ward served as the Chief Financial Officer and Company Secretary of One Horizon Group, PLC from 2004 to November 2012. Prior to joining One Horizon Group, Mr. Ward was a partner at Langdowns DFK, a United Kingdom-based chartered accountancy practice. Earlier in his career, between 1983 and 1987, he worked for PricewaterhouseCoopers as an Audit Manager. Mr. Ward is a fellow of the Institute of Chartered Accountants of England and Wales.

Nicholas Carpinello. Mr. Carpinello has served as a director since March 7, 2013. He has been the owner of Carpinello Enterprises LLC d/b/a Cottman Transmission Center, a national auto service franchise, since 2004 and also has worked as a consultant to SatCom Distribution Inc. (“SDI”), assisting in various business, tax and financial matters of US operations of UK-based distributors of satellite communication hardware and airtime, since 2005. Prior to November 2012, SDI was a subsidiary of One Horizon Group PLC. Mr. Carpinello’s years of professional experience are extensive, and include experience as CFO and Treasurer with multinational public and private manufacturers of armored vehicles and, later in his career, CFO of privately-held companies in the computer science field. He is a Certified Public Accountant, an alumnus of Arthur Andersen & Co., and holds a BA degree in Accounting from the University of Cincinnati.

Richard Vos. Mr. Vos was appointed as a director on August 28, 2013. Mr. Vos has been a non-executive director of NSSC Operations Ltd., which operates the National Space Centre in the United Kingdom, until February 2018 and was chairman of its audit committee. From August 2014 to March 2017. Mr. Vos was a non-executive director of Tawsat Limited and Tawsat Holdings Limited, both Irish registered companies which hold intellectual property in certain satellite operations.

Mr. Vos was an Independent Director from 2007 to January 2017 of Avanti Communication Group plc, a public company listed on the London Stock Exchange (LSE:AVN), where he was chairman of its remuneration committee and audit committee. From June 2005 to June 2010, Mr. Vos was a director of our United Kingdom subsidiary. One Horizon Group plc (formerly SatCom Group Holdings plc) (“One Horizon UK”), and from October 2006 to June 2010 was also Chairman. From July 2005 to March 2010, One Horizon UK was listed on the Alternative Investment Market of the London Stock Exchange (AIM: SGH). From October 2008 to October 2010, Mr. Vos served as a director of TerreStar Europe Ltd., a former start-up business seeking to provide mobile satellite services in Europe. From April 2003 to 2009, Mr. Vos was chairman of the Telecommunications and Navigation Advisory Board of the British National Space Centre (subsequently reconstituted as the United Kingdom Space Agency). From September 2006 to June 2009, Mr. Vos was a director of Avanti Screenmedia Group plc, formerly listed on the London Stock Exchange (LSE:ASG), which provided satellite and other services. Mr. Vos obtained his Bachelor of Arts with Honors in Modern Languages from University of London in 1968, and his Diploma in Management Studies from Kingdom Polytechnic in 1973.

Robert Law. Mr. Law has served as a director since August 28, 2013. From 1990 to 2016, Mr. Law served as chief executive officer of Langdowns DFK Limited (“Langdowns”), a United Kingdom-based accounting, tax and business advisory firm, and from 1979 to 2018 served as a director of Langdowns. Also, from 1990 to 2016, Mr. Law served as the chief executive officer of Southern Business Advisers LLP (“Southern Business Advisers”), a United Kingdom-based business associated with Langdowns that also offers accounting, tax and business advisory services, was a member of Southern Business Advisers since 1979. Mr. Law is a Fellow of the Institute of Chartered Accountants in England and Wales (“ICAEW”), having qualified as an ICAEW Chartered Accountant in 1976.

Ajing Zhang. Mr. Zhang was appointed as a director in January 2019. He was managing director of Shanghai Suonengderui Energy Science and Technology Development Co., Ltd. from March 2011 to April 2018. From March 2010 to February 2011 he was Executive Deputy General Manager of China Energy Conservation and Environmental Protection Shanghai Company. From June 2006 to March 2010 he was Deputy General Manager of Shanghai Citelum Kighting Design Co. LTd. From March 2003 to June 2006 he was Assistant General Manager of Oriental Pearl Group Co., Ltd. From May 1992 to March 2003, he was Assistant General Manager and Financial Manager of Oriental Pearl Taxi Co., Ltd. From April 1989 to May 1992 he was Finance Supervisor of Shanghai Qichongtian Hotel. Mr. Zhang received a Bachelor’s degree from Shanghai Lixin College of Accounting in 1987 (where he majored in Accounting), a postgraduate degree from East China Normal University in 1999 )(where he majored in Economic Information Management) and a Master’s degree from Macau University of Science and Technology in 2004 (where he majored in Business Administration Management).

Pengfei Li. Mr. Li was appointed as a director in January 2019. He has been Investment Director of Dachao Asset Management (Shanghai) Co., Ltd., of which Mr. Wu is Chairman, since January 2018. From June 2015 to December 2017 he was Assistant resident of Shanghai Lighter Capital Management Co., Ltd. From June 2013 to June 2015 he was Investment Manager of Shanghai Fosun Hiogh Technology (Group) Co., Ltd/Shanghai Yuyuan Gold and Jewelry Group Ltd. Mr. Li received a Bachelor’s degree from Shanghai University of Engineering Science in 2011 (where he majored in International Economics and Trade) and a Master of Science degree from the University of Brighton (United Kingdom) in 2013 (where he majored in MSc Finance and Investment).

There are no family relationships among our directors and executive officers. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified, or his earlier death, resignation or removal. Officers are elected by and serve at the discretion of the Board of Directors.

Board Leadership Structure and the Board’s Role in Risk Oversight.

The Board of Directors currently does not have a Chairman. Our Chief Executive Officer acts as the Chairman of the Board. The Board determined that in the best interest of the Company the most effective leadership structure at this time is not to separate the roles of Chairman and Chief Executive Officer. A combined structure provides the Company with a single leader who represents the Company to our stockholders, regulators, business partners and other stakeholders, among other reasons set forth below. Should the Board conclude otherwise, the Board will separate the roles and appoint an independent Chairman.

●	This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works directly with those individuals preparing the necessary Board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure, and Mr. White’s continuation in the combined role of the Acting Chairman and Chief Executive Officer is in the best interest of the stockholders.

●	The Company believes that the combined structure is necessary and allows for efficient and effective oversight, given the Company’s relatively small size, its corporate strategy and focus.

The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Compensation of Directors

Non-employee directors are entitled to receive compensation for serving as directors and may receive option grants from our company. Employee directors do not receive any compensation for their services as directors. All of our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2018, to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas Carpinello	18,000	0	0	0	0	0	18,000
Robert Law	16,000	0	0	0	0	0	16,000
Richard Vos	16,000	0	0	0	0	0	16,000

Independent Directors

Our Board of Directors has determined that Nicholas Carpinello, Robert Law and Richard Vos are “independent directors” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets and ceased trading on Nasdaq.

Board Meetings; Committees and Membership

The Board of Directors held 7 meetings during the fiscal year ended December 31, 2018 (“fiscal 2018”). During fiscal 2018, each of the directors then in office attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served.

We maintain the following committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is comprised entirely of directors who are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). Each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. Copies of the committee charters are available on our website at airindustriesgroup.com under the heading “Investor Relations.” As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets and ceased trading on Nasdaq.

Audit Committee

Our Audit Committee consists of Nicholas Carpinello, Robert Law and Richard Vos, each of whom is independent. The Audit Committee assists the Board of Directors oversight of (i) the integrity of financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor, and prepares the report that the Securities and Exchange Commission requires to be included in our annual proxy statement. The audit committee operates under a written charter. Mr. Carpinello is the Chairman of our audit committee.

The Board of Directors determined that Mr. Carpinello possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC. As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets and ceased trading on Nasdaq.

A copy of current charter of Audit Committee is available on the Company’s website http://content.stockpr.com/onehorizongroup/media/6f6926ac07f2526da1eaa0d94f84c6d7.pdf

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become members of our Board of Directors, in determining the composition of the Board of Directors and in monitoring the process to assess Board effectiveness. Each of Nicholas Carpinello, Robert Law and Richard Vos are members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter. Mr. Richard Vos is the Chairman of the Nominating and Corporate Governance Committee.

●	Our Nominating and Corporate Governance Committee has, among the others, the following authority and responsibilities:

●	To determine and recommend to the Board, the criteria to be considered in selecting nominees for the director;

●	To identify and screen candidate consistent with such criteria and consider any candidates recommended by our stockholders pursuant to the procedures described in our proxy statement or in accordance with applicable laws, rules and regulations and provisions of our charter documents.

●	To select and approve the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders.

A copy of current charter of Nominating and Corporate Governance Committee is available on the Company’s website http://content.stockpr.com/onehorizongroup/media/8eccadeceb1ccc10b249cc5ab2456058.pdf

Compensation Committee

The Compensation Committee is responsible for overseeing and, as appropriate, making recommendations to the Board of Directors regarding the annual salaries and other compensation of our executive officers and general employees and other policies, and for providing assistance and recommendations with respect to our compensation policies and practices. Each of Nicholas Carpinello, Robert Law and Richard Vos are members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Robert Law is the Chairman of Compensation Committee.

As required by Rule 10C-1(b)(2), (3) and (4)(i)(vi) under the Securities Exchange Act of 1934 (the “Act”), our Compensation Committee has, among the others,  the following responsibilities and authority.

●	The compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser.

●	The compensation committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the compensation committee or said group.

●	The Company must provide for appropriate funding, as determined by the compensation committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the compensation committee or said group.

●	The compensation committee select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee or said group, other than in-house legal counsel, only after conducting an independence assessment with respect to the adviser as provided for in the Act.

A copy of current Charter of Compensation Committee is available on the Company’s website http://content.stockpr.com/onehorizongroup/media/abf14232f92dbd65d5ee4c83d7b1fa3b.pdf

Code of Ethics

Our board of directors has adopted a Policy Statement on Business Ethics and Conflicts of Interest (“Code of Ethics”) applicable to all employees, including the Company’s chief executive officer and chief financial officer. A copy of the Code of Ethics and Business Conduct is available on the Company’s website http://content.stockpr.com/onehorizongroup/media/250c1db923f658aca6cc69dfc35c7f89.pdf

EXECUTIVE COMPENSATION

The following tables set forth, for the periods indicated, the total compensation awarded to, earned by or paid to each The following tables set forth, for the periods indicated, the total compensation awarded to, earned by or paid to each person who served as the principal executive officer during the fiscal year ended December 31, 2018 (“Fiscal 2018”) and each other executive officer whose total compensation awarded to, earned by or paid to such other executive officer for Fiscal 2018 was in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries (together, the “Named Executive Officers”).

2018 Summary Compensation Table: Executives

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mark White CEO (1)	Year ended 12/31/18	480,000	0	0	0	0	0	0	480,000
	Year ended 12/31/17	160,000	0	1,504,000	0	0	0	0	1,664,000
Martin Ward, CFO(2)	Year ended 12/31/18	240,000	0	0	0	0	0	0	240,000
	Year ended 12/31/17	240,000	0	0	0	0	0	0	240,000

(1)	For the year ended December 31, 2018, Mr. White was paid in US Dollars. For the year ended December 31, 2017, Mr. White’s remuneration was accrued in US Dollars, that remuneration remains unpaid. Mr. White was awarded a stock award of 1.6 million shares with a value of approximately $1.5 million for the signing of the 5 year employment contract. The value was based on the closing stock price at the date of execution of the contract.

(2)	For the years ended December 31, 2017 and 2018, Mr. Ward was paid predominately in US Dollars.

We have entered into an Amended and Restated Employment Agreement with Mark White which continues for an initial term through July 31, 2022, and which automatically renews for one year terms thereafter, subject to the rights of both parties to terminate the Agreement. Mr. White’s Employment Agreement provided for a signing grant of 1,600,000 shares of the Company’s common stock, an annual salary of $480,000 per annum, an annual bonus to be determined by the Board and an acquisition bonus whereby Mr. White will receive additional shares each time the Company completes an acquisition of a new business. Mr. White’s Agreement contains customary non-disclosure and non-compete provisions which are operative during the term of his agreement and for one year thereafter. Mr. White’s agreement provides for severance of one year’s salary if his agreement is terminated by the Company without cause or in the event of a change in control of the Company. In addition we have agreed that upon termination of Mr. White’s Employment Agreement upon request we would register our shares of common stock then held by him for sale under the Securities Act of 1933, as amended.

We have entered into an Employment Agreement with Martin Ward which continues for an initial term through July 31, 2022, and which automatically renews for one year terms thereafter, subject to the rights of both parties to terminate the Agreement. Mr. Ward’s Employment Agreement provides for an annual salary of $240,000 per annum and an annual bonus to be determined in accordance with a program to be developed by the Board of Directors. Mr. Ward’s Agreement contains customary non-disclosure and non-compete provisions which are operative during the term of his agreement and for one year thereafter. Mr. Ward’s agreement provides for severance of one year’s salary if his agreement is terminated by the Company without cause or in the event of a change in control of the Company. In addition we have agreed that upon termination of Mr. Ward’s Employment Agreement upon request we would register our shares of common stock then held by him for sale under the Securities Act of 1933, as amended.

Elements of Compensation

Mark White and Martin Ward were provided with the following primary elements of compensation in 2018 and 2017:

Base Salary

Mark White and Martin Ward received a fixed base salary in an amount determined by the Compensation Committee based on a number of factors, including:

●	The nature, responsibilities and duties of the officer’s position;

●	The officer’s expertise, demonstrated leadership ability and prior performance;

●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

●	The competitiveness of the market for the officer’s services.

Mark White’s and Martin Ward’s base salary for 2018 and 2017 is listed in “—Summary Compensation Table.” Compensation reported in the table for 2018 and 2017.

Equity Awards – Years Ended 2018 and 2017

We did not grant any equity awards to Mark White and Martin Ward during 2018.

The following table shows the grant of equity awards to Mark White during 2017. We did not grant any equity awards to Martin Ward during 2017. We did not grant any equity awards in the form of stock options to Mark White and Martin Ward during 2017 and consequently have omitted those columns from the table which would have described such awards.

GRANT OF PLAN-BASED AWARDS

		All Other Stock	Grant Date Fair Value
		Awards: Number of	of Stock
Name	Grant Date	Shares of Stock (#)	Awards ($)
Mark White	09/8/2017	1,600,000	$1,054,000

Outstanding Equity Awards at 2018 Year-End

As of the year ended December 31, 2018, there were no unexercised options, stock that has not vested or equity incentive plan awards held by any of the Company’s named executive officers.

Other Benefits

We did not pay any other benefits or perquisites to Mark White and Martin Ward during years ended 2018 and 2017.

Pension Benefit

None during years ended 2018 and 2017.

Nonqualified Deferred Compensation

None during years ended 2018 and 2017.

Retirement/Resignation Plans

None during years ended 2018 and 2017.

Compensation Discussion and Analysis

Equity Incentive Plan

Introduction

On February 1, 2018, our Board of Directors adopted our 2018 Equity Incentive Plan (the “Plan”), which authorizes the issuance of shares of common stock for grants of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property. The Plan initially authorized the issuance of up to 5,000,000 shares.

On November 2, 2018 and December 27, 2018, our Board of Directors and our shareholders, respectively, amended the Plan to increase the number of shares authorized to be issued to up to 15,000,000 shares; provided that as of February 1 of each fiscal year commencing February 1, 2020 and ending on February 1, 2027, the number of shares available for all awards under the Plan shall automatically be increased by an amount equal to the lesser of (i) 5,000,000 shares of common stock or the equivalent of such number of shares after the plan administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the terms of the Plan; (ii) 5% of the number of outstanding shares of common stock on such date; and (iii) an amount determined by the Board. Any reverse stock split, if approved and effected, will not reduce the number of shares available under the Plan.

We adopted the Plan to provide a means by which employees, directors, and consultants of our Company and those of our subsidiaries and other designated affiliates, which we refer to together as our affiliates, may be given an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success and the success of our affiliates. The material features of the Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the Plan. Stockholders are urged to read the actual text of the Plan in its entirety, which is set forth as Exhibit 10.30 to this registration statement.

Summary of the Plan

Shares Available for Awards

The total number of shares of our common stock that may be subject to awards under the Plan is 15,000,000 shares; provided that as of February 1 of each fiscal year commencing February 1, 2020 and ending on February 1, 2027, the number of shares available for all awards under the Plan shall automatically be increased by an amount equal to the lesser of (i) 5,000,000 shares of common stock or the equivalent of such number of shares after the plan administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the terms of the Plan; (ii) 5% of the number of outstanding shares of common stock on such date; and (iii) an amount determined by the Board. Under the Plan, the terms and number of options or other awards to be granted in the future are to be determined in the discretion of the plan administrator. No determination has been made regarding awards or grants under the Plan, or as to the benefits or amounts that will be received by or allocated to our non-employee directors, executive officers and other eligible employees under the Plan. Our only other equity incentive plan is the 2013 Equity Incentive Plan under which a total of 1,575,000 shares have been issued, options to purchase 5,000 shares are outstanding and no shares remain available for grant.

Limitations on Awards

The plan administrator may, in its discretion, proportionately adjust the number of shares covered by each outstanding Award, and the number of shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the plan administrator determines require adjustment for (1) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, (2) any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company, or (3) as the plan administrator may determine in its discretion, any other transaction with respect to common stock to which Section 424(a) of the Internal revenue Code of 1986, as amended (the “Code”), applies. Such adjustment shall be made by the plan administrator and its determination shall be final, binding and conclusive.

Eligibility

The persons eligible to receive awards under the Plan consist of officers, directors, employees, and consultants of our company and those of our affiliates. An employee on leave of absence may be considered as still in our employ or in the employ of an affiliate for purposes of eligibility under the Plan.

Administration

The Plan is administered by our Compensation Committee or other committee appointed by our Board of Directors, or in the absence of any such committee, the Board of Directors (together, our Board of Directors and any committee(s) delegated to administer the Plan, including the Compensation Committee, are referred to as the “plan administrator”).  The Compensation Committee, or such other committee appointed from time to time by the Board of Directors to administer the Plan, is intended to consist of three or more Non-Employee Directors, each of whom will be, to the extent required by Rule 16b-3 under the Exchange Act and the rules of the Financial Industry Regulatory Authority, a non-employee director as defined in Rule 16b-3, an “outside director” as defined under Section 162(m) of the Code and an “independent” director within the meaning of NYSE American Rule 303A.02. If for any reason the plan administrator does not meet the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, the validity of the awards, grants, interpretation or other actions of the plan administrator will not be affected. The plan administrator has the full authority to select those individuals eligible to receive awards and the amount and type of awards. Subject to the terms of the Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations that may be necessary or advisable for the administration of the Plan. The plan administrator may amend the terms of outstanding awards, in its discretion; provided that any amendment that adversely affects the rights of the award recipient must receive the approval of such recipient.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and non-qualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise or purchase price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO and a non-qualified stock option must not be less than 100% of the fair market value of a share of our common stock on the grant date; provided, however, that in the case of an ISO granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or affiliates, the exercise or purchase price must not be less than 110% of the fair market value of a share of our common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no ISO may have a term exceeding ten years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares and outstanding awards or other property having a fair market value equal to the exercise price. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted Stock

The plan administrator is authorized to grant restricted stock. Restricted stock is a grant of shares of our common stock, subject to restrictions on transfers, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as may be established by the plan administrator. A grantee granted restricted stock generally has all of the rights of one of our shareholders, unless otherwise determined by the plan administrator.

Stock Based Awards

The plan administrator is authorized to grant awards under the Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.

Performance Awards

The plan administrator is authorized to grant awards which may be earned in whole or in part upon attainment of performance criteria and which may be settled for cash, shares of our common stock, other securities or a combination of cash, shares of our common stock or other securities. The right of a grantee to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to satisfaction of performance criteria, which may be based on any one, or combination of, the following factors: increase in share price, earnings per share, total shareholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, or personal management objectives. Partial achievement of the specified criteria may result in a partial payment or vesting as specified in the award agreement.

Other Terms of Awards

The plan administrator shall have the authority to determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares of our common stock, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. The plan administrator may establish one or more programs under the Plan to permit selected grantees the opportunity to elect to defer receipt of consideration upon exercise of an award, satisfaction of performance criteria, or other event that absent the election would entitle the grantee to payment or receipt of shares of our common stock or other consideration under an award. The plan administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares of our common stock or other consideration so deferred, and such other terms, conditions, rules and procedures that the plan administrator deems advisable for the administration of any such deferral program.

The plan administrator may establish one or more programs under the Plan to permit selected grantees to exchange an award under the Plan for one or more other types of awards under the Plan on such terms and conditions as determined by the plan administrator from time to time. The plan administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of awards to one or more classes of grantees on such terms and conditions as determined by the plan administrator from time to time.

Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of nonqualified stock options for estate planning or other purposes subject to any applicable legal restrictions. The plan administrator may also provide that, in the event that a grantee terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, a third party, including but not limited to a “blind” trust, may be authorized by the plan administrator to act on behalf of and for the benefit of the respective grantee with respect to any outstanding awards.

Acceleration of Vesting; Change in Control

The plan administrator shall have the authority, exercisable either in advance of any actual or anticipated corporate transaction (as defined in the Plan) or at the time of an actual corporate transaction and exercisable at the time of the grant of an award under the Plan or any time while an Award remains outstanding, to provide for the full automatic vesting and exercisability of one or more outstanding unvested awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a corporate transaction, on such terms and conditions as the plan administrator may specify. The plan administrator also shall have the authority to condition any such award vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the grantee within a specified period following the effective date of the corporate transaction. Effective upon the consummation of a corporate transaction, all outstanding awards under the Plan shall remain fully exercisable until the expiration or sooner termination of the award.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan, except stockholder approval shall be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. No award may be granted during any suspension of the Plan or after termination of the Plan. Any amendment, suspension or termination of the Plan shall not affect Awards already granted, and such awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the grantee and the plan administrator, which agreement must be in writing and signed by the grantee and the Company.

Unless earlier terminated by our Board of Directors, the Plan will terminate ten years after its adoption by our Board of Directors.

Federal Income Tax Consequences of Awards

The information set forth herein is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Incentive Stock Options

The Plan provides for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the  fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Stock Appreciation Rights

We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options.

With respect to stand-alone stock appreciation rights, where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to stand-alone stock appreciation rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash or the strike price of the rights is less than the fair market value of the underlying stock on the grant date (whether the appreciation is paid in cash or stock), the cash or stock will be taxable as ordinary compensation income to the recipient at the time that the payment is received, so long as the payment may only be received upon one of the following events: a fixed calendar date, separation from service, death, disability or a change of control. If delivery occurs on another date, the taxable event will be on the date the stock appreciation right is vested and there will be an additional twenty percent excise tax and interest on any taxes owed.

At this time, due to the complex and unfavorable tax consequences, we do not plan on granting any tandem stock appreciation rights.

Dividend Equivalent Rights

Generally, the recipient of an award consisting of dividend equivalent rights will recognize ordinary compensation income each time a dividend is paid pursuant to the dividend equivalent rights award equal to the fair market value of the dividend received. If the dividends are deferred, additional requirements must be met to ensure that the dividend is taxable upon actual delivery of the shares, instead of the grant of the dividend.

Equity Compensation Plan Information

There was no equity securities authorized for issuance under any compensation plans during 2018.

Executive Compensation Philosophy

Our Compensation Committee determines the compensation given to our executive officers in their sole determination. Our Compensation Committee reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Compensation Committee has not granted any performance base stock options to date, the Compensation Committee reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Compensation Committee may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Compensation Committee believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Compensation Committee.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at September 16, 2019 (pre-reverse split and post-reverse split) for:

●	each person known to us to be the beneficial owner of more than 5% of our common stock;

●	each named executive officer;

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of One Horizon Group, Inc., 4300 Biscayne Blvd., Suite 203, Miami, Florida 33137. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 3,930,646 (98,266,169 pre-reverse split) shares of our common stock outstanding as of September 16, 2019.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, warrants, preferred stock, or restricted stock units held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of September 16, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Pre-Reverse Split Amount and Nature of Beneficial Ownership	Post-Reverse Split Amount and Nature of Beneficial Ownership	Percentage of Class (1)
5% Shareholders
Zhanming Wu (2)(3) c/o Dachao Asset Management (Shanghai) Co., Ltd. No. 868 Puming Road, Bldg No.5, Room 703 Shanghai, F4 200120 China	15,354,409	614,176	15.63%

Named Executive Officers and Directors
Mark White (6)	4,140,603	165,624	4.21%

Martin Ward	1,369,738	54,790	1.39%

Richard Vos	3,402	136	*	%

Nicholas Carpinello	1,781	71	*	%

Robert Law	1,781	71	*	%

Ajing Zhang	-	-	*	%

Pengfei Li	-	-	*	%

Executive Officers and Directors as a Group (8 persons)	5,517,305	220,692	5.61%

*	less than 1%.

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on September 16, 2019. On September 16, 2019, there were 3,930,646 (98,266,169 pre-reverse split) shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding options and other derivative securities owned by that person which are exercisable within 60 days of September 16, 2019. Common stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Includes 5,185 (129,630 pre-reverse split) shares which Mr. Wu may acquire upon exercise of warrants.

(3)	Does not reflect the beneficial ownership of shares owned by Messrs. White and Ward as to which Mr. Wu has been granted an irrevocable proxy to vote those shares in favor of his designees to the Board of Directors.

(4)	Mark Peikin exercises sole voting and investment authority over all of our securities owned by Bespoke Growth Partners, Inc., and thus is deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act.

(5)	Brian Kantor exercises sole voting and investment authority over all of our securities owned by BK Consulting Group, LLC, and thus is deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act.

(6)	Includes 15,718 (392,943 pre-reverse split) shares owned by Century River Limited, a company wholly owned by Mr. White, and of which he is the President and a director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Policy Concerning Transactions with Related Persons

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We recognize that transactions between us and any of our Directors or Executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and stockholders.

The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

Transactions

The following includes a summary of transactions since January 1, 2017, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

On August 11, 2017 we sold all of the outstanding capital stock of three of our subsidiaries, Abbey Technology GmbH, Horizon Globex GmbH and Horizon Globex Ireland Ltd., and approximately 99.7% of the outstanding shares in One Horizon Group plc (collectively the “Discontinued Entities”) to Brian Collins, our then Chief Executive Officer, in exchange for the forgiveness of $1,968,253 payable to Mr. Collins. In connection with the transaction, Mr. Collins and the Discontinued Entities released us and our remaining subsidiaries (the “Excluded Entities”) from any claims outstanding as of the date of the transaction and we and the Excluded Entities released the Discontinued Entities from any outstanding claims. In contemplation of sale, certain intellectual property was transferred among the Discontinued Entities and the Excluded Entities such that each could continue the business contemplated to be carried on after the sale was consummated.

On August 18, 2017, Martin Ward, our Chief Financial Officer, accepted the offer to convert $662,048 due to him from us into 859,802 shares of common stock (a conversion price of $0.77 per share, the closing price of the Company’s common stock on August 14, 2017).

In September 2017, we entered into an agreement with Mark White, our President, Chief Executive Officer and a director of our company, whereby Mr. White agreed to exchange 555,555 shares of our Series A-1 Convertible Preferred Stock, and the right to accrued but unpaid dividends thereon, for 4,000,000 shares of common stock. The exchange was approved by holders of a majority of our outstanding shares of common stock by written consent in lieu of a meeting of stockholders dated October 24, 2017 in accordance with NASDAQ’s corporate governance rules.

Amounts due to related parties include the following: (in thousands)

June 30,
2019
Loans due to stockholders and related parties
Due within one year	$1,705
Long-term	0
$1,705

As of June 30, 2019, amounts totaling $205,000 (December 31, 2018 – $205,000) were owed to certain members of the management at subsidiary companies. The amounts are unsecured, interest free and have no specified repayment dates.

The promissory notes due to Zhanming Wu ($500,000) and the Company’s CEO, Mark White ($500,000), both considered related parties, including accrued interest of 7% per annum from issuance, were due for repayment on August 31, 2019 and the Company is currently in negotiations with the counterparties to extend the maturity dates of the promissory notes, but there can be no guarantee that commercially reasonable terms will agreed upon. As of the date of this prospectus, the counterparties have not demanded repayment of the promissory notes.

The loan payable in the amount of $500,000 is due to Century River, a company controlled by the Company’s CEO, Mark White. This loan is due on demand and bears interest of 3% per annum.

Notes payable by Browning Productions & Entertainment, Inc. totaling $121,000 are due to unrelated parties and are repayable on demand and interest bearing at average rates of 5.4% per year.

The foregoing transactions were reviewed and approved by the Audit Committee or our Board of Directors. We believe that the terms of each transaction were not less favorable to us than those terms that could be obtained from an unaffiliated third party.

Director Independence

Our Board of Directors has determined that Nicholas Carpinello, Robert Law and Richard Vos are “independent directors” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). As of March 8, 2019, our common stock is quoted on the OTCQB tier of the OTC Markets and ceased trading on Nasdaq.

Indemnification

We have entered into indemnification agreements with each of our directors and entered into such agreements with certain of our executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

As of the date of this prospectus, pursuant to our certificate of incorporation filed with the Delaware Secretary of State on July 23, 2013, our authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share (the “Common Stock”) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share, which may, at the sole discretion of the Board of Directors be issued in one or more series (the “Preferred Stock”).

As of September 16, 2019, 3,930,646 (98,266,169 pre-reverse split) shares of Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding. As of September 16, 2019, there were 266 holders of record of our Common Stock.

The Board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in the articles of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

Holders of the Company’s Common Stock are entitled to one (1) vote for each share on all matters submitted to a stockholder vote. The Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Holders of the Company’s Common Stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Company’s Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s Common Stock.

Preferred Stock

The Board of Directors of the Company may by resolution authorize the issuance of shares of preferred stock from time to time in one or more series. The Company may reissue shares of preferred stock that are redeemed, purchased, or otherwise acquired by the Company unless otherwise provided by law. The Board of Directors is authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or otherwise rights if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including, sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then issued.

Reverse Stock Split

A reverse stock split (“Reverse Stock Split”) of the outstanding shares of the Common Stock in the range from one-for-two (1-for-2) to one-for-fifty (1-for-50), which ratio was to be selected by the Board of Directors, was approved by our Board of Directors and by our shareholders at the annual meeting of the shareholders held on December 27, 2018 as described in that proxy statement on that certain Definitive Schedule 14A filed with the SEC on November 28, 2018. The board of directors anticipates setting the ratio of the reverse stock split, and the reverse stock split becoming effective following approval by FINRA of the reverse stock split, prior to the effective date of the registration statement (of which this prospectus forms a part).

Except as otherwise indicated and except in our financial statements, all references to Common Stock, share data, per share data and related information depict an assumed 1-for-25 Reverse Stock Split until final determination by the Board as if it was effective and as if it had occurred at the beginning of the earliest period presented. The 1-for-25 Reverse Stock Split, when effective, will combine each twenty-five shares of our outstanding Common Stock into one share of Common Stock, without any change in the par value per share, and the 1-for-25 Reverse Stock Split correspondingly will adjust, among other things, the exercise rate of our warrants and options into Common Stock. No fractional shares will be issued in connection with the 1-for-25 Reverse Stock Split, and any fractional shares resulting from the 1-for-25 Reverse Stock Split will be rounded up to the nearest whole share.

Registration Rights

Equity Line

On August 5, 2019 (“Closing Date”), the Company entered into that certain Registration Rights Agreement, dated as of July 18, 2019, with Crown Bridge Partners, LLC (the “Selling Stockholder”), pursuant to which the Company is obligated to file the Registration Statement to register the resale of the Commitment Shares and Put Shares. Pursuant to the Registration Rights Agreement, the Company must (i) file the Registration Statement within 45 calendar days from the Closing Date, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible after the filing thereof, and (iii) use its reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the Commitment Shares and Put Shares have been sold thereunder or pursuant to Rule 144.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholder.

Common Stock Underlying Warrants

The holders of 7,407 (185,169 pre-reverse split) shares of Common Stock underlying our outstanding warrants or their permitted transferees, are, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Summarized in the following paragraphs are provisions included in our Certificate of Incorporation, as amended, and our bylaws that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation, as amended, grants our Board broad power to establish the rights and preferences of authorized and unissued shares of additional series of preferred stock. The creation and issuance of one or more additional series of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the voting stock to elect some directors.

Vacancies. Section 223 of the Delaware General Corporation Law and our bylaws provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may be called by our Board or the Chairman of our Board and must be called by our Secretary at the request in writing of holders of record of a majority of our outstanding capital stock entitled to vote. The requirement that a majority of our outstanding capital stock is required to call a special meeting means that small stockholders will not have the power to call a special meeting to, for example, elect new directors.

Bylaws. Our certificate of incorporation, as amended, and bylaws authorizes the board of directors to adopt, repeal, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office with or without cause at any special meeting of stockholders by the affirmative vote of at least a majority of the voting power and outstanding stock entitled to vote..

Indemnification of Directors and Officers

Articles 7 and 8 of our Certificate of Incorporation, as amended, provide as follows:

“7.	To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.	The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent

The transfer agent and registrar, for our common stock is Island Stock Transfer, LLC.

The transfer agent and registrar’s address is at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. The transfer agent’s telephone (727) 289-0010.

SELLING STOCKHOLDER

This Prospectus relates to the possible resale from time to time by the Selling Stockholder named in the table below of any or all of the Common Stock that has been or may be issued by us to the Selling Stockholder under the Equity Purchase Agreement. For additional information regarding the transaction relating to the issuance of Common Stock covered by this Prospectus, see “Management’s Discussion and Analysis of Results of Operation and Financial Condition – Liquidity and Capital Resources – Equity Purchase Agreement and Registration Rights Agreement” above. We are registering the Common Stock pursuant to the provisions of the Registration Rights Agreement in order to permit the Selling Stockholder to offer the shares for resale from time to time.

The table below presents information regarding the Selling Stockholder and the Common Stock that it may offer from time to time under the Equity Purchase Agreement under this Prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings (post-reverse split) as of September 16, 2019. As used in this Prospectus, the term “Selling Stockholder” includes the Selling Stockholder, and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this Prospectus from the Selling Stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Common Stock to be Offered Pursuant to this Prospectus” represents all of the Common Stock that the Selling Stockholder may offer under this Prospectus. The Selling Stockholder may sell some, all or none of its shares offered by this Prospectus. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Common Stock with respect to which the Selling Stockholder has voting and investment power. With respect to the Equity Line with the Selling Stockholder, because the purchase price of the Common Stock issuable under the Equity Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by us under the Equity Purchase Agreement may be fewer than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this Prospectus.

				Maximum Number of Common Stock to be
Name of Selling	Number of Common Stock Owned Prior to Offering (Post- Reverse Split)			Offered Pursuant to this Prospectus	Number of Common Stock Owned after Offering (Post-Reverse Split)
Stockholder	Number		Percent	(Post-Reverse Split)	Number (1)		Percent
Crown Bridge Partners, LLC (2)	173,552	(3)	4.4%	1,221,309	0	(3)	0%

(1)	Assumes the sale of all shares being offered pursuant to this Prospectus.

(2)	The Selling Stockholder’s principal business is that of a private investment firm. We have been advised that the Selling Stockholder is not an independent broker-dealer, and that neither the Selling Stockholder nor any of its affiliates is an affiliate or an associated person of any independent broker-dealer. We have been further advised that Seth Adhoot of the Selling Stockholder, has sole voting and dispositive powers with respect to the Common Stock being registered for sale by the Selling Stockholder.

(3)	Represents 173,552 (4,338,793 pre-reverse split) shares of Common Stock (“Commitment Shares”) issued to Selling Stockholder as a commitment fee in connection with the Equity Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that the Selling Stockholder may be required to purchase under the Equity Purchase Agreement (“Common Stock”) because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of the Selling Stockholder’s control, including, but not limited to, the Registration Statement of which this Prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of Common Stock to the Selling Stockholder under the Equity Purchase Agreement is subject to certain agreed upon threshold limitations set forth therein. Also, under the terms of the Equity Purchase Agreement, we may not issue shares of our Common Stock to the Selling Stockholder to the extent that the Selling Stockholder or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding Common Stock.

PLAN OF DISTRIBUTION

The Selling Stockholder, including any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby which were acquired under the Equity Purchase Agreement on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at market prices prevailing at the time of sale, prices related to prevailing market prices, fixed prices or negotiated prices.  The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	exchange distributions in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlements of short sales;

●	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	writings or settlements of options or other hedging transactions, whether through an options exchange or otherwise;

●	combinations of any such methods of sale; or

●	any other methods permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.   The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We have agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the sale of all of the securities pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholder or any other person.  We will make copies of this Prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our common stock. In addition, sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

As of September 16, 2019, there were 3,930,646 (98,266,169 pre-reverse split) shares of common stock outstanding. The 1,221,309 shares of common stock being offered by this Prospectus will be freely tradable, other than by any of our “affiliates,” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. In addition, 1,502,091 (37,552,286 pre-reverse split) outstanding shares were issued and sold by us in private transactions and those shares are, or will be, eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company. A person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Transfer Agent

The transfer agent and registrar, for our common stock is Island Stock Transfer, LLC. The transfer agent and registrar’s address is at 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. The transfer agent’s telephone (727) 289-0010.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401.

EXPERTS

Our balance sheets as of December 31, 2018 and December 31, 2017 and the related statement of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2018 and 2017 included in this prospectus have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered for resale by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract or document.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

ONE HORIZON GROUP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
One Horizon Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of One Horizon Group, Inc. (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board of the United States of America (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

Tampa, Florida

April 15, 2019

We have served as the Company’s auditors since 2016.

ONE HORIZON GROUP, INC.

Consolidated Balance Sheets

December 31, 2018 and 2017

(in thousands, except share data)

	December 31,
	2018	2017
Assets
Current assets:
Cash	$353	$763
Accounts receivable, net	325	102
Prepaid compensation	550	550
Investment	100	—
Other receivable	2,022	—
Advances to acquisition target	70	—
Deferred production costs	87	—
Other current assets	386	28
	3,893	1,443
Current assets of discontinued operations	129	—
Total current assets	4,022	1,443

Property and equipment, net	3	2
Goodwill	2,213	—
Intangible assets, net	3,184	5,340
Prepaid compensation (non-current)	1,467	2,017
Non current assets of discontinued operations	36	—

Total assets	$10,925	$8,802

Liabilities, Temporary Equity and Stockholders’ Equity

Current liabilities:
Accounts payable	$334	$167
Accrued expenses	156	55
Accrued compensation	181	251
Deferred income	177	—
Notes payable	101	32
Notes payable, related parties	205	—
Convertible notes, net of debt discount of $155	—	45
Promissory notes, related parties	1,000	—
	2,154	550
Current liabilities of discontinued operations	301	—
Total current liabilities	2,455	550

Long-term liabilities

Promissory notes, related parties	—	1,000

Total liabilities	2,455	1,550

Temporary Equity - redeemable common stock outstanding 848,611	605	—

Stockholders’ Equity
One Horizon Group, Inc. stockholders’ equity
Preferred stock: $0.0001 par value, authorized 50,000,000; nil shares issued or outstanding	—	—
Common stock: $0.0001 par value, authorized 200,000,000 shares, issued and outstanding 87,559,672 (2018) and 30,255,123 (2017)	8	3
Additional paid-in capital	62,600	48,356
Share subscription receivable	(1,425)	—
Accumulated (Deficit)	(54,854)	(41,085)
Accumulated other comprehensive loss	(35)	(22)
Total One Horizon Group, Inc stockholders’ equity	6,294	7,252
Non-controlling interest	1,571	—
Total stockholders’ equity	7,865	7,252
Total liabilities, temporary equity and stockholders’ equity	$10,925	$8,802

See accompanying notes to consolidated financial statements.

ONE HORIZON GROUP, INC.

Consolidated Statements of Operations

For the years ended December 31, 2018 and 2017

(in thousands, except per share data)

	Years ended December 31,
	2018	2017

Revenue	$787	$714
Cost of revenue
Software and production costs	91	—
Amortization of intangible assets	2,148	855
	2,239	855
Gross deficit	(1,452)	(141)

Expenses:
General and administrative	7,139	4,236
Acquisition related costs	1,874	—
Depreciation	1	17
Intangible asset impairment charge	3,761	—
	12,775	4,253

Loss from operations	(14,227)	(4,394)

Other income and expense:
Interest expense	(428)	(666)
Other income (Note 3)	989	—
Foreign currency exchange (losses)/gains	(5)	1
	556	(665)

Loss from continuing operations	(13,671)	(5,059)

Loss from discontinued operations	(908)	(2,375)
Net loss for the year	(14,579)	(7,434)
Net loss attributable to non controlling interest	810	—
Net loss attributable to One Horizon Group, Inc. Common stockholders	$(13,769)	$(7,434)

Earnings per share
Basic and diluted net loss per share
- Continuing operations	$(0.27)	$(0.40)
- Discontinued operations	$(0.02)	$(0.19)
Weighted average number of shares outstanding
Basic and diluted	50,857	12,534

See accompanying notes to consolidated financial statements.

ONE HORIZON GROUP, INC.

Consolidated Statements of Comprehensive Loss

For the years ended December 31, 2018 and 2017

(in thousands)

	Years ended December 31,
	2018	2017

Net loss	$(13,769)	$(7,434)
Other comprehensive loss:
Foreign currency translation adjustment loss	(13)	(51)

Total comprehensive loss	$(13,782)	$(7,485)

See accompanying notes to consolidated financial statements.

ONE HORIZON GROUP, INC.

Consolidated Statements of Temporary and Stockholders’ Equity

For the years ended December 31, 2018 and 2017

(in thousands)

	Temporary Equity		Common Stock		Additional Paid-In	Stock Subscription	Accumulated	Accumulated	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	OCI	Interest	Equity
Balance January 1, 2017	—	$—	6,145	$1	$37,504	—	$(33,590)	$29	$—	$3,944

Net loss	—	—	—	—	—	—	(7,434)	—	—	(7,434)

Foreign currency translation	—	—	—	—	—	—	—	(51)	—	(51)

Deemed distribution	—	—	—	—	61	—	(61)	—	—	—

Shares issued for services provided	—	—	4,275	—	4,170	—	—	—	—	4,170

Shares issued for exercise of warrants	—	—	1,521	—	980	—	—	—	—	980

Options issued for services	—	—	—	—	132	—	—	—	—	132

Warrants issued for services	—	—	—	—	1,486	—	—	—	—	1,486

Reclassification of redeemable preference shares	—	—	—	—	62	—	—	—	—	62

Shares issued in settlement of debt	—	—	897	—	692	—	—	—	—	692

Conversion of preferred shares and note payable to common stock	—	—	4,000	1	(500)	—	—	—	—	(499)

Conversion of debenture to common stock	—	—	13,000	1	3,349	—	—	—	—	3,350

Beneficial conversion feature	—	—	—	—	155	—	—	—	—	155

Shares issued for sale of stock	—	—	417	—	265	—	—	—	—	265

Balances, December 31, 2017	—	$—	30,255	$3	$48,356	$—	$(41,085)	$(22)	$—	$7,252

Net loss	—	—	—	—	—	—	(13,769)	—	(810)	(14,579)

Foreign currency translation	—	—	—	—	—	—	—	(13)	—	(13)

Shares issued for business combinations	—	—	12,277	1	3,340	—	—	—	2,381	5,722

Shares issued for exercise of warrants	—	—	8,675	—	2,096	—	—	—	—	2,096

Shares issued for services provided	171	199	11,474	2	4,748	—	—	—	—	4,750

Shares issued for sale of stock	—	—	21,525	2	2,672	(1,425)	—	—	—	1,249

Shares issued for IP agreement	—	—	3,000	—	548	—	—	—	—	548

Shares issued for conversion of debt	677	406	—	—	—	—	—	—	—	—

Shares issued for settlement agreement	—	—	354	—	96	—	—	—	—	96

Beneficial conversion feature	—	—	—	—	200	—	—	—	—	200

Warrant modification expense	—	—	—	—	544	—	—	—	—	544

Balances, December 31, 2018	848	$605	87,560	$8	$62,600	$(1,425)	$(54,854)	$(35)	$1,571	$7,865

See accompanying notes to consolidated financial statements.

ONE HORIZON GROUP, INC.

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and 2017

(in thousands)

	Years ended December 31,
	2018	2017

Cash used in operating activities:
Operating activities:
Net loss for the year	$(13,671)	$(5,059)

Adjustment to reconcile net loss for the year to net cash used in operating activities:
Depreciation of property and equipment	2	17
Amortization of intangible assets	2,148	855
Amortization of debt issue costs	—	132
Amortization of beneficial conversion feature	355	101
Amortization of debt discount	—	199
Impairment charge	3,761	—
Amortization of shares issued for services	550	270
Warrants issued for services received	544	1,530
Options issued for services received	—	132
Common shares issued for services received	4,949	1,244
Other income	(930)	—
Changes in operating assets and liabilities:
Accounts receivable	(180)	(100)
Other assets	(465)	17
Accounts payable and accrued expenses	(179)	280
Deferred revenue	105	—
Net cash flows from continuing operating activities	(3,012)	(382)

Net cash flows from discontinued operating activities	(39)	(321)

Net cash flows from operating activities	(3,051)	(703)

Cash used in investing activities:

Cash consideration of acquisitions (net of cash acquired)	(168)	—
	—	—
Acquisition of property and equipment	(2)	(2)
Net cash flows from investing activities – continuing operations	(170)	(2)

Cash flows from investing activities – discontinued operations	(980)	(261)

Net cash flows from investing activities	(1,150)	(263)

Cash flows from financing activities:

Cash proceeds from exercise of warrants	2,096	980
Cash proceeds from issuance of common stock	1,449	465
Advances from/(repayments to) related parties	(29)	32
Net cash flows from financing activities – continuing operations	3,516	1,477
Cash flows from financing activities – discontinued operations	301	—
Net cash flows from financing activities	3,817	1,477

Increase/(decrease) in cash during the year	(384)	511
Foreign exchange effect on cash	(26)	(8)

Cash at the beginning of the year - continuing operations	763	106
Cash at the beginning of the year – discontinued operations	—	154
Cash at end of the year – total	$353	$763

See accompanying notes to consolidated financial statements.

ONE HORIZON GROUP, INC.

Consolidated Statements of Cash Flows (continued)

For the years ended December 31, 2018 and 2017

(in thousands)

	Year ended December 31,
	2018	2017

Cash paid for interest	$—	$—
Non-cash transactions:
Common stock issued in acquisitions	$5,722	$—
Common stock issued for software	$548	$—
Common stock issued for settlement of accrued compensation	$—	$662
Reclassification of preferred shares	$—	$62
Forgiveness of related party debt for sale of discontinued operations	$—	$1,968

See accompanying notes to consolidated financial statements.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Note 1. Description of Business, Organization and Principles of Consolidation

Description of Business

One Horizon Group, Inc (“the Company”) has the following core businesses following the acquisition of 123Wish Inc., Love Media House, Inc (formerly called C-Rod, Inc.), Banana Whale Studios PTE Ltd and Browning Productions & Entertainment, Inc. in the year ended December 31, 2018 (See Note 3). The core trading businesses are:

(i)	Secure Messaging – offers digitally secure messaging software and sells licenses primarily into the gaming, security and educational markets.

(ii)	123Wish – an experience based platform where subscribers have a chance to play and win experiences from celebrities, athletes and artists.

(iii)	Love Media House (formerly called C-Rod) - a full-service music production, artist representation and digital media business.

(iv)	Banana Whale Studios (“BWS”) – a B2B software provider in the online gaming industry that develops and supplies online games to Asian gaming platforms. The interest in BWS was disposed on in February 2019 (see note 4)

(v)	Browning Productions & Entertainment - a television filming and production company was acquired on October 23, 2018.

The Company is based in the United States of America, Hong Kong, Singapore, China and the United Kingdom.

Current Structure of the Company

The Company has the following subsidiaries:

	Subsidiary name	% Owned
●	123Wish, Inc.	51%
●	One Horizon Hong Kong Ltd	100%
●	Horizon Network Technology Co. Ltd	100%
●	Love Media House, Inc	100%
●	Global Phone Credit Limited	100%
●	Browning Production & Entertainment Inc.	51%

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company, organized in China and controlled by us via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries for financial reporting purposes in accordance with GAAP.

In February 2019 the Company entered into to an agreement to acquire a majority interest in Maham LLC.

All significant intercompany balances and transactions have been eliminated in consolidation.

Note 2. Summary of Significant Accounting Policies

Liquidity and Capital Resources

Historically, the Company has incurred net losses and negative cash flows from operations. The Company has principally financed these losses from the sale of equity securities.

On February 4, 2019 the Company sold its equity stake in BWS for $2.0 million of which $1.5 million was received in cash immediately and the balance is payable by December 31, 2019. The impact on the Company’s liquidity is twofold, (i) the immediate increase in cash balances of $1.5 million, and (ii) the ceasing of the investment funding to cover the Banana Whale software development.

In addition, and as more fully described in Note 3, the Company acquired three additional operating entities during 2018. Coupled with the reduction of expenses due to the disposal of the interest in BWS described above, the Company projects the results of these acquisitions will provide positive cash contributions to the Company’s corporate and central costs by the fourth quarter of 2019.

At December 31, 2018, the Company had cash of $353,000. In addition, in February 2019, the Company received cash proceeds of $1,500,000 together with a promissory note for $500,000 for the disposal of the Company’s interest in BWS. Together with the cash on hand as a result of these transactions and based on the Company’s current operational plan and budget, the Company believes that it is probable that it has will have sufficient cash to fund its operations into at least the second quarter of 2020.

However, actual results could materially differ from the Company’s projections. Accordingly, the Company may be required to raise additional funds through various sources, such as equity and debt financings. While the Company believes it is probable that such financings could be secured, there can be no assurance the Company will be able to secure additional sources of funds to support its operations, or if such funds are available, that such additional financing will be sufficient to meet the Company’s needs or on terms acceptable to us.

Basis of Accounting and Presentation

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. Assets and liabilities other than those denominated in U.S. dollars, primarily in Singapore, the United Kingdom and China, are translated into United States dollars at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the period. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss) until all or a part of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

Transaction gains and losses that arise from exchange-rate fluctuations on transactions denominated in a currency other than the functional currency are included in general and administrative expenses.

Cash

Cash and cash equivalents include bank demand deposit accounts and highly liquid short term investments with maturities of three months or less when purchased. Cash consists of checking accounts held at financial institutions in Hong Kong which, at times, balances may exceed insured limits. The Company has not experienced any losses related to these balances, and management believes the credit risk to be minimal.

Accounts receivable, concentrations and revenue recognition

1.	Digital secure messaging revenue involves the sale of user licenses, at a fixed price per license, to the customers, which is our sole performance obligation under the existing licensing agreements. The Company recognizes the revenue from the sale of the user licenses when the valid licenses have been delivered to the customer’s server in useable form.

2.	123Wish derives income from user subscriptions, sale of merchandise, sale of tickets for experiences with social media influencers and artists, and the sale of corporate sponsorships, each of which is a separate performance obligation. User subscriptions cover a defined period of time (typically one month) and the revenue is recognized as the Company satisfies the requisite performance obligation (over the defined subscription period). Sale of merchandise are recognized when the customer has paid for the item and when the merchandise has been delivered to the customer. Corporate sponsorship packages are non-refundable and relate to brand association. The Company has no further service deliverable to the sponsor and the revenue is recognized when the agreement is entered into by both parties and the required marketing materials have been delivered to the corporate sponsor for their use.

3.	Love Media House derives income from recording and video services. Income is recognized when the recording and video services are performed and the final customer product is delivered and the point at which the performance obligation is satisfied. These revenues are non-refundable.

4.	Banana Whale derives income primarily through licensing arrangements with gaming customers. Under these arrangements, Banana Whale provides the customers with a license (functional IP), implementation services and ad-hoc support, which may include unspecified upgrades and enhancements. The Company has determined that these promised goods and services represent one combined performance obligation since the individual promised goods or services are not distinct in the context of the contract. The revenues earned from the arrangements are primarily based on usage-based royalties. As the Company has determined that the license is the predominant item to which the royalty relates, revenues are recognized when the related sale or usage by the customer to which the royalty relates, occurs.

5.	Browning Production & Entertainment, Inc derives income from the advertising associated with the airing of television series produced by BP&E and also license income from the show of series on certain channels based on the number of viewers attracted advertising. The advertising revenue is recognized when the series to which the advertising relates is aired. Customer payments received prior to the satisfaction of the company’s performance obligation are recorded as deferred revenue in the Company’s consolidated balance sheet.

The Company does not have off-balance sheet credit exposure related to its customers. As of December 31, 2018 three customers accounted for 68% of the accounts receivable balance and as of December 31, 2017, one customer accounted for 100% of the accounts receivable balance. Two customers accounted for 31% of the revenue for the year ended December 31, 2018 and one customer accounted for 76% of the revenue for the year ended December 31, 2017.

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles-based and provides a five step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. Topic 606 was effective for us in the first quarter of the year ended December 31, 2018 and adoption did not have a material impact on our financial statements.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the implementation guidance on identifying performance obligations. This ASU applies to all companies that enter into contracts with customers to transfer goods or services. Topic 606 was effective for us in the first quarter of the year ending December 31, 2018 and adoption did not have a material impact on our financial statements.

Intangible Assets

Intangible assets include software development costs, acquired technology and customer lists and are amortized on a straight-line basis over the estimated useful lives ranging from four to five years. The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life. The Company performs periodic reviews of its capitalized intangible assets to determine if the assets have continuing value to the Company. As a result of this review, an impairment change relating to Horizon Software totaling $3.8 million was recognized in the year ended December 31, 2018 (2017: $nil).

Impairment of Other Long-Lived Assets

The Company evaluates the recoverability of its property and equipment and other long-lived assets whenever events or changes in circumstances indicate impairment may have occurred. An impairment loss is recognized when the net book value of such assets exceeds the estimated future undiscounted cash flows attributed to the assets or the business to which the assets relate. Impairment losses, if any, are measured as the amount by which the carrying value exceeds the fair value of the assets. During the years ended December 31, 2018 and 2017 the Company recorded no impairment losses related to the Company’s long-lived assets other than the previously discussed intangible asset impairment charge. The impairment determination is subject to a high degree of estimation uncertainty and are ongoing as we continue to develop the acquired companies.

Income Taxes

Deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, operating loss, and tax credit carryforwards, and are measured using the enacted income tax rates and laws that will be in effect when the differences are expected to be recovered or settled. Realization of certain deferred income tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction. The Company records a valuation allowance to reduce deferred income tax assets to amounts that are more likely than not to be realized. The initial recording and any subsequent changes to valuation allowances are based on a number of factors (positive and negative evidence). The Company considers its actual historical results to have a stronger weight than other, more subjective, indicators when considering whether to establish or reduce a valuation allowance.

The Company continually evaluates its uncertain income tax positions and may record a liability for any unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense and other expense, respectively.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, the Company makes certain estimates and assumptions in: (1) calculating its income tax expense, deferred tax assets, and deferred tax liabilities; (2) determining any valuation allowance recorded against deferred tax assets; and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized. Historically the Company has not filed income tax returns and the related required informational filings in the US. Certain informational filings if not filed contain penalties. The Company is currently addressing this issue with advisors to determine the amount of potential payments due. Given the complexity of the issue the Company is unable to quantify a range of potential loss. Accordingly no liability has been recorded in the accompanying consolidated balance sheets in respect of this matter. However, such potential penalties may be material to the Company’s financial statements.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic loss per share) and potentially dilutive securities. For the years ended December 31, 2018 and 2017, all outstanding warrants are antidilutive because of net losses, and as such, their effect has not been included in the calculation of diluted net loss per share. Common shares issuable are considered outstanding as of the original approval date for purposes of earnings per share computations.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss), as defined, includes net income (loss), foreign currency translation adjustment, and all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in other comprehensive income (loss), except for foreign currency translation adjustments.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the fiscal year. The Company makes estimates for, among other items, useful lives for depreciation and amortization, determination of future cash flows associated with impairment testing for long-lived assets, determination of the fair value of stock options and warrants, valuation allowance for deferred tax assets, allowances for doubtful accounts, and potential income tax assessments and other contingencies. The Company bases its estimates on historical experience, current conditions, and other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Stock-based payments

The Company accounts for stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options is determined using the Black-Scholes option pricing model, which includes subjective judgements about the expected life of the awards, forfeiture rates and stock price volatility.

Fair Value Measurements

GAAP establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by GAAP are described below:

●	Level 1 - Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

●	Level 2 - Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

●	Level 3 - Pricing inputs that are generally observable inputs and not corroborated by market data.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The Company’s Level 3 financial liabilities consist of contingent consideration relating to the acquisitions of 123Wish and LMH which requires significant judgment or estimation (see Note 3).

Note 3. Acquisitions

123Wish, Inc.

In February 2018 the Company completed the acquisition of a 51% controlling interest in 123 Wish, Inc. (formerly Once in a Lifetime LLC) a Delaware corporation in exchange for the issuance of 1,333,334 fully paid and non-assessable shares of common stock with a fair value of $1.39 million. In addition, the Company shall issue fully paid and non-assessable shares of common stock equal to 2.5 times of the net, after tax, earnings of 123 Wish for the nine month period after the date of acquisition and fully paid and non-assessable shares of common stock equal to 4.5 times the net, after tax, earnings of 123 Wish for the second six month period after the date of acquisition. 123 Wish, Inc. has proprietary applications which use the social media aspect of the internet.

The following table summarizes the consideration paid and the fair value of the assets acquired and liabilities assumed (In thousands):

Consideration Paid:

Common stock	$1,387
Non controlling interest	1,353
$2,740

Fair values of identifiable assets acquired and liabilities assumed:

Assets acquired:
Cash	$14
Other intangible assets	2,307
Goodwill	419

Net Assets Acquired	$2,740

The consideration paid was 1,333,334 common shares valued at $1.04 per share. Separately identifiable intangible assets include technology which were valued by management using discounted cash flow and replacement cost approaches.

As of December 31, 2018, the Company has estimated that no additional share amounts will need to be issued as contingent consideration and therefore is not included in the Company’s allocation of the purchase price in the table above.

Love Media House, Inc. (formerly C-Rod, Inc.)

In March 2018 the Company completed the acquisition of 100% ownership of Love Media House, Inc. (“LMH”) a Florida corporation in exchange for $150,000 cash and 3,376,147 fully paid and non-assessable shares of common stock with a fair value of $1.9 million. LMH is in the music and video content business. The financial statements of LMH have been included in the consolidated financial statements from the date of acquisition.

The following table summarizes the consideration paid and the fair value of the assets acquired and liabilities assumed (In thousands):

Consideration Paid:

Cash	$150
Common stock	1,885
$2,035

Fair values of identifiable assets acquired and liabilities assumed:

Assets acquired:
Cash	$5
Other intangible assets	900
Goodwill	1,172
Total assets acquired	2,077

Liabilities assumed:
Accounts payable	42
Total Liabilities Assumed	42

Net Assets Acquired	$2,035

Separately identifiable intangible assets were customer relationships and were valued by management using discounted cash flow and replacement cost approaches.

As of December 31, 2018, the Company has estimated that no additional share amounts will need to be issued as contingent consideration and therefore is not included in the Company’s allocation of the purchase price in the table above.

Banana Whale Studios PTE Ltd

In May 2018 the Company completed the acquisition of 51% ownership of Banana Whale Studios PTE Ltd (“BWS”) a Singapore corporation. The acquisition of Banana Whale was based on an earnout formula solely and should Banana Whale fail to reach forecasted profit numbers during the first 24 months then some, or all of the shares allocated would be refundable to the Company.

At the time of acquisition 7,383,000 shares of common stock were placed in escrow for payment of the confirmed earn out. However, based on the terms of the ultimate disposition (note 4) of BWS no shares were ultimately transferred or other consideration paid. The following table summarizes the consideration paid and the fair value of the assets acquired and liabilities assumed in May 2018 (In thousands):

Consideration Paid:

Common stock	$—
Non-controlling interest	894
$894

 Fair values of identifiable assets acquired and (liabilities) assumed:

Assets acquired:
Cash	$42
Accounts receivable	11
Equipment	37
Other receivable	2,022
Liabilities assumed:
Accounts payable	(288)
$1,824
Bargain purchase gain	$930

On February 4, 2019 the Company sold it’s holding in Banana Whale for $2.0 million of which $1.5 million was in cash on completion and the balance was a note receivable for $500,000 payable by December 31, 2019. The note is secured by a pledge of Banana Whale shares held in the name the four founding shareholders of Banana Whale. The pledged shares are held in escrow pending the payout of the Note.

Browning Production & Entertainment

In October 2018 the Company completed the acquisition of 51% ownership of Browning Productions & Entertainment, Inc. (“Browning Productions”) a Florida corporation in exchange for $10,000 cash and an allocation of 300,000 fully paid shares of common stock with a fair value of $101,100. Of these shares, 150,000 have been issued with the remaining balance of 150,000 to be issued upon receipt of audited financial statements of Browning Productions. The Company had previously paid a deposit of $10,000 cash and 35,000 fully paid shares of common stock with a fair value of $18,200.

The following table summarizes the consideration paid and the fair value of the assets acquired and liabilities assumed as of October 22, 2018 (In thousands):

Consideration Paid:

Common stock	$119
Cash	20
Non-controlling interest	134
$273

Fair values of identifiable assets acquired and (liabilities) assumed:

Assets acquired:
Cash	$—
Accounts receivable	43
Other assets	23
Equipment	2
Goodwill	622
Liabilities assumed:
Accounts payable	(42)
Deferred revenue	(72)
Loans and advances	(303)

Net Assets Acquired	$273

Note 4. Discontinued Operations

In November 2018 the management of the Company’s then 51% controlled subsidiary, Banana Whale Studios PTE Ltd., entered into discussions whereby the Company would sell its shares of BWS to a third party. Under the agreement dated January 31, 2019, the Company received cash of $1,500,000 and a promissory note of $500,000 and the return of the 7,383,000 Company shares issued on acquisition. The Company shares are held in Escrow for three months to secure certain warranties given by the Company on closure.

The Company has accounted for the operations as discontinued operations. The statement of operations include discontinued operations as follows: (in thousands)

Year ended December 31,
2018

Revenue	$156
Cost of Revenue
Hardware	504
504
Gross Deficit	(348)
Expenses
General and administrative	551
Depreciation	9
560
Loss from Discontinued Operations	$(908)

The balance sheet of discontinued operations as at December 31, 2018 is as follows: (in thousands)

December 31,
2018

Current assets
Cash	$18
Accounts Receivable	111
129
Property and equipment	36
$165
Current liabilities
Accounts payable	$1
Loans payable	300
$301
Shareholder deficiency	(136)
$165

In the year ended December 31, 2017 the Company disposed of a Voice over I.P. software business together with the subsidiaries incorporated in Ireland, Switzerland and United Kingdom, which were involved in that business segment to Mr. Collins, the former Chief Executive Officer of the Company. In consideration Mr. Collins forgave the liability of $1.97 million then due to Mr. Collins. The Company accounted for the operations of this business segment as discontinued operations. The 2017 statement of operations include discontinued operations as follows (in thousands)

Year ended December 31,
2017

Revenue	$496
Cost of Revenue	1,012
Gross Deficit	(516)
Expenses
General and administrative	998
Depreciation	5
Research and development	255
1,258
Impairment Loss	(622)
Income Taxes	21
Loss from Discontinued Operations	$(2,375)

Note 5. Intangible Assets

Intangible assets consist primarily of software development costs, intellectual property and customer and reseller relationships which are amortized over the estimated useful life, generally on a straight-line basis.(in thousands)

	December 31	December 31
	2018	2017

Horizon software	$—	$6,527
123Wish Platform intellectual property	548	—
Social online application software	2,307	—
Customer lists	900	—

	3,755	6,527
Less accumulated amortization	(571)	(1,187)

Intangible assets, net	$3,184	$5,340

Amortization of intangible assets for each of the next four years is estimated to be approximately $796,000 per year.

Note 6. Goodwill

The following is the detail of the Goodwill that arose on acquisitions described in Note 3:

	December 31	December 31
	2018	2017

123Wish, Inc.	$419	$—
Love Media House, Inc. (formerly C. Rod, Inc.)	1,172	—
Browning Productions & Entertainment, Inc	622
	$2,213	$—

Note 7. Notes Payable, Related Parties

As of December 31, 2018 amounts totalling $205,000 were owed to certain members of the management at subsidiary companies. The amounts are unsecured, interest free and have no specified repayment dates.

Note 8. Notes Payable

a) Promissory notes.

The promissory notes due to Zhanming Wu ($500,000) and the Company’s CEO, Mark White ($500,000), both considered related parties, including accrued interest of 7% per annum from issuance, are due for repayment on August 31, 2019. The promissory notes were issued as a result of the re-organization of the Company in August 2017 involving the removal of Redeemable Preference Shares and the Debenture totaling in exchange for new shares of common stock and the promissory notes.

b) Other notes payable.

Notes payable by Browning Productions & Entertainment, Inc. totaling $101,000 are due to unrelated parties and are repayable on demand and interest bearing at average rates of 5.4% per year.

Note 9. Share Capital

Common Stock

The Company is authorized to issue 200 million shares of common stock, par value of $0.0001.

During the year ended December 31, 2018 the Company:

●	Issued 225,000 shares of common stock for services with a fair value of $357,750
●	Issued 1,333,334 shares of common stock, with a fair value of $1.4 million, for the acquisition of 51% of Once in a Lifetime
●	Issued 100,000 shares of common stock for services provided with a fair value of $204,000
●	Issued 504,167 shares of common stock for conversion of convertible note and accrued interest in the amount of $302,500
●	Issued 172,222 shares of common stock for conversion of convertible note and accrued interest in the amount of $103,000
●	Issued 172,222 shares of common stock for services provided with a fair value of $200,000
●	Issued 750,000 shares of common stock for exercise of warrants at a price of $0.75 per share.
●	Issued 50,000 shares of common stock for services provided with a fair value of $80,000.

●	Issued 1,376,147 shares of common stock, with a fair value of $1,541,285, as part consideration for the acquisition of Love Media House, Inc.
●	Issued 100,000 shares of common stock for services to be provided with a fair value of $85,000.
●	Issued 225,000 shares of common stock for services to be provided with a fair value of $168,750
●	Issued 850,000 shares of common stock for services provided with a fair value of $425,000
●	Issued 7,383,000 shares of common stock, for the acquisition of 51% of Banana Whale Studios Pte., Ltd see note 3.
●	Issued 1,575,000 shares of common stock for services provided with a fair value of $787,500
●	Issued 850,000 shares of common stock for exercise of warrants at a price of $0.50 per share
●	Issued 600,000 shares of common stock for services provided with a fair value of $306,000
●	Issued 300,000 shares of common stock for services provided with a fair value of $150,000
●	Issued 1,750,000 shares of common stock for cash of $0.20 per share
●	Issued 1,850,000 shares of common stock for exercise of warrants at a price of $0.10 per share
●	Issued 35,000 shares of common stock, with a fair value of $18,200, for an option to acquire an interest in Browning Productions.
●	Issued 1,525,000 shares of common stock for cash of $114,375
●	Issued 975,000 shares of common stock for exercise of warrants at a price of $0.075 per share
●	Issued 4,500,000 shares of common stock for cash of $360,000
●	Issued 1,000,000 shares of common stock for services provided with a fair value of $175,000
●	Issued 3,000,000 shares of common stock for acquisition of software with a fair value of $548,000
●	Issued 150,000 shares of common stock, with a fair value of $51,000, for the acquisition of 51% of Browning Productions.
●	Issued 5,550,000 shares of common stock for services provided with a fair value of $1,148,000
●	Issued 4,250,000 shares of common stock for cash of $324,500
●	Issued 4,250,000 shares of common stock for exercise of warrants at a price of $0.20 per share
●	Issued 354,409 shares of common stock, with a fair value of $96,000, pursuant to a settlement
●	Issued 2,000,000 shares of common stock, with a fair value of $344,000, as an adjustment to the purchase price of Love Media House, Inc.
●	Issued 9,500,000 shares of common stock for subscription receivable of $1,425,000

During the year ended December 31, 2017 the Company:

●	Issued 91,667 shares of common stock for services provided with a fair value of $176,055
●	Issued 127,366 shares of common stock for exercise of warrants at a price of $0.80 per share
●	Issued 417,461 shares of common stock for cash proceeds of $265,000
●	Issued 859,802 shares of common stock for settlement of related party loan in the amount of $662,048
●	Issued 3,000,000 shares of common stock in connection with five year employment contracts for executives with a fair value of $2,750,000
●	Issued 55,556 shares of common stock for exercise of warrants at a price of $0.80 per share
●	Issued 37,500 shares of common stock for settlement of amount owing of $30,000
●	Issued 13,000,000 shares of common stock as part of settlement of convertible debenture and accrued interest in the amount of $3,350,000
●	Issued 4,000,000 shares of common stock for redemption of 555,555 shares of Series A-1 Preferred Stock
●	Issued 108,333 shares of common stock for services provided with a fair value of $83,416
●	Issued 833,334 shares of common stock for the exercise of warrants at a price of $0.60 per share
●	Issued 1,075,000 shares of common stock for services provided with a fair value of $1,161,000
●	Issued 350,000 shares of common stock for the exercise of warrants at a price of $0.60 per share
●	Issued 155,000 shares of common stock for the exercise of warrants at a price of $0.80 per share

Stock Purchase Warrants

As at December 31, 2018, the Company had reserved 185,169 shares of its common stock for the outstanding warrants with weighted average exercise price of $0.80. Such warrants expire at various times up to July 2020.

During the year ended December 31, 2018, 5,225,000 warrants were issued, 301,219 warrants were forfeited and 8,675,000 warrants were exercised, for proceeds of $2,096,000.

During the year ended December 31, 2018, the Company agreed to reduce the exercise price on 6.5 million outstanding warrants, which resulted in additional compensation cost of $544,000, in order to obtain additional funding.

Under the engagement agreement with Maxim Group LLC, the Company has agreed for any financing arranged by Maxim for the Company, during the contractual period, the Company will in addition to paying a cash fee of up to 7% of funds raised to deliver a cash warrant to Maxim to purchase shares in the Company equal to 4% of the number of shares issued in the financing. The warrants will be exercisable at 120% of the pricing of the common stock issued in the raise. The exercisable period is 12 months from the date of the raise, thereafter if not exercised the warrants will lapse.

Note 10. Stock-Based Compensation

The shareholders approved a stock option plan on August 6, 2013, the 2013 Equity Incentive Plan (“2013 Plan”). The 2013 Plan is for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, cash bonuses and other stock-based awards to employees, directors and consultants of the Company. Following the reorganization in August 2017, all outstanding employee stock options were forfeited under the rules of the Plan.

There have been no options issued in the years ended December 31, 2017 and 2018.

A summary of the 2013 Plan options for the twelve months ended December 31, 2017, is as follows:

		Weighted Average
	Number of Options	Exercise Price

Outstanding at January 1, 2017	141,250	$14.83
Forfeited	(141,250)	22.61
Outstanding at December 31, 2017	—	N/A

During the year ended December 31, 2018 there was no stock option activity relating to the 2013 Plan.

Prior to the 2013 Plan the Company issued stock options to employees under other stock plans.

A summary of the Company’s other stock options for the year ended December 31, 2017, is as follows:

		Weighted Average
	Number of Options	Exercise Price

Outstanding at January 1, 2017	145,950	$3.18
Forfeited	(145,950)	22.61
Outstanding at December 31, 2017	—	N/A

During the year ended December 31, 2018 there was no stock option activity relating to other stock plans.

In March, 2018 the Company adopted an Equity Incentive Plan (“the 2018 Plan”) to provide additional incentives to the employees, directors and consultants of the Company to promote the success of the Company’s business. During the year ended December 31, 2018, no common stock of the Company was issued under the 2018 Plan.

Note 11. Income Taxes

The difference between the U.S. statutory federal tax rate and the provision for income tax recorded by the Company is primarily attributable to the change in the Company’s valuation allowance against its deferred tax assets and to a lesser extent to the tax the differential on losses in foreign countries.

Deferred Tax Assets

The potential benefit of net operating loss carryforwards has not been recognized in the consolidated financial statements since the Company cannot determine that it is more likely than not that such benefit will be utilized in future years. The tax years 2006 through 2017 remain open to examination by federal authorities in certain jurisdictions in which the Company operates namely China and Hong Kong. The components of the net deferred tax assets and the amount of the valuation allowance are as follows: (in thousands)

	December 31
	2018	2017

Deferred tax assets
Net operating loss carryforwards	3,577	2,138
Valuation allowance	(3,577)	(2,138)
Net deferred tax assets	$—	$—

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 became law (the “Tax Act”). The Tax Act enacts a broad range of changes to the Internal Revenue Code of 1986, as amended (the “IRC”). The Tax Act, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and net operating losses, allows for the expensing of capital expenditures and puts into effect the migration from a “worldwide” system of taxation to a territorial system. The tax reform did not have a material impact to our financial statements as our net deferred tax assets and liabilities are fully reserved. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.

Note 12. Segment Information

The Company has the following business segments for the year ended December 31, 2018 and 2017.

The Company’s revenues for continuing operations were generated in the following business segments (in thousands)

	December 31,	December 31,
	2018	2017

Sale of secure messaging licenses	$228	$714
123Wish (from January 2018)	109	—
Love Media House (from March 2018)	446	—
Browning Productions (from November 2018)	4
Total	$787	$714

 The following is a detail of the Company’s cost of sales by business segment:

	December 31,	December 31,
	2018	2017

Sale of secure messaging licenses including amortization of software	$1,577	$855
123Wish (from January 2018)	404	—
Love Media House (from March 2018)	258	—
Browning Productions (from November 2018)	—	—
Total	$2,239	$855

The following is a detail of the Company’s general and administrative and other expenses by business segment:

	December 31,	December 31,
	2018	2017

Sale of secure messaging licenses including impairment charge	$4,021	$—
123Wish (from January 2018)	869	—
Love Media House (from March 2018)	490	—
Browning Productions (from November 2018)	12	—
Corporate	7,383	4,253
Total	$12,775	$4,253

 The following is a detail of the Company’s other income and expenses by business segment:

	December 31,	December 31,
	2018	2017

Sale of secure messaging licenses	$—	$—
123Wish (from January 2018)	—	—
Love Media House (from March 2018)	—	—
Browning Productions (from November 2018)	22	—
Corporate	534	(665)
Total	$556	$(665)

The following is a detail of the continuing net (loss) by business segment:

	December 31,	December 31,
	2018	2017

Sale of secure messaging licenses	$(5,327)	$(149)
123Wish (from January 2018)	(760)	—
Love Media House (from March 2018)	(135)	—
Browning Productions (from November 2018)	14	—
Corporate	(7,463)	(4,910)
Total	$(13,671)	$(5,059)

Note 13. Legal proceedings

On May 30, 2018, Zhanming Wu (“Wu”), the record owner of 15,000,000 shares of common stock of One Horizon Group, Inc. (the “Company”), commenced an action in the Court of Chancery of the State of Delaware [Case No.2018-0387-JRS; the “Injunction Action”] against the Company and its directors and officers (collectively, the “Director Defendants”) alleging multiple breaches of contract between the Company and Wu, and seeking (i) damages; (ii) to enjoin the Company from issuing, offering, selling or granting any shares of its common stock to any person or entity, or consummate any merger, acquisition or similar transaction without the prior approval of Wu, and to prevent the Individual Defendants from undermining that right by engaging in any further transactions designed to entrench themselves as directors and officers of the Company and to dilute Wu’s stock ownership below 30% of the outstanding shares of the Company, (iii) to enforce Wu’s right to appoint four directors to the Company’s Board of Directors, (iv) to rescind the issuance of 7,383,000 shares to the former stockholders of Banana Whale Studios Pte. Ltd (“Banana Whale”) in exchange for 51% of the outstanding shares of Banana Whale (the “Banana Whale Acquisition”), (iv) to obtain a declaration that the Individual Defendants have breached their fiduciary duty of loyalty by taking actions to entrench themselves on the Company’s Board of Directors; and (v) seeking an award of attorneys’ fees and costs in connection with the litigation and such other relief as the Court deems fair and equitable.

On June 11, 2018, Wu commenced a second action in the Court of Chancery of the State of Delaware [Case No.2018-0427-JRS; the “225 Action”] under Section 225 of the Delaware General Corporation Law seeking (i) to appoint four directors to the Company’s Board of Directors, (ii) to enjoin the Company and its affiliates from issuing, offering, selling or granting any shares of the Company’s common stock to any person or entity, or consummate any merger, acquisition or similar transaction without the prior approval of Wu during the pendency of the action and (iii) seeking an award of attorneys’ fees and costs in connection with the litigation and such other relief as the Court deems fair and equitable.

On October 15, 2018, the parties entered into an agreement (the “Settlement Agreement”) which provides for the immediate cessation of all activities in the two actions and which will result in the dismissal of the two actions upon the fulfillment by the Company of certain conditions. Among the conditions to dismissal which the Company is required to meet to obtain the complete dismissal of the actions are the issuance of 354,409 shares to Wu to reimburse a portion of the expenses incurred in connection with the actions, the nomination and election to the Company’s Board of Directors of up to two individuals designated by Wu, the redemption of up to approximately 850,000 shares of common stock at $0.65 each, from certain investors whom Wu recommended to invest in the Company (the “Additional Investors”) should they request that the Company do so and the facilitation of the sale of shares of the Company’s common stock by Wu, including the registration of such shares for sale under the Securities Act. Based on ASC 840, which requires that conditionally redeemable securities be classified outside of permanent stockholders’ equity, $605,000 was reclassified as mezzanine equity effective October 15, 2018. Pending the re-election of Wu’s nominees to the Board of Directors at the Company’s 2018 Annual Meeting of Stockholders, the Company will continue to comply with the terms of the Status Quo Order issued in July in connection with the 225 Action. The 225 Action will be dismissed and the Company will no longer be obliged to comply with the Status Quo Order upon the re-election of Wu’s nominees to the Board of Directors at the Company’s 2018 Annual Meeting of Stockholders.

A Stipulation of Dismissal in respect of the Injunction Action will be filed and the parties will exchange releases upon the fulfillment of certain conditions, including the registration of Wu’s shares and the removal of the restrictive legend from Wu’s shares and the shares held by the Additional Investors. Notwithstanding such dismissal, should the registration of Wu’s shares lapse for any reason prior to October 1, 2019, Wu shall be entitled to enforce his rights under the side letters which were the basis of many of his claims, which letters are deemed to be a part of the Settlement Agreement as if set forth therein. If the Dismissal Stipulation has been filed in the Injunction Action and Wu’s shares have remained continuously registered until October 1, 2019, the side letters shall be deemed of no force and effect.

ONE HORIZON GROUP, INC.

Condensed Consolidated Balance Sheets

June 30, 2019 and December 31, 2018

(in thousands, except share data)

	June 30, 2019 (unaudited)	December 31, 2018
Assets
Current assets:
Cash	$847	$353
Accounts receivable, net	244	325
Prepaid compensation	550	550
Investment	100	100
Other receivable	510	2,022
Advances to acquisition target	196	70
Deferred production costs	19	87
Other current assets	454	386
	2,920	3,893
Current assets of discontinued items	-	129
	2,920	4,022

Property and equipment, net	37	3
Intangible assets, net	2,924	3,184
Goodwill	2,213	2,213
Prepaid compensation, net of current portion	1,192	1,467
Non current assets of discontinued operations	-	36
Total assets	$9,286	$10,925

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$430	$334
Accrued expenses	315	156
Accrued compensation	203	181
Deferred income	15	177
Notes payable	121	101
Amount due to related parties	205	205
Promissory notes, related parties	1,500	1,000
	2,789	2,154
Current liabilities of discontinued operations	-	301
Total current liabilities	2,789	2,455

Long-term liabilities

Equipment note payable	28	-

Total liabilities	2,817	2,455

Temporary Equity – redeemable common stock outstanding 848,611	605	605

Stockholders’ Equity
Preferred stock:
$0.0001 par value, authorized 50,000,000; No shares issued and outstanding	—	—
Common stock:
$0.0001 par value, authorized 200,000,000 shares issued and outstanding 94,609,731 shares as of June 30, 2019 (December 2018 – 87,559,672)	9	8
Additional paid-in capital	62,876	62,600
Share subscription receivable	(1,425)	(1,425)
Accumulated (Deficit)	(56,594)	(54,854)
Accumulated other comprehensive income	(24)	(35)
Total One Horizon Group, Inc. stockholders’ equity	4,842	6,294
Non-controlling interest	1,022	1,571
Total stockholders’ equity	5,864	7,865

Total liabilities and stockholders’ equity	$9,286	$10,925

See accompanying notes to unaudited condensed consolidated financial statements.

ONE HORIZON GROUP, INC.

Condensed Consolidated Statements of Operations

For the three and six months ended June 30, 2019 and 2018

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue	$253	$270	$454	$544

Cost of revenue:
Software and production costs	88	17	170	17
Amortization of intangible assets	215	656	375	1,061
	303	673	545	1,078

Gross deficit	(50)	(403)	(91)	(534)

Expenses:
General and administrative	1,078	1,716	2,262	3,126
Depreciation	5	1	6	1
Acquisition services	-	1,094	-	1,874

	1,083	2,811	2,268	5,001

Loss from operations	(1,133)	(3,214)	(2,359)	(5,535)

Other income and expense:
Interest expense	(16)	(17)	(32)	(390)
Foreign exchange	(1)	(1)	(2)	(1)
Other income	-	-	553	-
	(17)	(18)	519	(391)

Loss on continuing operations	(1,150)	(3,232)	(1,840)	(5,926)

Loss from discontinued operations	-	(296)	-	(296)

Net loss for the period	(1,150)	(3,528)	(1,840)	(6,222)
Net loss attributable to non-controlling interest	66	346	100	466

Net loss attributable to One Horizon Group Inc. common stockholders	$(1,084)	$(3,182)	$(1,740)	$(5,756)

Earnings per share

Basic and diluted net loss per share – continuing operations	$(0.01)	$(0.08)	$(0.02)	$(0.16)

Basic and diluted net loss per share – discontinued operations	$-	$(0.01)	$-	$(0.01)

Weighted average number of shares outstanding
Basic and diluted	90,028	41,366	89,223	36,902

See accompanying notes to unaudited condensed consolidated financial statements.

ONE HORIZON GROUP, INC.

Condensed Consolidated Statements of Comprehensive Loss

For the three and six months ended June 30, 2019 and 2018

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net loss	$(1,084)	$(3,182)	$(1,740)	$(5,756)
Other comprehensive income:
Foreign currency translation adjustment loss	-	-	11	(14)
Total comprehensive loss	$(1,084)	$(3,182)	$(1,729)	$(5,770)

See accompanying notes to unaudited condensed consolidated financial statements

ONE HORIZON GROUP, INC.

Condensed Consolidated Statements of Equity

For the six months ended June 30, 2019 and 2018

(in thousands)

(unaudited)

	Mezzanine Equity		Common Stock		Additional	Stock Subscription	Accumulated	Accumulated	Stock subscription	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Paid-In	Receivable	Deficit	OCI	receivable	Interest	Equity

Balances, January 1, 2018	-	$-	30,255	$3	$48,356	$-	$(41,085)	$(22)	$-	$-	$7,252

Net loss	-	-	-	-	-	-	(2,574)	-		(120)	(2,694)

Foreign currency translation	-	-	-	-	-	-	-	(1)		-	(1)

Issuance of shares for services	171	199	476	-	728	-	-	-		-	728

Issuance of shares for acquisitions	-	-	2,333	-	2,507	-	-	-		1,353	3,860

Issuance of shares for exercise of warrants	-	-	750	-	563	-	-	-	-	-	563

Issuance of shares for conversion of debt	677	406	-	-	-	-	-	-		-	-

Conversion benefit on convertible notes	-	-	-	-	200	-	-	-		-	200

Increase in service compensation due to change in change in exercise price	-	-	-	-	-	-	-	-	-	-	-

Issuance of shares for cash	-	-	-	-	-	-	-	-	-	-	-

Balances, March 31, 2018	848	605	33,814	3	52,354	-	(43,659)	(23)	-	1,233	9,908

Net loss	-	-	-	-	-	-	(3,182)	-	-	(346)	(3,528)

Foreign currency translation	-	-	-	-	-	-	-	(13)	-	-	(13)

Issuance of shares for services	-	-	4,619	-	2,897	-	-	-	-	-	2,897

Issuance of shares for acquisitions	-	-	7,794	1	5,422	-	-	-	-	4,937	10,360

Issuance of shares for exercise of warrants	-	-	2,700	-	795	-	-	-	(370)	-	425

Increase in service compensation due to change in change in exercise price	-	-	-	-	403	-	-	-	-	-	403

Issuance of shares for cash	-	-	1,750	-	350	-	-	-	-	-	350

Issuance of shares for exercise of convertible promissory notes	-	-	677	-	406	-	-	-	-	-	406

Balances, June 30, 2018	848	$605	51,354	$4	$62,627	$-	$(46,841)	$(36)	$(370)	$5,824	$21,208

Balances, January 1, 2019	848	$605	87,560	$8	$62,600	$(1,425)	$(54,854)	$(35)	$-	$1,571	$7,865

Net loss	-	-	-	-	-	-	(656)	-	-	(34)	(690)

Foreign currency translation	-	-	-	-	-	-	-	11	-	-	11

Disposal of equity in Banana Whale Studios PTE Limited	-	-	-	-	-	-	-	-	-	(449)	(449)

Balances, March 31, 2019	848	605	87,560	8	62,600	(1,425)	(55,510)	(24)	-	1,088	6,737

Net loss	-	-	-	-	-	-	(1,084)	-		(66)	(1,150)

Shares issuance for contract modification	-	-	2,049	-	127	-	-	-	-	-	127

Shares issued for services to be provided	-	-	5,000	1	149	-	-	-	-	-	150

Balances, June 30, 2019	848	605	94,609	9	62,876	(1,425)	(56,594)	(24)	-	1,022	5,864

See accompanying notes to unaudited condensed consolidated financial statements

ONE HORIZON GROUP, INC.

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2019 and 2018

(in thousands)

(unaudited)

	2019	2018
Cash flows from operating activities:

Net loss for the period	$(1,840)	$(5,926)

Adjustment to reconcile net loss for the period to net cash flows from operating activities:
Depreciation of property and equipment	6	1
Amortization of intangible assets	375	1,061
Gain on sale of interest in subsidiary	(553)	-
Amortization of beneficial conversion feature	-	355
Shares issued for services	-	3,282
Shares issued for contract modification	127	-
Amortization of shares issued for services	423	624
Changes in operating assets and liabilities:
Deferred production costs	68	-
Accounts receivable	71	(237)
Other assets	(75)	(476)
Deferred revenue	(290)	-
Accounts payable and accrued expenses	287	(66)
Net cash flows from continuing operating activities	(1,401)	(1,382)

Net cash flows from discontinued operating activities	-	(137)
Net cash flows from total operating activities	(1,401)	(1,519)

Cash used in investing activities:

Cash advances to acquisition target	(126)	-
Proceeds from sale of interest in subsidiary	1,500	-
Cash consideration on acquisitions (net of cash acquired)	-	(108)
Acquisition of fixed assets	(40)	(1)
Net cash flows from continuing investing activities	1,334	(109)

Net cash flows from discontinued investing activities	-	(1)
Net cash flows from total investing activities	1,334	(110)

Cash flows from financing activities:

Proceeds from issuance of shares	-	350
Proceeds from exercise of warrants	-	988
Proceeds from issuance of convertible notes	-	200
Proceeds from loan	500	-
Proceeds from finance contracts	51	-
Repayment of advances from related parties (net)	-	(78)
Net cash flows from financing activities	551	1,460

Increase (decrease) in cash during the period	484	(169)
Foreign exchange effect on cash	10	10

Cash at beginning of the period	353	763

Cash at end of the period	$847	$604

Supplementary Information:

Non-cash financing transactions:
Common stock issued for business combinations	-	14,220
Common stock issued for conversion of debt	-	406

See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

Note 1. Description of Business, Organization and Principles of Consolidation

Description of Business

One Horizon Group, Inc (“the Company”) has the following three core businesses:

(i)	123Wish, Inc. (“123Wish”) – an experience based platform where subscribers have a chance to play and win experiences from celebrities, athletes and artists.

(ii)	Love Media House, Inc. formerly known as C-Rod, Inc. (“Love Media House”) - a full-service music production, artist representation and digital media business that provides a broad range of entertainment services including branding and advertising, video and photo production, recording (including music production, arranging, mixing and mastering), songwriting (arranging writing sessions with experienced and multi-platinum writers), artist development, digital distribution, billboard chart promotion, and consulting and life coaching. The entertainment marketplace is highly competitive. The team at Love Media House, headed by Chis Rodriguez, has worked with many famous artists and achieved many Billboard numbers and giving Love Media House an important edge in promoting new talent.

(iii)	Browning Productions & Entertainment, Inc. (“Browning Productions”) - a full service video production company and executive producer for all entertainment projects. Browning distributes content on a proprietary Internet/Over-The-Top (“OTT”) content platform that operates in conjunction with Verizon Digital Media Services (“VDMS”). Browning has produced and has ownership rights to several national and international television programs currently airing on a number of acclaimed television networks. Browning’s team is comprised of award-winning professionals and offers end-to-end marketing services.

In February 2019, the Company entered into an agreement to acquire a majority interest in Maham LLC, an innovative, technology driven yoga studio concept, which the Company expects to close during the third quarter of 2019.

The Company is based in the United States of America, Hong Kong, Singapore, China and the United Kingdom.

Interim Period Financial Statements

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the Securities and Exchange Commission’ instructions. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. The results of operations reflect interim adjustments, all of which are of a normal recurring nature and, in the opinion of management, are necessary for a fair presentation of the results for such interim period. The results reported in these interim condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. Certain information and note disclosure normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on April 15, 2019.

Current Structure of the Company

The Company has the following subsidiaries:

Subsidiary name	% Owned

● 123Wish, Inc.	51%
● One Horizon Hong Kong Ltd	100%
● Horizon Network Technology Co. Ltd	100%
● Love Media House, Inc	100%
● Browning Productions & Entertainment, Inc.	51%

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company, organized in China and controlled by the Company via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries for financial reporting purposes in accordance with GAAP.

All significant intercompany balances and transactions have been eliminated in consolidation.

Note 2. Summary of Significant Accounting Policies

Liquidity and Capital Resources

Historically, the Company has incurred net losses and negative cash flows from operations which raise substantial doubt about the Company’s ability to continue as a going concern. The Company has principally financed these losses from the sale of equity securities and the issuance of debt instruments.

The Company may be required to raise additional funds through various sources, such as equity and debt financings. While the Company believes it is probable that such financings could be secured, there can be no assurance the Company will be able to secure additional sources of funds to support its operations, or if such funds are available, that such additional financing will be sufficient to meet the Company’s needs or on terms acceptable to us.

At June 30, 2019, the Company had cash of approximately $847,000. Together with the Company’s current operational plan and budget, the Company believes that it is probable that it will have sufficient cash to fund its operations into at least the fourth quarter of 2020. However, actual results could differ materially from the Company’s projections.

On August 5th, 2019 the Company entered into an Equity Purchase agreement with Crown Bridge Partners, LLC (“Crown”), whereby Crown are committed to purchase up to $10.0 million of new common stock from the Company at the Company’s option during the next three years. The amount is determined by the market value of trades and priced at an 18% discount to average market price. As of today no shares have been sold under the Crown Equity Purchase plan. In coordination with the Equity Purchase agreement the Company entered into a six month loan with Labrys Fund, LP of $180,000 issued at a 10% original issue discount, the Company therefore received net proceeds of $162,000. and an annual coupon rate of 12%.

However, actual results could materially differ from the Company’s projections. Accordingly, the Company may be required to raise additional funds through various sources. While the Company believes it is probable that such financings could be secured, there can be no assurance that the Company will be able to secure additional sources of funds to support its operations, or if such funds are available, that such additional financing will be sufficient to meet the Company’s needs or on terms acceptable to us.

Foreign Currency Translation

The reporting currency of the Company is the United States dollar. Assets and liabilities other than those denominated in U.S. dollars, primarily in Singapore, the United Kingdom and China, are translated into United States dollars at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the period. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss) until all or a part of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

Transaction gains and losses that arise from exchange-rate fluctuations on transactions denominated in a currency other than the functional currency are included in general and administrative expenses.

Accounts Receivable, Revenue Recognition and Concentrations

Performance Obligations - A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under the revenue recognition standard. The transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s contracts do not typically have variable consideration that needs to be considered when the contract consideration is allocated to each performance obligation.

Revenue Recognition – We recognize revenues from each business segment as described below:

1.	123Wish derives income from user subscriptions, sale of merchandise, sale of tickets for experiences with social media influencers and artists, and the sale of corporate sponsorships, each of which is a separate performance obligation. User subscriptions cover a defined period of time (typically one month) and the revenue is recognized as the Company satisfies the requisite performance obligation (over the defined subscription period). Sale of merchandise and tickets are recognized when the customer has paid for the item and when the merchandise and/or ticket has been delivered to the customer. Corporate sponsorship packages are non-refundable and relate to brand association. The Company has no further service deliverable to the sponsor and the revenue is recognized when the agreement is entered into by both parties and the required marketing materials have been delivered to the corporate sponsor for their use.

2.	Love Media House derives income from recording and video services. Income is recognized when the recording and video services are performed and the final customer product is delivered and the point at which the performance obligation is satisfied. These revenues are non-refundable.

3.	Browning Production & Entertainment, Inc derives income from the advertising associated with the airing of television series produced by BP&E and also license income from the show of series on certain channels based on the number of viewers attracted. Advertising revenue is recognized when the series to which the advertising relates is aired.

The Company does not have off-balance sheet credit exposure related to its customers. As of June 30, 2019 three customers accounted for 76% of the accounts receivable balance and as of December 31, 2018, three customers accounted for 68% of the accounts receivable balance. Three customers accounted for 34% of the revenue for the six months ended June 30, 2019 and one customer accounted for 82% of the revenue for the six months ended June 30, 2018.

Income Taxes

The Company continually evaluates its uncertain income tax positions and may record a liability for any unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense and other expense, respectively.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, the Company makes certain estimates and assumptions in: (1) calculating its income tax expense, deferred tax assets, and deferred tax liabilities; (2) determining any valuation allowance recorded against deferred tax assets; and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized. Historically the Company has not filed income tax returns and the related required informational filings in the US. Certain informational filings if not filed contain penalties and such penalties could be material. The Company is currently addressing this issue with advisors to determine the amount, if any, of potential payments due. Given the complexity of the issue the Company is unable to quantify a range of potential loss, if any. Accordingly no liability has been recorded in the accompanying consolidated balance sheets in respect of this matter.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic loss per share) and potentially dilutive securities. For the three and six month periods ended June 30, 2019 and 2018, outstanding warrants are antidilutive because of net losses, and as such, their effect has not been included in the calculation of diluted net loss per share. Common shares issuable are considered outstanding as of the original approval date for purposes of earnings per share computations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the fiscal period. The Company makes estimates for, among other items, useful lives for depreciation and amortization, determination of future cash flows associated with impairment testing for long-lived assets, determination of the fair value of stock options and warrants, determining fair values of assets acquired and liabilities assumed in business combinations, valuation allowance for deferred tax assets, allowances for doubtful accounts, and potential income tax assessments and other contingencies. The Company bases its estimates on historical experience, current conditions, and other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases,” which created a new Topic, ASC Topic 842 and established the core principle that a lessee should recognize the assets, representing rights-of-use, and liabilities to make lease payments, that arise from leases. For leases with a term of 12 months or less, a lessee is permitted to make an election under which such assets and liabilities would not be recognized, and lease expense would be recognized generally on a straight-line basis over the lease term. This standard is effective for the Company beginning in 2019 and was adopted by the Company for the year beginning January 1, 2019. The Company has evaluated the impact of this revised guidance on its financial statements and determined it had no material impact, as the Company has no leasing arrangements with terms greater than one year.

Share-Based Compensation

The Company accounts for stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest.  The fair value of stock options is determined using the Black-Scholes option pricing model, which includes subjective judgements about the expected life of the awards, forfeiture rates and stock price volatility.

Note 3. Discontinued operations

In November 2018 the management of the Company’s then 51% controlled subsidiary, Banana Whale Studios PTE Ltd. (“BWS”), entered into discussions whereby the Company would sell its shares of BWS to a third party. Under the agreement, which has an effective date of January 1, 2019, the Company received cash of $1,500,000 and a promissory note of $500,000 and the return of the 7,383,000 Company shares issued on acquisition. The Company shares are held in Escrow for a minimum of three months to secure certain warranties given by the Company on closure.

The Company realized a gain of $553,000 on the sale of its 51% interest is BWS during the six months ended June 30, 2019.

Note 4. Intangible Assets

Intangible assets consists of the following (in thousands):

	June 30	December 31
	2019	2018

Horizon software	$567	$548
Social online application software	2,307	2,307
Customer lists	997	900

	3,871	3,755
Less accumulated amortization	(947)	(571)

Intangible assets, net	$2,924	$3,184

Note 5. Goodwill

Goodwill consists of the following (in thousands):

	June 30	December 31
	2019	2018

123Wish, Inc.	$419	$419
Love Media House, Inc.	1,172	1,172
Browning Productions & Entertainment, Inc.	622	622
	$2,213	$2,213

Note 6. Equipment Note Payable

During the six months ended June 30, 2019, the Company financed the purchase of certain production equipment through a five year finance contract payable at $830 per month including interest of approximately 20% per annum.

Note 7. Amounts due to Related Parties

As of June 30, 2019, amounts totaling $205,000 (December 31, 2018 - $205,000) were owed to certain members of the management at subsidiary companies. The amounts are unsecured, interest free and have no specified repayment dates.

Note 8. Notes Payable

a) Promissory notes.

The promissory notes due to Zhanming Wu ($500,000) and the Company’s CEO, Mark White ($500,000), both considered related parties, including accrued interest of 7% per annum from issuance, are due for repayment on August 31, 2019.

b) Short term loan

The loan payable in the amount of $500,000 is due to Century River, a company controlled by the Company’s CEO, Mark White. This loan is due on demand and bears interest of 3% per annum.

c) Other notes payable.

Notes payable by Browning Productions & Entertainment, Inc. totaling $121,000 are due to unrelated parties and are repayable on demand and interest bearing at average rates of 5.4% per year.

Note 9. Share Capital

Common Stock

The Company is authorized to issue 200 million shares of common stock, par value of $0.0001.

During the six months ended June 30, 2019 the Company issued shares of common stock as follows:

•	2,048,334 shares of common stock, with a fair value of $126,760, as additional compensation related to acquisition of Browning Production & Entertainment.

•	5,000,000 shares of common stock, with a fair value of $150,000, for consulting services to be provided.

Stock Purchase Warrants

As at June 30, 2019, the Company had reserved 185,169 shares of its common stock for the outstanding warrants with weighted average exercise price of $0.80. Such warrants expire at various times through July 2020.

During the six months ended June 30, 2019, no warrants were issued, forfeited or exercised.

Note 10. Stock-Based Compensation

The shareholders approved a stock option plan on August 6, 2013, the 2013 Equity Incentive Plan (“2013 Plan”). The 2013 Plan is for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, cash bonuses and other stock-based awards to employees, directors and consultants of the Company.

There have been no options issued in the six months ended June 30, 2019 and 2018 and there are no options outstanding as at June 30, 2019.

In March 2018 the Company adopted an Equity Incentive Plan (“the 2018 Plan”) to provide additional incentives to the employees, directors and consultants of the Company to promote the success of the Company’s business. During the six months ended June 30, 2019, no common stock of the Company was issued under the 2018 Plan.

ONE HORIZON GROUP, INC.

1,221,309 Shares of

Common Stock

PROSPECTUS

_____________, 2019

Until ____________, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

Type	Amount
SEC registration fee	$69.39
Accounting fees and expenses*	5,000.00
Legal fees and expenses*	5,000.00
Printing expenses*	100,00
Miscellaneous fees and expenses*	250.00
Total expenses*	$11,424.40

*	Estimated

Item 14. Indemnification of Directors and Officers

Articles 7 and 8 of our Certificate of Incorporation, as amended, provide as follows:

“7.	To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.	The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act.

During the period from January 1, 2019 through September 18, 2019 the Company:

●	Issued 100,000 (2,500,000 pre-reverse split) shares of common stock, with a fair value of $33,250, to Catalyst Corporate Solutions LLC for consulting services to be provided.
●	Issued 173,552 (4,338,793 pre-reverse split) shares of common stock, with a fair value of $86,342, to Crown Bridge Partners, LLC as a commitment fee for its commitment to enter into an equity line with the Company.
●	Issued 200,000 (5,000,000 pre-reverse split) shares of common stock, with a fair value of $150,000, for consulting services to be provided.
●

Issued 81,933 (2,048,334 pre-reverse split) shares of common stock to Browning Companies International LLC to modify Browning Exchange Agreement of 51% of Browning Productions & Entertainment, Inc., with a fair value of $126.760.

During the year ended December 31, 2018 the Company:

●	Issued 9,000 (225,000 pre-reverse split) shares of common stock for services with a fair value of $357,750
●	Issued 53,333 (1,333,334 pre-reverse split) shares of common stock, with a fair value of $1.4 million, for the acquisition of 51% of Once in a Lifetime
●	Issued 4,000 (100,000 pre-reverse split) shares of common stock for services provided with a fair value of $204,000
●	Issued 20,167 (504,167 pre-reverse split) shares of common stock for conversion of convertible note and accrued interest in the amount of $302,500
●	Issued 6,889 (172,222 pre-reverse split) shares of common stock for conversion of convertible note and accrued interest in the amount of $103,000
●	Issued 6,889 (172,222 pre-reverse split) shares of common stock for services provided with a fair value of $200,000
●	Issued 30,000 (750,000 pre-reverse split) shares of common stock for exercise of warrants at a price of $18.75 ($0.75 pre-reverse split) per share.
●	Issued 2,000 (50,000 pre-reverse split) shares of common stock for services provided with a fair value of $80,000.
●	Issued 54,686 (1,376,147 pre-reverse split) shares of common stock, with a fair value of $1,541,285, as part consideration for the acquisition of Love Media House, Inc.
●	Issued 4,000 (100,000 pre-reverse split) shares of common stock for services to be provided with a fair value of $85,000.
●	Issued 9,000 (225,000 pre-reverse split) shares of common stock for services to be provided with a fair value of $168,750
●	Issued 34,000 (850,000 pre-reverse split) shares of common stock for services provided with a fair value of $425,000
●	Issued 295,320 (7,383,000 pre-reverse split) shares of common stock, for the acquisition of 51% of Banana Whale Studios Pte., Ltd see note 3.
●	Issued 63,000 (1,575,000 pre-reverse split) shares of common stock for services provided with a fair value of $787,500
●	Issued 34,000 (850,000 pre-reverse split) shares of common stock for exercise of warrants at a price of $12.50 ($0.50 pre-reverse split) per share
●	Issued 24,000 (600,000 pre-reverse split) shares of common stock for services provided with a fair value of $306,000
●	Issued 12,000 (300,000 pre-reverse split) shares of common stock for services provided with a fair value of $150,000

●	Issued 70,000 (1,750,000 pre-reverse split) shares of common stock for cash of $5.00 ($0.20 pre-reverse split) per share

●	Issued 74,000 (1,850,000 pre-reverse split) shares of common stock for exercise of warrants at a price of $2.50 ($0.10 pre-reverse split) per share

●	Issued 1,400 (35,000 pre-reverse split) shares of common stock, with a fair value of $18,200, for an option to acquire an interest in Browning Productions.

●	Issued 61,000 (1,525,000 pre-reverse split) shares of common stock for cash of $114,375

●	Issued 39,000 (975,000 pre-reverse split) shares of common stock for exercise of warrants at a price of $1.875 ($0.075 pre-reverse split) per share

●	Issued 180,000 (4,500,000 pre-reverse split) shares of common stock for cash of $360,000

●	Issued 40,000 (1,000,000 pre-reverse split) shares of common stock for services provided with a fair value of $175,000

●	Issued 120,000 (3,000,000 pre-reverse split) shares of common stock for acquisition of software with a fair value of $548,000

●	Issued 6,000 (150,000 pre-reverse split) shares of common stock, with a fair value of $51,000, for the acquisition of 51% of Browning Productions.

●	Issued 222,000 (5,550,000 pre-reverse split) shares of common stock for services provided with a fair value of $1,148,000

●	Issued 170,000 (4,250,000 pre-reverse split) shares of common stock for cash of $324,500

●	Issued 170,000 (4,250,000 pre-reverse split) shares of common stock for exercise of warrants at a price of $5.00 ($0.20 pre-reverse split) per share

●	Issued 14,176 (354,409 pre-reverse split) shares of common stock, with a fair value of $96,000, pursuant to a settlement

●	Issued 80,000 (2,000,000 pre-reverse split) shares of common stock, with a fair value of $344,000, as an adjustment to the purchase price of Love Media House, Inc.

●	Issued 380,000 (9,500,000 pre-reverse split) shares of common stock for subscription receivable of $1,425,000

During the year ended December 31, 2017 the Company:

●	Issued 3,667 (91,667 pre-reverse split) shares of common stock for services provided with a fair value of $176,055

●	Issued 5,095 (127,366 pre-reverse split) shares of common stock for exercise of warrants at a price of $20.00 ($0.80 pre-reverse split) per share

●	Issued 1,658 (417,461 pre-reverse split) shares of common stock for cash proceeds of $265,000

●	Issued 171,960 (859,802 pre-reverse split) shares of common stock for settlement of related party loan in the amount of $662,048

●	Issued 120,000 (3,000,000 pre-reverse split) shares of common stock in connection with five year employment contracts for executives with a fair value of $2,750,000

●	Issued 2,222 (55,556 pre-reverse split) shares of common stock for exercise of warrants at a price of $20.00 ($0.80 pre-reverse split) per share

●	Issued 1,500 (37,500 pre-reverse split) shares of common stock for settlement of amount owing of $30,000

●	Issued 520,000 (13,000,000 pre-reverse split) shares of common stock as part of settlement of convertible debenture and accrued interest in the amount of $3,350,000

●	Issued 160,000 (4,000,000 pre-reverse split) shares of common stock for redemption of 555,555 pre-reverse split) shares of Series A-1 Preferred Stock

●	Issued 4,333 (108,333 pre-reverse split) shares of common stock for services provided with a fair value of $83,416

●	Issued 33,333 (833,334 pre-reverse split) shares of common stock for the exercise of warrants at a price of $15.00 ($0.60 pre-reverse split) per share

●	Issued 43,000 (1,075,000 pre-reverse split) shares of common stock for services provided with a fair value of $1,161,000

●	Issued 14,000 (350,000 pre-reverse split) shares of common stock for the exercise of warrants at a price of $15.00 ($0.60 pre-reverse split) per share

●	Issued 6,200 (155,000 pre-reverse split) shares of common stock for the exercise of warrants at a price of $20.00 ($0.80 pre-reverse split) per share

During the year ended December 31, 2016 the Company:

●	Issued 1,333 (33,333 pre-reverse split) shares of common stock for services to be provided with a fair value of $133,960
●	Issued 6,793 (169,821 pre-reverse split) shares of common stock for cash proceeds of $400,000
●	Issued 300 (7,500 pre-reverse split) shares of common stock for services received with a fair value of $33,750
●	Issued 3,049 (76,228 pre-reverse split) shares of common stock in part settlement of accrued compensation in the amount of $160,535

Unless otherwise provided, the issuance of the foregoing shares were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act. The certificates representing the foregoing shares were endorsed with the customary Securities Act restrictive legend.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)        The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on September 18, 2019.

ONE HORIZON GROUP, INC.

By:	/s/ Mark White
Mark White
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Martin Ward
Martin Ward
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark White and Martin Ward, and each of them severally, as his true and lawful attorney in fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed below by the following persons in the capacities on September 18, 2019.

/s/ Mark White
Mark White
President, Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Martin Ward
Martin Ward Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Richard Vos
Richard Vos Director

/s/ Nicholas Carpinello
Nicholas Carpinello Director
/s/ Robert Law
Robert Law Director

/s/ Ajing Zhang
Ajing Zhang Director
/s/ Pengfei Li
Pengfei Li Director

Exhibit Index

Exhibit Number	Title of Document	Location

Item 2	Plan of acquisition, reorganization, arrangement, liquidation or succession

2.1	Agreement and Plan of Merger effective as of August 26, 2013	Incorporated by reference from Definitive Information Statement on Form 14C Appendix C filed May 26, 2013

2.2	Stock Purchase Agreement with Brian Collins dated August 11, 2017	Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed August 14, 2017

Item 3	Articles of Incorporation and Bylaws

3.1	Amendment to Articles of Incorporation as filed December 27, 2012, with the Pennsylvania Department of State Corporate Bureau	Incorporated by reference from the Current Report on Form 10-K filed May 13, 2013

3.2	Amendment to Articles of Incorporation as filed, with the Pennsylvania Department of State Corporate Bureau	Incorporated by reference from Definitive Information Statement on Form 14C Appendix B filed May 26, 2013

3.3	Amended and restated articles of incorporation of BICO, Inc as filed, with the Pennsylvania Department of State Corporate Bureau	Incorporated by reference from Definitive Information Statement on Form 14C Appendix F filed May 26, 2013

3.4	Bylaws of BICO, Inc. as filed, with the Pennsylvania Department of State Corporate Bureau	Incorporated by reference from Definitive Information Statement on Form 14C Appendix G filed May 26, 2013

3.5	Certificate of incorporation of One Horizon Group, Inc., as filed, with Delaware Secretary of State	Incorporated by reference from Definitive Information Statement on Form 14C Appendix D filed May 26, 2013

3.6	Certificate of Amendment to Certificate of Incorporation effecting a 1-for-6 reverse stock split	Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed May 1, 2017.

3.7	Certificate of Designation for Series A-1 Convertible Preferred Stock	Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed July 14, 2017.

3.8	Bylaws of One Horizon Group, Inc., as filed, with Delaware Secretary of State	Incorporated by reference from Definitive Information Statement on Form 14C Appendix E filed May 26, 2013

Item 4	Instruments defining the rights of security holders

4.1	Common Stock Purchase Warrant dated May 1, 2013	Incorporated by reference to Exhibit 4.1 of Quarterly Report on Form 10-Q/A filed May 30, 2013

4.2	Form of Class A Warrant	Incorporated by reference from Current Report on Form 8-K filed July 25, 2014.

4.3	Form of Class B Warrant	Incorporated by reference from Current Report on Form 8-K filed July 25, 2014

4.5	Form of Convertible Debenture	Incorporated by reference from Current Report on Form 8-K filed December 29, 2014

4.6	Form of Amended and Restated Class C Warrant	Incorporated by reference from Current Report on Form 8-K filed January 23, 2015

4.7	Form of Amended and Restated Class D Warrant	Incorporated by reference from Current Report on Form 8-K filed January 23, 2015

4.8	Form of Amended and Restated Performance Warrant	Incorporated by reference from Current Report on Form 8-K filed January 23, 2015

4.9	Form of Amended and Restated Placement Agent Warrant	Incorporated by reference from Current Report on Form 8-K filed January 23, 2015

4.10	Form of Warrant	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed July 18, 2017

4.11	Form of Warrant issued to Bespoke Growth Partners, Inc.	Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 (File No. 333-221300) filed October 17, 2017

4.12	Form of warrants issued to First Choice International Company, Inc.	Incorporated by reference to the exhibits to Exhibit 10.1 to Current Report on Form 8-K Filed December 19, 2017

4.13	Form of Warrant Agency Agreement by and between One Horizon Group, Inc. and Island Stock Transfer.	To be filed by amendment.

4.14	Form of Representative’s Warrant between One Horizon Group, Inc. and Maxim Group LLC.	To be filed by amendment.

Item 5	Opinion re Legality

5.1	Form of Opinion of the Law Office of Anthony L.G., PLLC	Filed herewith

Item 10	Material Contracts

10.1	Loan Agreement dated January 22, 2013 between the Company and Mark White	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed on May 30, 2013

10.2	Loan Agreement dated January 22, 2013 between the Company and Brian Collins	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed on May 30, 2013

10.3	Subscription Agreement, as amended, dated as of February 18, 2013, between the Company and Patrick Schildknecht	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed on May 30, 2013

10.4	Warrant Agreement, dated as of February 18, 2013, between the Company and Patrick Schildknecht	Incorporated by reference from the Current Report on Form 10-8K filed September 5, 2013

10.5	Advisory Agreement dated as of April 15, 2013 between the Company and TriPoint Global Equities, LLC	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed on May 30, 2013

10.6	Amended and Restated Subscription Agreement, dated as of August 30, 2013, between the Company and Patrick Schildknecht	Incorporated by reference from the Current Report on Form 10-8K filed September 5, 2013

10.7	Amended and Restated Warrant Agreement, dated as of August 30, 2013, between the Company and Patrick Schildknecht	Incorporated by reference from the Current Report on Form 8-K filed September 5, 2013

10.8	Form of Independent Director Agreement between the Company and Richard Vos/Nicholas Carpinello/Robert Law	Incorporated by reference from the Current Report on Form 8-K filed August 22, 2013

10.9	From of Indemnification Agreement between the Company and Richard Vos/Nicholas Carpinello/Robert Law	Incorporated by reference from the Current Report on Form 8-K filed August 22, 2013

10.10	Agreement, dated November 29, 2013, between One Horizon Group, Inc. and Newport Coast Securities, Inc.	Incorporated by reference from the Current Report on Form 8-K filed December 3, 2013

10.11	Director Agreement between the Company and Robert Vogler dated January 8, 2014	Incorporated by reference from the Current Report on Form 8-K filed January 13, 2014

10.12	Securities Purchase Agreement dated July 21, 2014	Incorporated by reference from the Current Report on Form 8-K filed on July 25, 2014

10.13	Form of Securities Purchase Agreement dated July 14, 2017	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 18, 2017

10.14	Form of Stock Purchase Agreement dated August 10, 2017 with Brian Collins, former CEO	Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed August 14, 2017

10.15	Amendment to Certain Transaction Documents dated August 15, 2014	Incorporated by reference from the Current Report on Form 8-K filed on August 8, 2014

10.16	Securities Purchase Agreement dated December 22, 2014	Incorporated by reference from the Current Report on Form 8-K filed on December 29, 2014

10.17	Agreement with Zhanming Wu for conversion of Convertible Debenture	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed September 8, 2017

10.18	Registration Rights Agreement dated December 22, 2014	Incorporated by reference from the Current Report on Form 8-K filed on December 29, 2014

10.19	Agreement with Mark White dated August 4, 2017 for Exchange of Series A-1 Preferred Stock	Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed September 8, 2017

10.20	Consulting Agreement dated October 17, 2017 with Bespoke Growth Partners, Inc.	Incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-3 (File No. 333-221300) filed October 17, 2017

10.21	Agreement dated December 6, 2017 with Maxim Group LLC	Incorporated by reference to Exhibit 10.21 to Annual Report on Form 10-K filed April 2, 2018

10.22	Agreement dated December 13, 2017 with First Choice International Company, Inc.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 19, 2017

10.23	Indemnification Agreement between the Company and Brian Collins	Incorporated by reference from the Annual Report on Form 10-K filed on April 1, 2015

10.24	Indemnification Agreement between the Company and Martin Ward dated	Incorporated by reference from the Annual Report on Form 10-K filed on April 1, 2015

10.25	Form of Securities Purchase Agreement dated July 14, 2017.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 18, 2017.

10.26	Exchange Agreement dated January 18, 2018 with Once In A Lifetime, LLC	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed January 24, 2018

10.27	Exchange Agreement dated February 26, 2018 with C-Rod, Inc.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed February 28, 2018

10.28†	Employment Agreement with Mark White	Incorporated by reference to Exhibit 10.28 to Annual Report on Form 10-K filed April 2, 2018

10.29†	Employment Agreement with Martin Ward	Incorporated by reference to Exhibit 10.29 to Annual Report on Form 10-K filed April 2, 2018

10.30†	2018 Equity Incentive Plan	Incorporated by reference to Exhibit 10.30 to Annual Report on Form 10-K filed April 2, 2018

10.31	Subscription Agreement with BK Consulting Group, LLC	Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-3 (Registration No. 333-225945) filed on June 28, 2018 and declared effective on August 7, 2018

10.32	Verified Complaint in the Wu Litigation	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 7, 2018

10.33	Exchange Agreement with stockholders of Banana Whale Studios Pte. Ltd.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on form 8-K filed on May 18, 2018

10.34	Escrow Agreement between the Company and the stockholders of Banana Whale Studios Pte. Ltd.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 10, 2018

10.35	Subscription Agreement with First Choice International Company, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-227247 ) filed on September 10, 2018 and declared effective on September 14, 2018

10.36	Settlement Agreement relating to the Wu Litigation	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-227971) filed on October 24, 2018 and declared effective on November 2, 2018

10.37	Exchange Agreement with Browning Productions & Entertainments, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 24, 2018

10.38	Subscription Agreement with Bespoke Growth Partners, Inc.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 21, 2018

10.39	Securities Purchase Agreement with First Choice International Company, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 19, 2018

10.40	Consulting Agreement with One Percent Investments, Inc.	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 10-Q filed on November 16, 2018

10.41	Securities Purchase Agreement with Bespoke Growth Partners, Inc.	Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 10-Q filed on November 16, 2018

10.42	Securities Purchase Agreement with BK Consulting Group, LLC.	Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 10-Q filed on November 16, 2018

10.43	Agreement dated as of February 4, 2019 relating to the Disposition of Banana Whale Studios Pte Ltd.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 5, 2019

10.44	Promissory Note of Banana Whale Studios Pte Ltd dated February 4, 2019.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 5, 2019

10.45	Pledge and Escrow Agreement dated as of February 4, 2019.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 5, 2019

10.46	Exchange Agreement dated as of February 20, 2019 with Maham LLC.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 21, 2019

10.47	Consulting Agreement with One Percent Investments, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 11, 2019

10.48	Equity Purchase Agreement entered into on August 5, 2019 and dated as of July 18, 2019, with Crown Bridge Partners, LLC	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 9, 2019

10.49	Registration Rights Agreement entered into on August 5, 2019 and dated as of July 18, 2019, with Crown Bridge Partners, LLC	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 9, 2019

10.50	Convertible promissory note issued to Bespoke Growth Partners, Inc. on July 11, 2019	Filed herewith.

Item 14.	Code of Ethics

14.1	Policy Statement on Business Ethics and Conflicts of Interest	Incorporated by reference from the Annual Report on Form 10-KSB for the year ended December 31, 2004, filed May 23, 2005

14.2	Insider Trading Policy	Incorporated by reference from the Registration Statement on Form S-1 filed February 5, 2015

Item 21.	Subsidiaries

21.1	Subsidiaries	Filed herewith.

Item 23.	Consents

Item 23.1	Consent of Cherry Bekaert, LLP	Filed herewith.

Item 23.2	Consent of Anthony L.G., PLLC (included in Exhibit 5.1)	Filed herewith

Item 24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)	Filed herewith

† Includes management contracts and compensation plans and arrangements